                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 2)


      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/  Preliminary Proxy Statement
      / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
      / /  Definitive Proxy Statement
      / /  Definitive Additional Materials
      / /  Soliciting Material Pursuant to Rule 14a-12

                              AMERICAN COIN MERCHANDISING, INC.
      ----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement if Other Than the
                                   Registrant)

Payment of Filing Fee (Check the appropriate box)

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1.  Title of each class of securities to which transaction applies:
         COMMON STOCK, PAR VALUE $.01 PER SHARE, OF AMERICAN COIN MERCHANDISING, INC.
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     2.  Aggregate number of securities to which transaction applies:
         6,535,722 SHARES OF COMMON STOCK AND OPTIONS TO PURCHASE 705,792 SHARES OF COMMON STOCK.
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     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         THE FILING FEE OF $11,781 WAS CALCULATED PURSUANT TO EXCHANGE ACT RULE 0-11(c)(1), AND IS THE PRODUCT OF MULTIPLYING (A) 1/50 OF 1% BY AN AMOUNT EQUAL TO (B) THE SUM OF (x) THE PRODUCT OF 6,535,722 SHARES OF COMMON STOCK MULTIPLIED BY $8.50 PER SHARE AND (y) THE AGGREGATE AMOUNT ANTICIPATED TO BE PAID TO CERTAIN PERSONS HOLDING OPTIONS TO PURCHASE SHARES OF COMMON STOCK IN CONSIDERATION OF THE CANCELLATION OF SUCH OPTIONS.
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     4.  Proposed maximum aggregate value of transaction:
         $58,902,577
         -----------------------------------------------------------------------
     5.  Total fee paid:
         $11,781
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
         -----------------------------------------------------------------------

     2.  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3.  Filing Party:
         -----------------------------------------------------------------------
     4.  Date Filed:
         -----------------------------------------------------------------------

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED JANUARY 11, 2002


                       AMERICAN COIN MERCHANDISING, INC.
                              5660 CENTRAL AVENUE
                               BOULDER, CO 80301
                                 (303) 444-2559


                                                              [Month Date], 2002


Dear Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of American Coin Merchandising, Inc. to be held at 5660 Central Avenue, Boulder, Colorado 80301 on [DAY], [DATE] at 10:00 a.m. local time.

    At the special meeting, American Coin's stockholders will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 9, 2001, by and among Crane Mergerco Holdings, Inc., a Delaware corporation, ("Crane"), Crane Mergerco Inc., a Delaware corporation, ("Merger Sub"), and American Coin, as it may be amended from time to time, providing for the merger of Merger Sub, a wholly owned subsidiary of Crane, with and into American Coin, with American Coin as the surviving corporation. Pursuant to the proposed merger, each stockholder will be entitled to receive $8.50 per share in cash, without interest, for each of that stockholder's shares of common stock of American Coin. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.

    American Coin's board of directors formed a special committee of disinterested directors to mitigate any conflict of interest in evaluating this merger proposal and other proposals, and to negotiate the proposals, including the terms of the merger agreement with Crane and Merger Sub and the related agreements.

    The members of the board of directors of American Coin, without the participation of Bruce W. Krysiak, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and declared the merger agreement advisable. The special committee and the board of directors believe that the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of American Coin's stockholders. Therefore, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its decision, the board of directors considered, among other things, the opinion of Batchelder & Partners, Inc., American Coin's financial advisor, that, as of September 9, 2001 and subject to the considerations set forth in the opinion, the $8.50 per share cash consideration to be received by American Coin's stockholders pursuant to the merger agreement was fair to American Coin's stockholders from a financial point of view. You should carefully read and consider the written opinion of Batchelder & Partners, Inc. dated September 9, 2001 that is attached as Annex B to this proxy statement.

    The proposed merger is an important decision for American Coin and its stockholders. The proposed merger cannot occur unless, among other things, the merger agreement is adopted by the affirmative vote of the holders of a majority of all outstanding shares of common stock of American Coin. Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote against adoption of the merger agreement and the transactions contemplated thereby.

    On behalf of the board of directors, I urge you to consider the enclosed materials carefully and, based on the recommendation of the special committee and the board of directors, recommend that you vote "FOR" adoption of the merger agreement and the transactions contemplated thereby.

                                          Sincerely,
                                          John A. Sullivan
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


This proxy statement and proxy are being mailed to American Coin's stockholders beginning about [Month Date], 2002.

         PRELIMINARY COPY SUBJECT TO COMPLETION, DATED JANUARY 11, 2002


                       AMERICAN COIN MERCHANDISING, INC.
                              5660 CENTRAL AVENUE
                               BOULDER, CO 80301
                                 (303) 444-2559


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2002


TO THE STOCKHOLDERS OF AMERICAN COIN MERCHANDISING, INC.:


    NOTICE IS HEREBY GIVEN that the special meeting of stockholders of American Coin Merchandising, Inc., a Delaware corporation, will be held on [DAY], [DATE], 2002 at 10:00 a.m. local time at American Coin's principal offices, located at 5660 Central Avenue, Boulder, Colorado 80301, for the following purposes:


    1. To consider and vote upon the Agreement and Plan of Merger, dated as of September 9, 2001, by and among Crane Mergerco Holdings, Inc., a Delaware corporation ("Crane"), Crane Mergerco Inc., a Delaware corporation ("Merger Sub") and American Coin, as it may be amended from time to time, and the transactions contemplated thereby.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


    The board of directors has fixed the close of business on January 9, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof. During the ten-day period prior to the special meeting, any stockholder may examine a list of American Coin's stockholders of record, for any purpose related to the special meeting, during ordinary business hours at American Coin's principal offices, 5660 Central Avenue, Boulder, Colorado 80301.


    Stockholders of American Coin who do not vote in favor of the merger agreement will have the right to dissent and to seek appraisal of the fair value of their shares if the merger is completed and these stockholders comply with the Delaware law procedures explained in the accompanying proxy statement.

    The merger is described in the accompanying proxy statement, which stockholders are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Annex A to the accompanying proxy statement.

                                          By Order of the Board of Directors
                                          W. John Cash
                                          SECRETARY


Boulder, Colorado
[Month Date], 2002


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................       1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................       6

Selected Consolidated Financial Data of American Coin.......      10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      12

INFORMATION CONCERNING THE SPECIAL MEETING..................      12

  Time, Place and Date......................................      12

  Purpose of the Special Meeting............................      12

  Record Date; Voting at the Meeting; Quorum................      13

  Required Vote.............................................      13

  Action to be Taken at the Special Meeting.................      14

  Proxy Solicitation........................................      14

THE PARTIES.................................................      15

  American Coin.............................................      15

  Crane.....................................................      15

  Merger Sub................................................      15

SPECIAL FACTORS.............................................      15

  Background of the Merger..................................      15

  Recommendation of the Special Committee and Board of
    Directors; Fairness of the Merger.......................      25

  Reasons for the Recommendation of the Special Committee
    and the Board of Directors..............................      25

    Special Committee.......................................      25

    Board of Directors of American Coin.....................      28

  Opinion of Financial Advisor to American Coin.............      29

    Proposed Consideration..................................      31

    Comparable Company Analysis.............................      32

    Comparable Transaction Analysis.........................      33

    Premiums Paid Analysis..................................      34

    Discounted Cash Flow Analysis...........................      34

  Crane's Purpose and Reason for the Merger.................      36

  Interests of Certain Persons in the Merger; Certain
    Relationships...........................................      37

    Directors of American Coin..............................      37

    Indemnification of Directors and Officers...............      38

    Management Employment Agreements........................      38

    Employee Benefits.......................................      38

    Stock Options...........................................      38

  Certain Effects of the Merger.............................      39

                                                                PAGE
                                                              --------
  Conduct of the Business of American Coin if the Merger is
    not Consummated.........................................      40

  Accounting Treatment......................................      40

  Financing of the Merger...................................      40

    Senior Secured Revolving Credit and Term Loan
     Facility...............................................      40

    Subordinated Credit Facility............................      41

    Equity Contributions....................................      42

  Regulatory Requirements; Third-party Consents.............      42

  Material Federal Income Tax Consequences of the Merger....      43

    Treatment of Holders of Common Stock....................      43

    Backup Withholding......................................      44

  Fees and Expenses.........................................      44

  Delisting and Deregistration of American Coin Common
    Stock...................................................      45

  Trust Preferred Securities................................      45

THE MERGER AGREEMENT........................................      45

  The Merger; Merger Consideration..........................      45

  Payment for Shares of Common Stock........................      46

  Transfers of Common Stock.................................      47

  Treatment of Stock Options................................      47

  Conditions................................................      47

  Representations and Warranties............................      48

  Covenants.................................................      50

  Acquisition Proposals.....................................      52

  Termination...............................................      52

  Limitation of Liability...................................      52

  Fees and Expenses.........................................      53

  Consequences of Termination; Expense Reimbursement........      53

  Consequences of Termination; Termination or Break Up
    Fee.....................................................      53

  Amendment/Waiver..........................................      53

THE VOTING AGREEMENTS.......................................      54

DISSENTERS' RIGHTS OF APPRAISAL.............................      54

MARKET FOR THE COMMON STOCK.................................      58

  Common Stock Market Price Information; Dividend
    Information.............................................      58

  Common Stock Purchase Information.........................      58

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      58

AMERICAN COIN DIRECTORS AND MANAGEMENT......................      62

INDEPENDENT AUDITORS........................................      63

STOCKHOLDER PROPOSALS.......................................      63

                                                                PAGE
                                                              --------
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................      63

OTHER BUSINESS..............................................      64

AVAILABLE INFORMATION.......................................      64

ANNEX A--Agreement and Plan of Merger, dated as of
  September 9, 2001, by and among Crane Mergerco
  Holdings, Inc., Crane Mergerco Inc., and American Coin
  Merchandising, Inc........................................     A-1

ANNEX B--Opinion of Batchelder & Partners, Inc..............     B-1

ANNEX C--Section 262 of the Delaware General Corporate Law
  Relating to Dissenters' Rights............................     C-1

                               SUMMARY TERM SHEET

    This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the exhibits. The term "Crane" refers to Crane Mergerco Holdings, Inc., the term "Merger Sub" refers to Crane Mergerco Inc, the terms "we", "us" and "our" refer to American Coin, and the terms "you" and "your" refer to stockholders of American Coin.


- THE MERGER. We have entered into a merger agreement that provides for the merger of American Coin with Crane's wholly owned subsidiary, Merger Sub, with American Coin as the surviving corporation. See "The Merger Agreement" beginning on page 45.



- PAYMENT. In the merger, all shares of American Coin common stock other than those held by stockholders who dissent and seek appraisal of the fair value of their shares in compliance with Delaware law will be converted into the right to receive $8.50 per share in cash, without interest. Stockholders who dissent and seek appraisal of the fair value of their shares in compliance with Delaware law will not be entitled to receive the merger consideration. See "The Merger Agreement" beginning on page 45; and "Dissenters' Rights of Appraisal" beginning on page 54.



- AMERICAN COIN. We and our franchisees own and operate more than 26,000 coin-operated amusement vending machines throughout the United States. Our amusement vending machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations. For additional information concerning American Coin, see "Where Stockholders Can Find More Information" beginning on page 63 and "Available Information" beginning on page 64.


- CRANE AND MERGER SUB. Crane Mergerco Holdings, Inc. and Crane Mergerco Inc. were both incorporated in Delaware on September 4, 2001. Neither company has been engaged in any business activities other than those in connection with the merger. See "The Parties" beginning on page 15.


- VOTING AGREEMENTS. John A. Sullivan, Randall J. Fagundo, Richard D. Jones, J. Gregory Theisen and Richard P. Bermingham, directors of American Coin, have entered into voting agreements with Crane whereby they have agreed to vote all of their shares of American Coin common stock in favor of the adoption of the merger agreement, the approval of the merger and in favor of each of the actions contemplated by the merger agreement. These directors currently hold 1,437,037 shares of American Coin common stock or approximately 22% of the total number of issued and outstanding shares of American Coin common stock as of January 9, 2002. See "Information Concerning the Special Meeting--Required Vote" beginning on page 13; and "The Voting Agreements" beginning on page 54.



- STOCKHOLDER VOTE. You are being asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of American Coin's common stock. As of December 31, 2001, American Coin has 6,537,629 shares of common stock outstanding. After giving effect to the shares to be voted pursuant to the voting agreements, the affirmative vote of an additional 1,831,778 shares is required to satisfy the voting requirement. See "Information Concerning the Special Meeting" beginning on page 12.



- THE SPECIAL MEETING. A special meeting of the stockholders of American Coin will be held at 10:00 a.m. local time, on [Day], [Date], 2002 at our principal offices located at 5660 Central Avenue, Boulder, Colorado 80301. At the special meeting, stockholders will be asked to consider and vote on a proposal to adopt the merger agreement described in this proxy statement. Only holders of shares of American Coin common stock who are holders at the close of business on the record date, January 9, 2002, will be entitled to notice of, and to vote at, the special meeting.



- INTERESTS OF CERTAIN PERSONS IN THE MERGER. Bruce W. Krysiak, one of the members of our board of directors, has a minority interest in Knightsbridge Holdings, LLC d/b/a Krysiak Navab & Company.

  Knightsbridge holds an interest in Crane, which is controlled by Wellspring Capital Management LLC. Due to this conflict, Mr. Krysiak was not involved in, or consulted regarding American Coin's process of considering its strategic alternatives, discussing potential transactions with third parties, including Crane, negotiating the terms of the merger agreement with Crane or the meetings of the board of directors or special committee to consider and approve the merger agreement once Knightsbridge first indicated its interest in pursuing a strategic transaction with American Coin on May 16, 2001. John
  A. Sullivan serves as chairman of American Coin's board of directors and is also employed by Relational Investors, an affiliate of Batchelder & Partners, American Coin's financial advisor regarding the merger. Batchelder & Partners will receive a fee of approximately $1,250,000 for services rendered in connection with the proposed merger, which is contingent upon the consummation of the merger. Mr. Sullivan was a member of the special committee, and participated in special committee and board discussions and votes regarding the merger. Mr. Sullivan is also party to a consulting agreement with American Coin regarding his service as a member of American Coin's board of directors through December 31, 2003. Mr. Sullivan will not serve on American Coin's board of directors following the consummation of the merger. Accordingly, assuming the consulting agreement is terminated in January, 2002, Mr. Sullivan will receive accelerated payment of approximately $200,000 payable under this agreement in one lump sum within thirty days of termination. Other than the cash consideration received by other stockholders and holders of American Coin stock options and accelerated payment under the consulting agreement, Mr. Sullivan will receive no financial benefit in connection with the merger. See "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships" beginning on page 37; and "Special Factors--Background of the Merger" beginning on page 15.



- TREATMENT OF STOCK OPTIONS. American Coin stock option holders will be entitled to receive, for each stock option, an amount in cash equal to the excess, if any, of $8.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, whether or not then vested or exercisable. See "The Merger Agreement--Treatment of Stock Options" beginning on page 47.



- MANAGEMENT. It is expected that American Coin management in general, will continue as management of American Coin as the surviving corporation. See "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships" beginning on page 37.



- SPECIAL COMMITTEE. To eliminate any actual or potential conflict of interest in evaluating, negotiating and recommending the merger and the terms of the merger agreement with Crane and Merger Sub, our board of directors formed a special committee of directors on August 3, 2001. The special committee consists solely of independent directors who are not officers or employees of American Coin and who have no financial interest in the merger different from our stockholders generally, except as holders of American Coin stock options, and except that Mr. John A. Sullivan, who was formerly employed by Batchelder & Partners, American Coin's financial advisor regarding the merger, is currently employed by an affiliate of Batchelder & Partners. The members of the special committee are Messrs. John A. Sullivan, chairman of the special committee, Richard D. Jones, J. Gregory Theisen and Richard P. Bermingham. See "Special Factors--Background of the Merger" beginning on page 15; and " Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" beginning on page 25.


- FAIRNESS OF THE MERGER. Based in part upon the unanimous recommendation of the special committee, our board of directors has determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, our stockholders. In reaching the conclusion that the terms of the merger and the merger agreement are fair to, and in the best interests of, our stockholders, the special committee and the board of directors considered the following factors, among others:

    - the fact that the board of directors working with American Coin's financial advisors solicited proposals from several persons it believed might be interested in pursuing a strategic transaction with American Coin;

    - the comparison of the merger to other acquisition proposals and our other strategic alternatives, including remaining an independent public company;

    - the fact that the $8.50 per share to be paid to stockholders in the merger represents a premium of approximately 42% over the $5.96 closing sale price for the shares of American Coin common stock on the Nasdaq SmallCap Market on September 7, 2001, the last trading day before American Coin announced the merger agreement;

    - the oral opinion (later confirmed in writing dated September 9) of Batchelder & Partners, our financial advisor, that as of September 9, 2001, the cash consideration to be received by our stockholders is fair, from a financial point of view, to our stockholders; and

    - the likelihood that the merger would be consummated.


See "Special Factors--Reasons for the Recommendation of the Special Committee and the Board of Directors" beginning on page 25; and "Special Factors--Opinion of Financial Advisor to American Coin" beginning on page 29.



- OPINION OF FINANCIAL ADVISOR. In deciding to approve the terms of the merger agreement and the merger, one factor the board of directors and the special committee considered was the opinion of our financial advisor, Batchelder & Partners. Batchelder & Partners rendered an opinion to the board of directors that, as of September 9, 2001, and subject to the considerations set forth in the opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to American Coin's stockholders, from a financial point of view. The full text of Batchelder & Partners' opinion, dated September 9, 2001, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion, and circumstances where the opinion should not be relied upon, is attached as Annex B to this proxy statement. See "Special Factors--Opinion of Financial Advisor to American Coin" beginning on page 29.



- MERGER FINANCING. Crane and Merger Sub estimate that approximately $115.4 million will be necessary to complete the merger, refinance certain of American Coin's current indebtedness and pay related fees and expenses. American Coin, Crane and Merger Sub expect this amount to be funded through a combination of new debt facilities and equity contributions. In particular, Crane and Merger Sub expect to obtain up to $60 million from new senior secured revolving credit and term loan facilities, up to $35 million from a new subordinated credit facility and up to $32 million from equity contributions. American Coin, Crane and Merger Sub expect to use the proceeds from these financings to pay the merger consideration, complete the refinancing, pay related costs and expenses of the merger and for working capital and general corporate purposes. See "Special Factors--Financing of the Merger" beginning on page 40.


- CONDITIONS. The merger is conditioned upon the adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock. Other conditions to the merger include:

    - the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976;

    - the absence of any restraining order, rule or law prohibiting the merger;

    - there having been no changes with respect to American Coin and no events having occurred since the date of the merger agreement that have had a material adverse effect with respect to American Coin;

    - the absence of any pending litigation seeking to restrain or prohibit the merger;

    - the material accuracy of the representations and warranties contained in the merger agreement as of September 9, 2001;

    - as of the date of consummation of the merger, the circumstances giving rise to any inaccuracies in the representations and warranties contained in the merger agreement not constituting a material adverse effect with respect to American Coin;

    - obtaining all material consents and approvals required to be obtained by American Coin pursuant to the merger agreement;

    - the parties to the merger agreement having performed or complied with all of their obligations required to be performed under the merger agreement; and

    - holders of not more than 7.5% of the outstanding shares of our common stock exercising appraisal rights.


See "The Merger Agreement--Conditions" beginning on page 47.


- ACQUISITION PROPOSALS; AGREEMENT NOT TO SOLICIT. Under the terms of the merger agreement, we have agreed not to solicit any alternative acquisition proposals and not to consider any alternative acquisition proposals unless certain conditions, including the following, are met:

    - such proposal was not solicited;

    - our board of directors determines in good faith that the alternative acquisition proposal is more favorable to our stockholders than the proposed merger with Crane and Merger Sub; and

    - our board of directors concludes that a failure to consider such alternative acquisition proposal would be reasonably likely to constitute a breach of its fiduciary duties to our stockholders.

- TERMINATION OF THE MERGER AGREEMENT. The parties may mutually agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated for a number of reasons, including:

    - by either Crane or American Coin if the merger is not completed on or before March 29, 2002;

    - by Crane or American Coin if there shall be enacted any law that makes consummation of the merger illegal, or any court of competent jurisdiction shall have issued a non-appealable permanent injunction prohibiting the merger;

    - by Crane or American Coin if the other party has breached any representation or warranty or failed to perform any covenant in a manner such that the closing conditions in the merger agreement related thereto cannot be satisfied, subject to each party's right to cure such breach;

    - by Crane or American Coin if our stockholders do not adopt the merger by the required stockholder vote;

    - by Crane if holders of greater than 7.5% of our common stock have properly demanded appraisal rights under Delaware corporate law; and

    - by Crane or American Coin if American Coin's board of directors withdraws, amends or modifies its recommendation of the merger or accepts or recommends an alternative acquisition proposal.


See "The Merger Agreement--Termination" beginning on page 52.


- CONSEQUENCES OF TERMINATION; EXPENSE REIMBURSEMENT. We are obligated to reimburse Crane for up to a maximum of $1,250,000 of its and Merger Sub's actual and reasonable, documented, third-party, out of pocket fees and expenses that have been paid or that may become payable by or on behalf of Crane or Merger Sub in connection with the merger if the merger agreement is terminated by the following parties for any of the following reasons:

    - by Crane or American Coin if our stockholders do not adopt the merger by the required stockholder vote;

    - by Crane if holders of greater than 7.5% of our common stock shall have properly demanded appraisal rights under Delaware corporate law; or

    - by Crane or American Coin if our board of directors withdraws, amends or modifies its recommendation of the merger or accepts or recommends an alternative acquisition proposal.


See "The Merger Agreement--Consequences of Termination; Expense Reimbursement" beginning on page 53.


CONSEQUENCES OF TERMINATION; TERMINATION OR BREAK UP FEE. We will also be required to pay to Crane an additional amount equal to $1,150,000 if all of the following conditions are met:

    - the merger agreement is terminated either (1) for any of the reasons listed above that trigger our obligation to reimburse Crane for certain of its expenses or (2) due to a breach of any representation, warranty or covenant by American Coin in a manner such that the closing conditions in the merger agreement related thereto cannot be satisfied;

    - we shall have received, prior to such termination, an alternative acquisition proposal that is more favorable to our stockholders than the proposed merger with Crane and Merger Sub; and

    - within nine months of such termination, we consummate an alternative acquisition transaction with a party other than Crane, Merger Sub or their respective affiliates.


    See "The Merger Agreement--Consequences of Termination; Termination or Break Up Fee" beginning on page 53.



- TAX CONSEQUENCES. The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. See "Special Factors--Material Federal Income Tax Consequences of the Merger" beginning on page 43.



- AFTER THE MERGER. Upon completion of the merger, American Coin as the surviving corporation will be a privately held corporation, wholly owned by Crane. There will be no public market for shares of American Coin common stock and such shares will cease to be traded on the Nasdaq SmallCap Market. Registration of American Coin common stock under the Securities Exchange Act of 1934 will be terminated. Upon completion of the merger, American Coin's trust preferred securities will remain outstanding and will continue to be listed on the American Stock Exchange. So long as the trust preferred securities remain listed on the American Stock Exchange, American Coin will continue to be a reporting company under the Securities Exchange Act of 1934 even though American Coin's common stock will no longer trade on the Nasdaq SmallCap Market and all of its common stock will be privately held. See "Special Factors--Certain Effects of the Merger" beginning on page 39.



- DISSENTERS' RIGHTS OF APPRAISAL. Any stockholder who does not wish to accept $8.50 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) stockholders must NOT vote in favor of the merger agreement, and
  (2) stockholders must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement. Merely voting against the merger agreement will not preserve a stockholder's right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders' right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of a stockholder's right of appraisal. See "Dissenters' Rights of Appraisal" beginning on page 54.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: Crane will acquire American Coin by merging Merger Sub, a wholly owned subsidiary of Crane, into American Coin with American Coin as the surviving corporation. As a result of the merger, each outstanding share of American Coin common stock will be converted into the right to receive $8.50 per share in cash, without interest, and each outstanding share of Merger Sub common stock will be converted into a share of common stock of the surviving corporation.

Q: WHO ARE CRANE AND MERGER SUB?

A: Crane, a company controlled by Wellspring Capital Management LLC, is a newly formed corporation that was organized for the purpose of consummating the merger. Merger Sub is a newly formed corporation, wholly owned by Crane, which was specifically created for the purpose of consummating the merger. Crane and Merger Sub have no business operations other than those in connection with the merger. For a more detailed discussion of Crane and Merger Sub, see the section entitled "The Parties--Crane" and "The Parties--Merger Sub" beginning on page 15.

Q: WHAT WILL STOCKHOLDERS RECEIVE IN THE MERGER?

A: Stockholders of American Coin (other than American Coin and stockholders who dissent and seek appraisal of the fair value of their shares) will be entitled to receive $8.50 in cash, without interest, for each of their shares of American Coin common stock.

Q: WHAT WILL HOLDERS OF AMERICAN COIN STOCK OPTIONS RECEIVE IN THE MERGER?

A: Holders of American Coin stock options will be entitled to receive a cash payment equal to the excess, if any, of $8.50 over the exercise price of such option multiplied by the number of shares of common stock subject to such option, whether or not then vested or exercisable.

Q: WILL CONSUMMATION OF THE MERGER TRIGGER MY RIGHTS UNDER AMERICAN COIN'S STOCKHOLDER RIGHTS PLAN OR "POISON PILL?"

A: No. American Coin has amended its stockholder rights plan or "poison pill" to render the rights under the plan inapplicable to the merger and the transactions contemplated by the merger agreement.

Q: HAS THE WAITING PERIOD UNDER THE HART SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 EXPIRED?

A: Yes. The waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 has expired. However, the merger can still be challenged on antitrust grounds notwithstanding the expiration of the waiting period.

Q: DOES THE AMERICAN COIN BOARD OF DIRECTORS RECOMMEND ADOPTION OF THE MERGER PROPOSAL?


A: Yes. After careful consideration, the American Coin board of directors recommends that stockholders vote "FOR" the merger proposal on the enclosed proxy card. For a more complete description of the recommendation of the American Coin board of directors, see the section entitled "Special Factors--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page 25.


Q: HOW DID THE BOARD OF DIRECTORS MAKE SURE THE PRICE PER SHARE STOCKHOLDERS WILL RECEIVE IN THE PROPOSED MERGER IS FAIR TO EACH STOCKHOLDER?


A: Over the course of several months, American Coin's board of directors, working with American Coin's financial and legal advisors, solicited proposals from persons who they believed might be interested in acquiring American Coin. American Coin received several proposals, the more favorable of which were evaluated by a special committee, consisting of four disinterested directors, formed for this purpose. The special committee had American Coin's legal and financial advisors assist it in the consideration of these proposals, including the one submitted by Crane and accepted by the special committee, as well as American Coin's other strategic alternatives. Prior to entering into the merger agreement with Crane, American Coin received a proposal for $9.00 per share. Despite receiving the

$9.00 proposal, the special committee believed that the offer from Crane, when considering all relevant factors, including the purchase price being offered, the viability and certainty of the financing structure and the likelihood that the acquisition would close, presented the most attractive alternative to American Coin's stockholders. The special committee and the board of directors received from Batchelder & Partners, American Coin's financial advisor, an oral opinion which was later confirmed in writing, that, as of the opinion's date and subject to the considerations set forth in the opinion, the $8.50 per share cash consideration to be paid to American Coin stockholders pursuant to the merger agreement was fair to American Coin stockholders from a financial point of view. The special committee and the board of directors considered this opinion in recommending that stockholders vote for the merger proposal. For more information regarding the process by which the board of directors accepted Crane's proposal, the factors considered by the board of directors and the special committee and the financial advisor's opinion and its underlying analyses, see "Special Factors--Background of the Merger" beginning on page 15; "Special Factors--Reasons for the Recommendations of the Special Committee and the Board of Directors beginning on page 25; and "Special Factors--Opinion of Financial Advisor to American Coin" beginning on page 29.


Q: SINCE A MEMBER OF THE BOARD OF DIRECTORS HAS AN INDIRECT INTEREST IN CRANE, WHAT CONFLICTS OF INTEREST DOES THE BOARD OF DIRECTORS HAVE IN RECOMMENDING ADOPTION OF THE MERGER AGREEMENT?


A: Bruce W. Krysiak, one of the six members of the board of directors, has a conflict of interest in recommending adoption of the merger agreement because he has a minority interest in Knightsbridge Holdings, LLC d/b/a Krysiak Navab & Company. Knightsbridge holds an interest in Crane, which is controlled by Wellspring Capital Management LLC. If the merger occurs, Mr. Krysiak, through his ownership in Knightsbridge, will have an indirect interest in American Coin's common stock following the merger and as a result he will receive the benefit of any future earnings, growth and increased value of American Coin, while other American Coin stockholders will no longer receive any such benefit. Due to this conflict, Mr. Krysiak was not involved in or consulted with respect to American Coin's process of considering its strategic alternatives, discussing potential transactions with third parties, including Crane, negotiating the terms of the merger agreement with Crane or the meetings of the board of directors or special committee to consider and approve the merger agreement once Knightsbridge indicated its interest in pursuing a strategic transaction with American Coin in May 2001. The board of directors sought to further counteract this conflict of interest by basing its recommendation on the unanimous recommendation of the special committee. For more information regarding conflicts of interest with respect to the merger, see the section entitled "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships" on page 37.


Q: DO ANY OTHER MEMBERS OF THE BOARD OF DIRECTORS HAVE CONFLICTS OF INTEREST IN RECOMMENDING ADOPTION OF THE MERGER AGREEMENT?


A: Yes. John A. Sullivan serves as chairman of American Coin's board of directors and is also employed by Relational Investors, an affiliate of Batchelder & Partners, American Coin's financial advisor regarding the merger. Batchelder & Partners will receive a fee of approximately $1,250,000 for services rendered in connection with the proposed merger, which is contingent upon the consummation of the merger. Mr. Sullivan was the chairman of the special committee, and participated in special committee and board discussions and votes regarding the merger. Mr. Sullivan is also party to a consulting agreement with American Coin regarding his service as a member of American Coin's board of directors through December 31, 2003. Mr. Sullivan will not serve on American Coin's board of directors following the consummation of the merger. Accordingly, assuming the consulting agreement is terminated in January, 2002, Mr. Sullivan will receive accelerated payment of approximately $200,000 payable under this agreement in one lump sum within thirty days of termination. Other than the cash consideration received by other stockholders and holders of American Coin stock options and accelerated payment under the consulting agreement, Mr. Sullivan will receive no financial benefit in connection with the merger. See "Special Factors--Interests of Certain Persons in the Merger; Certain

Relationships" beginning on page 37; and "Special Factors--Background of the Merger" beginning on page 15.


Q: WHO ARE THE MEMBERS OF THE SPECIAL COMMITTEE?


A: The special committee consists of Messrs. John A. Sullivan, Richard D. Jones,
J. Gregory Theisen and Richard P. Bermingham. All of the members of the special committee are non-employee members of American Coin's board of directors. The special committee was appointed to review, consider and make recommendations to the board of directors regarding potential strategic transactions involving American Coin. To review the factors considered by the special committee and the board of directors in approving the merger agreement, see the section entitled "Special Factors--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger" beginning on page 25.


Q: WHAT ARE THE DISADVANTAGES TO STOCKHOLDERS OF MERGING AMERICAN COIN WITH MERGER SUB?

A: Following the proposed merger, the holders of American Coin's common stock will no longer benefit from any future earnings, growth or increased value of American Coin.

Q: WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?


A: The holders representing a majority of all outstanding shares of American Coin's common stock must vote to adopt the merger agreement. Certain of American Coin's board members have entered into voting agreements with Crane whereby they have agreed to vote their shares of American Coin common stock in favor of the adoption of the merger agreement. These stockholders hold, in the aggregate, 1,437,037 shares representing approximately 22% of the total number of issued and outstanding shares as of January 9, 2002.


Q: WHAT DO STOCKHOLDERS NEED TO DO NOW?


A: American Coin urges each stockholder to read this proxy statement, including its appendices, carefully, and to consider how the merger proposal will affect that stockholder. Stockholders also may want to review the documents referenced under "Where Stockholders Can Find More Information" on page 63 and consult with their accounting, legal and tax advisors. Each stockholder should then mark their vote on, sign, date and mail their proxy card in the enclosed return envelope as soon as possible, so that their shares may be represented at the special meeting.


Q: WHAT RIGHTS DO STOCKHOLDERS HAVE IF THEY OPPOSE THE MERGER?


A: Stockholders who oppose the merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the Delaware law procedures explained in the section entitled "Dissenters' Rights of Appraisal" beginning on page 54 and in Annex C to this proxy statement.


Q: WHO CAN VOTE ON THE MERGER?


A: All stockholders of record as of the close of business on January 9, 2002 will be entitled to notice of, and to vote at, the special meeting to adopt the merger agreement and the transactions contemplated thereby.


Q: SHOULD STOCKHOLDERS SEND THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, American Coin will send stockholders a transmittal form and written instructions for exchanging their stock certificates.

Q: HOW DO STOCKHOLDERS VOTE THEIR SHARES?

A: Each stockholder may indicate how they want to vote on their proxy card and then sign and mail their proxy card in the enclosed return envelope as soon as possible so that their shares may be represented at the American Coin special meeting. Stockholders may also attend the American Coin special meeting in person instead of submitting a proxy.

If stockholders fail to vote in favor of the merger proposal using any of the permitted methods of voting, or if stockholders mark their proxy "abstain," the effect will be the same as a vote "against" the merger proposal. IF STOCKHOLDERS SIGN AND SEND IN THEIR PROXY WITHOUT INDICATING HOW THEY WANT TO VOTE, THEIR PROXY WILL BE COUNTED AS A VOTE FOR THE MERGER PROPOSAL UNLESS THEIR SHARES ARE HELD IN A BROKERAGE ACCOUNT.

Q: IF A STOCKHOLDER'S SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL THAT STOCKHOLDER'S BROKER VOTE THOSE SHARES FOR THE STOCKHOLDER?

A: No. Brokers will NOT be able to vote a stockholder's shares without instructions from that stockholder on how to vote. Therefore, it is important that stockholders follow the directions provided by their broker regarding how to instruct that broker to vote their shares. A stockholder's failure to provide its broker with instructions will have the same effect as a vote "against" the merger proposal.

Q: MAY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXY CARD?

A: Yes. Stockholders may change their vote at any time before the vote takes place at the American Coin special meeting. To do so, stockholders may either complete and submit a new proxy card or send a written notice stating that they would like to revoke their proxy. The last recorded vote in person or by proxy will be what is counted at the meeting. In addition, stockholders may attend the special meeting and vote in person. However, if stockholders elect to vote in person at the special meeting and hold their shares in an account with a broker, bank or other nominee, they must obtain from such broker, bank or nominee as the record holder a proxy issued in their name.

Q: WHEN AND WHERE IS THE AMERICAN COIN SPECIAL MEETING?


A: The American Coin special meeting of stockholders will be held at 10:00 a.m. local time, on [Day], [Date], 2002 at the principal offices of American Coin located at 5660 Central Avenue, Boulder, Colorado 80301.


Q: WHEN DOES AMERICAN COIN EXPECT THE MERGER TO BE COMPLETED?

A: American Coin is working toward completing the merger as quickly as possible. If the merger agreement is adopted and the other conditions to the merger are satisfied, American Coin expects to complete the merger shortly after the special meeting.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS?


A: Stockholders will generally recognize capital gain or loss, measured by the difference between the cash they receive in the merger and their adjusted tax basis in their American Coin shares surrendered. This gain or loss will be long term capital gain or loss if stockholders have held their American Coin shares more than one year at the effective time of the merger. To review the federal income tax consequences to stockholders in greater detail, see the section entitled "Special Factors--Material Federal Income Tax Consequences of the Merger" on page 43.


TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO A STOCKHOLDER WILL DEPEND ON THE FACTS OF SUCH STOCKHOLDER'S SITUATION. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO THEM.

Q: WHAT WILL HAPPEN TO AMERICAN COIN'S TRUST PREFERRED SECURITIES?

A: American Coin anticipates that its trust preferred securities will remain outstanding and will continue to trade on the American Stock Exchange under the symbol ACM^A following the consummation of the merger. So long as the trust preferred securities remain listed on the American Stock Exchange, American Coin will continue to be a reporting company under the Securities Exchange Act of 1934.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: American Coin does not expect that any other matters will be voted upon at the special meeting.

Q: WHO MAY STOCKHOLDERS CONTACT WITH ANY ADDITIONAL QUESTIONS?

A: If stockholders have more questions about the merger or would like additional copies of this proxy statement, they should contact W. John Cash, Secretary of American Coin, at (303) 444-2559.

             SELECTED CONSOLIDATED FINANCIAL DATA OF AMERICAN COIN

    The following table sets forth selected consolidated financial data for American Coin and its subsidiaries as of and for each of the five fiscal years in the period ended December 31, 2000, and for the nine month periods ended September 30, 2000 and September 30, 2001. No separate financial information is provided for Crane or Merger Sub since each is a special purpose entity formed in connection with the proposed merger and has no independent operations. No pro forma data giving effect to the proposed merger is provided because American Coin does not believe such information is material to stockholders in evaluating the proposed merger and merger agreement because (1) the proposed merger consideration is all cash and (2) if the proposed merger is completed, the common stock of American Coin would cease to be publicly traded.

    The financial information for American Coin as of and for each of the five fiscal years in the period ended December 31, 2000 has been derived from the consolidated financial statements of American Coin, which have been audited by KPMG LLP. The financial information for American Coin for the nine month periods ended September 30, 2000 and September 30, 2001, has been derived from the unaudited consolidated financial statements of American Coin which, in the opinion of American Coin's management, include all adjustments necessary for a fair presentation of American Coin's financial position and results of operations. All such adjustments, except for acquisition transaction costs, are of a normal recurring nature. The results of operations for the nine month period ended September 30, 2001, are not necessarily indicative of the results that may be achieved for the full fiscal year, and cannot be used to indicate financial performance for the entire year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements of American Coin and the notes thereto included in American Coin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and Quarterly Report on Form 10-Q for the nine month period ended September 30, 2001, copies of which are enclosed with this proxy statement.

    On June 30, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations", effective January 1, 2002, which among other provisions goodwill (costs in excess of assets acquired) will no longer be amortized. The amortization of costs in excess of assets acquired was $1.0 million for the nine-month periods ended September 30, 2001 and 2000, and $2.0 million and $1.9 million for the years ended Decmeber 31, 2000 and 1999, respectively and $1.3 million for the year ended December 31, 1998. Amortization of costs in excess of assets acquired prior to 1998 is not presented because significant acquisitions occured in 1998.

    In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, American Coin will recognize a gain or loss on settlement. American Coin does not expect the impact of adopting SFAS 143 to be significant.

    On October 3, 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement. SFAS 144 also supersedes the accounting and reporting provisions of APB

Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. American Coin does not expect the impact of adopting SFAS 144 to be significant.

                                                                                                    NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            ----------------------------------------------------   -------------------
                                              1996       1997       1998       1999       2000       2000       2001
                                            --------   --------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS EXCEPT PER SHARE AND SHOPPES DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Vending.................................  $30,439    $ 52,866   $ 92,854   $115,835   $127,076   $ 93,252   $102,673
  Franchise and other.....................    7,828       6,218      4,857      4,630      2,681      2,057      1,717
                                            -------    --------   --------   --------   --------   --------   --------
  Total revenue...........................   38,267      59,084     97,711    120,465    129,757     95,309    104,390
                                            -------    --------   --------   --------   --------   --------   --------
Cost of revenue:
  Vending.................................   21,283      37,506     66,070     84,997     93,315     68,407     77,341
  Franchise and other.....................    5,659       3,967      3,108      3,104      1,936      1,350      1,427
                                            -------    --------   --------   --------   --------   --------   --------
  Total cost of revenue...................   26,942      41,473     69,178     88,101     95,251     69,757     78,768
                                            -------    --------   --------   --------   --------   --------   --------
  Gross profit............................   11,325      17,611     28,533     32,364     34,506     25,552     25,622
General and administrative expenses.......    7,053      10,314     19,413     25,668     25,080     18,687     19,528
Write off of costs in excess of assets
  acquired, severance and other costs.....       --          --         --      7,536         --         --         --
                                            -------    --------   --------   --------   --------   --------   --------
  Operating earnings (loss)...............    4,272       7,297      9,120       (840)     9,426      6,865      6,094
Interest expense, net.....................      375         612      3,368      6,866      7,775      5,847      5,021
                                            -------    --------   --------   --------   --------   --------   --------
  Earnings (loss) before income taxes and
    extraordinary loss....................    3,897       6,685      5,752     (7,706)     1,651      1,018      1,073
Income tax benefit (expense)..............   (1,311)     (2,256)    (1,854)     3,200       (627)      (388)      (408)
                                            -------    --------   --------   --------   --------   --------   --------
  Earnings (loss) before extraordinary
    loss..................................    2,586       4,429      3,898     (4,506)     1,024        630        665
Extraordinary loss on debt refinancing,
  net of income tax benefit of $101.......       --          --         --         --        165         --         --
                                            -------    --------   --------   --------   --------   --------   --------
Net earnings (loss).......................  $ 2,586    $  4,429   $  3,898   $ (4,506)  $    859   $    630   $    665
                                            =======    ========   ========   ========   ========   ========   ========
Basic earnings (loss) per share...........  $  0.51    $   0.80   $   0.60   $  (0.70)  $   0.13   $   0.10   $   0.10
Diluted earnings (loss) per share.........  $  0.48    $   0.78   $   0.58   $  (0.70)  $   0.13   $   0.10   $   0.10
Basic weighted average common shares......    5,092       5,565      6,467      6,475      6,493      6,488      6,523
Diluted weighted average common shares....    5,417       5,694      6,713      6,475      6,493      6,488      6,672

BALANCE SHEET DATA:
Working capital...........................  $ 2,914    $  3,626   $  9,235   $  9,367   $    691   $(44,616)  $  4,123
Total assets..............................   19,758      37,077    111,782    104,134    107,907    106,404    106,850
Short-term debt and current portion of
  long-term debt..........................    1,109       1,619      2,155      2,463      7,233     50,847      7,382
Long-term debt, excluding current
  portion.................................    5,059       1,292     50,310     50,230     44,224        187     41,552
Company obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely junior subordinated
  debentures..............................       --          --     15,492     15,542     15,593     15,580     15,631
Total stockholders' equity................   11,676      30,092     33,648     29,154     30,089     29,840     30,811

NUMBER OF SHOPPES:
Company operations........................    3,967       6,166     10,671     11,186     12,744     12,831     13,142
Franchise operations......................    3,981       3,952      1,998      1,878      1,724      1,798      1,420
                                            -------    --------   --------   --------   --------   --------   --------
  Total...................................    7,948      10,118     12,669     13,064     14,468     14,629     14,562
                                            =======    ========   ========   ========   ========   ========   ========

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to American Coin that are based on the beliefs of management as well as assumptions made by and information currently available to American Coin. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of American Coin with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include the ability of American Coin to obtain stockholder approval, the satisfaction of the closing conditions in the merger agreement, and the ability of the parties to consummate the merger. Many factors could cause the actual results, performance or achievements of American Coin to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

    - delays in receiving required regulatory and other approvals;

    - the ability of Crane to obtain funding necessary to consummate the proposed merger;

    - the failure of stockholders to adopt the merger agreement;

    - general economic or market conditions;

    - changes in business strategy;

    - competitive conditions in American Coin's markets;

    - operating restrictions and costs associated with governmental regulations and

    - various other factors, both referenced and not referenced, in this proxy statement.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. American Coin does not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements.

                   INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE AND DATE


    This proxy statement is furnished in connection with the solicitation by American Coin's board of directors of proxies from the holders of shares of common stock, par value $.01 per share, of American Coin for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on [Day] [Date] 2002, at the principal offices of American Coin located at 5660 Central Avenue, Boulder, Colorado 80301, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed notice of special meeting of stockholders.


PURPOSE OF THE SPECIAL MEETING

    At the special meeting, the stockholders of American Coin will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 9, 2001, by and among American Coin, Crane, and Merger Sub, as may be amended from time to time and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of Merger Sub with American Coin, with American Coin as the surviving corporation. Pursuant to the merger agreement, each outstanding share of common stock (other than common stock held by stockholders who perfect their rights under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares), will be converted into the right to receive $8.50 per share in cash, without interest.

    BASED ON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; VOTING AT THE MEETING; QUORUM


    The board of directors has fixed the close of business on January 9, 2002 as the record date for the special meeting. Only stockholders of record as of the close of business on January 9, 2002 will be entitled to notice of and to vote at the special meeting.



    As of the close of business on the record date, American Coin had outstanding 6,541,254 shares of common stock, held of record by approximately 46 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of a majority of the outstanding shares of American Coin common stock entitled to vote at the special meeting constitutes a quorum. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting.


REQUIRED VOTE


    Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock. The affirmative vote of approximately 3,270,628 shares of common stock will be necessary to satisfy this voting requirement. The board of directors and the management of American Coin currently own 1,508,729 shares of common stock in the aggregate, representing approximately 23% of the outstanding shares of common stock as of the record date. Certain members of American Coin's board of directors who hold approximately 1,437,037 shares of common stock in the aggregate, representing approximately 22% of the total number of shares of American Coin's common stock outstanding as of the record date, have entered into voting agreements each dated as of September 9, 2001, which provide, among other things, that each of them will vote their shares in favor of the merger agreement and the transactions contemplated thereby. See "The Voting Agreements" on page 54. As a result of these arrangements, the affirmative vote of holders representing an additional 1,833,591 shares is required to satisfy the voting requirement.


    Because Delaware law requires the merger agreement to be adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, each of (i) a stockholder's failure to return an executed proxy card, (ii) a stockholder's failure to vote in person at the special meeting or (iii) a stockholder's abstention from the vote will constitute, in effect, a vote against adoption of the merger agreement. Similarly, broker non-votes will have the same effect as a vote against adoption of the merger agreement.

ACTION TO BE TAKEN AT THE SPECIAL MEETING

    The enclosed proxy card is solicited on behalf of the board of directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with American Coin's Secretary at American Coin's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to American Coin Merchandising, Inc., 5660 Central Avenue, Boulder, Colorado, 80301, Attention: W. John Cash, Secretary.


    All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted "FOR" the adoption of the merger agreement and the transactions contemplated thereby. As explained below in the section entitled "Dissenters' Rights of Appraisal," a vote in favor of the merger agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such stockholder's shares. American Coin does not know of any matters, other than as described in the notice of special meeting of stockholders, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting. The merger is also subject to a number of additional conditions. See "The Merger Agreement--Conditions" beginning on page 47.


PROXY SOLICITATION


    The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting of stockholders and the enclosed proxy card will be borne by American Coin. American Coin is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. American Coin may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of American Coin and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.


    No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.


    AMERICAN COIN STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER AGREEMENT--PAYMENT FOR SHARES OF COMMON STOCK" BEGINNING ON PAGE 46 AND "THE MERGER AGREEMENT--TRANSFERS OF COMMON STOCK" BEGINNING ON PAGE 47.

                                  THE PARTIES

AMERICAN COIN

    American Coin was formed in Colorado in 1988 and reincorporated in Delaware in 1995. As of September 10, 2001, American Coin and its franchisees own and operate more than 26,000 coin-operated amusement vending machines throughout the United States. American Coin's amusement vending machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.


    For additional information concerning American Coin, see the sections entitled "Where Stockholders Can Find More Information" beginning on page 63 and "Available Information" beginning on page 64.


CRANE

    Crane Mergerco Holdings, Inc., a company controlled by Wellspring Capital Management LLC, was incorporated in Delaware on September 4, 2001 in connection with the proposed merger. Crane has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of Crane is c/o Wellspring Capital Management LLC, 620 Fifth Avenue, Suite 216, New York, New York 10020-1571. The telephone number of Crane is 212-332-7555.

MERGER SUB

    Crane Mergerco Inc. was incorporated in Delaware on September 4, 2001 as a wholly owned subsidiary of Crane in connection with the proposed merger. Merger Sub has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of Merger Sub is c/o Wellspring Capital Management LLC, 620 Fifth Avenue, Suite 216, New York, New York 10020-1571. The telephone number of Merger Sub is 212-332-7555.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    Beginning early in 2000, the board of directors of American Coin began discussing various stockholder value issues. The primary reason for these discussions was an ongoing concern that American Coin's stock price did not appear to be reflecting the continued improvement in American Coin's operating results. The board of directors was also concerned with general market disfavor for small capitalization enterprises and loss of analyst coverage for American Coin's common stock.

    Faced with these issues, at the meeting of American Coin's board of directors on February 24, 2000, the board of directors directed American Coin's management to continue to focus on profitable current operations and the board of directors determined to hire a financial advisor to assist the board of directors in analyzing options for maximizing stockholder value. The board of directors appointed a committee, consisting of Bruce W. Krysiak, Richard D. Jones and Richard Bermingham, to select a financial advisory firm and to prepare an analysis for the board of directors' consideration in connection with these matters.

    On March 10, 2000, American Coin engaged Batchelder & Partners as its financial advisor. Batchelder & Partners agreed to furnish American Coin financial advice in two phases. Phase one would consist of an evaluation of American Coin's financial position and an exploration of alternatives for its future direction, including debt and/or equity financings, recapitalization, stock repurchase programs, mergers, business combinations, and a range of other potential transactions. American Coin agreed that if it decided to pursue financing alternatives, phase two would involve American Coin's retention of Batchelder & Partners on customary terms to assist with such financing. Alternatively, if American Coin decided to engage an investment banker to pursue a sale transaction and deemed

Batchelder & Partners' performance in phase one to be satisfactory, American Coin would retain Batchelder & Partners as its investment banker on mutually acceptable and customary terms. John A. Sullivan, the chairman of American Coin's board of directors, was employed by Batchelder & Partners from May 1996 through February 1998 and is currently employed by Relational Investors, an affiliate of Batchelder & Partners.

    On May 17, 2000, the phase one report was presented to American Coin's board of directors at a meeting that included members of its senior management, its outside counsel Hutchinson, Black and Cook, and Batchelder & Partners. The phase one analysis presented by Batchelder & Partners indicated that American Coin's stock was potentially undervalued in the public market. The Batchelder & Partners analysis indicated that securing a long-term refinancing of American Coin's bank financing would be one factor in encouraging the public market to recognize the value of American Coin's common stock. As part of its analysis, Batchelder & Partners indicated that long-term financing was likely available at acceptable rates and offered to assist American Coin in effecting such a refinancing. Following discussion, the board of directors directed management to pursue long-term refinancing of American Coin's existing bank debt. Accordingly, on June 28, 2000, American Coin amended the March 10, 2000 engagement letter with Batchelder & Partners, retaining Batchelder & Partners to assist American Coin in obtaining a replacement credit facility. Such refinancing efforts continued during the summer and fall of 2000.


    In August and September of 2000, American Coin was approached concerning possible strategic alternatives by an intermediary on behalf of the major financing party for Bidder A. Bidder A is an industry competitor of American Coin and is engaged in some of the same lines of business as American Coin. John
A. Sullivan, the chairman of American Coin's board of directors, was authorized by the board of directors to meet with Bidder A. The meeting was held in September 2000, and Mr. Sullivan indicated that American Coin would be receptive to a written proposal from Bidder A concerning a proposed transaction. No written proposal was received at that time. Other preliminary contacts were made from time to time by various parties concerning a potential transaction with American Coin. American Coin believed these contacts were made based on American Coin's continuing low stock price, which confirmed the board of directors' desire to consider possible strategic alternatives to maximize stockholder value.


    On November 10, 2000, American Coin's board of directors held a regularly scheduled meeting that included members of American Coin's senior management, Hutchinson, Black and Cook, American Coin's additional outside counsel Cooley Godward, and Batchelder & Partners. At this meeting, the board of directors discussed various alternatives that could be considered to enhance the value of American Coin for its stockholders and, with the advice of Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners, discussed an appropriate process for considering such alternatives. This discussion included a general discussion of the current financial position of American Coin, the results of operations and the business of American Coin on both an historical and prospective basis, and current industry, economic and market conditions affecting American Coin. The board of directors discussed possible transactions and directed management to continue focusing on operating results and refinancing American Coin's credit facility.

    Preliminary contacts continued to be received from various parties through the end of 2000 regarding a potential transaction with American Coin. All contacts were informed, as stated in American Coin's Form 10-Q for the third quarter 2000, that American Coin was principally focused at that time on pursuing the refinancing of its senior banking facility.

    On December 29, 2000, American Coin closed on the refinancing of its then-existing $50 million revolving loan agreement, replacing it with a $55 million senior secured credit facility. American Coin paid Batchelder & Partners $250,000 for its assistance in obtaining this financing pursuant to the terms of the amended engagement letter.

    On January 3, 2001, American Coin held a telephonic meeting of its board of directors. At that meeting, based on the closing of the bank refinancing, the board of directors authorized Batchelder & Partners to take preliminary steps towards pursuing a strategic transaction for American Coin. The board of directors also sought the advice of Hutchinson, Black and Cook and Batchelder & Partners with respect to an appropriate process for the board of directors to continue to satisfy its fiduciary obligations to American Coin and its stockholders.

    On January 10, 2001, the representative of a group headed by Bidder B, delivered to American Coin a confidential and unsolicited statement of interest setting forth a preliminary proposal for an acquisition of American Coin's common stock for $8.00 per share structured as a cash tender offer for all of American Coin's outstanding common stock to be followed by a second-step merger. The proposal set forth certain contingencies including exclusivity to negotiate, Bidder B's receipt of financing commitments, satisfactory completion of due diligence, and other customary conditions. At this time, American Coin and Bidder B began discussions regarding a confidentiality agreement.

    On January 11, 2001, the board of directors met telephonically to discuss the Bidder B group's statement of interest. The directors were informed by management that Bidder B's representatives were informed and knowledgeable concerning the business of American Coin and that a price of $8.00 per share had been discussed as part of the preliminary proposal. The board of directors approved a motion indicating that it would consider proposals in the range of $8.00 per share, but that it would need additional information concerning the principals involved in any proposals and financial information indicating a reasonable likelihood of consummating a transaction prior to making any commitments. The board of directors also approved engaging Batchelder & Partners as American Coin's financial advisor in the event that a decision was made to move forward with a possible transaction.

    On January 29, 2001, Bidder B delivered to American Coin a letter indicating that Bidder B and its partners had sufficient resources to provide the equity financing for the potential offer along with letters from two private equity firms expressing their interest in contributing equity financing for the transaction.

    Between January 29 and February 20, 2001, Batchelder & Partners continued discussions with Bidder B and its partners to discuss the potential proposal, including Bidder B's ability to obtain financing and other deal-related terms, including confidentiality, breakup fee, and exclusivity.

    On February 20, 2001, the board of directors held a meeting that included members of American Coin's senior management, Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. At this meeting, Batchelder & Partners updated the board of directors regarding discussions held with Bidder B , and reviewed with the board of directors a list of potential options, including:
(1) allowing Bidder B a short exclusivity period to perform due diligence and negotiate definitive agreements to acquire American Coin, followed by a "market check" to solicit higher offers from other potential purchasers; (2) performing a private auction by contacting companies who had previously indicated interest in American Coin and other potential buyers; (3) publicly announcing that American Coin was exploring strategic alternatives and conducting a full auction process to sell American Coin; and (4) continuing to operate American Coin as an independent publicly held company. After discussing these options at length, the board of directors took no formal action, but instructed management and Batchelder & Partners to continue discussions with Bidder B while simultaneously compiling a list of other parties which might be interested in a potential acquisition of American Coin.

    On March 16, 2001, Batchelder & Partners met with Bidder A's financial advisor, at the financial advisor's request, to discuss a potential transaction. Batchelder & Partners discussed the possibility of an auction process and that Bidder A would be invited to participate if American Coin decided to pursue such a process.

    On March 20, 2001, the board of directors held a telephonic meeting with members of American Coin's senior management, Hutchinson, Black and Cook and Batchelder & Partners. At this meeting, Batchelder & Partners updated the board of directors regarding the status of discussions with Bidder B, indicated that discussions between Batchelder and Bidder A's financial advisor had occurred, and discussed other potential purchasers of American Coin. The board of directors instructed management and Batchelder & Partners to continue negotiation of confidentiality agreements with both Bidder A and Bidder B.

    On April 20, 2001, the board of directors held a telephonic meeting that included members of American Coin's senior management, Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. Batchelder & Partners updated the board of directors regarding discussions with Bidder A and Bidder B. Based on this presentation and further discussion, the board of directors authorized management to finalize and execute appropriate confidentiality agreements with both Bidder A and Bidder B. To increase the number of parties involved and the likelihood of receiving an offer with the highest possible price for the benefit of the American Coin stockholders, the board of directors also directed Batchelder & Partners to contact a number of other parties that might be interested in a merger or acquisition transaction with American Coin.

    On April 24, 2001, Bidder B submitted a revised proposal, still for $8.00 per share, and signed a confidentiality agreement with American Coin. On the same date, Bidder A signed a confidentiality agreement with American Coin.

    During late April and May 2001, Batchelder & Partners solicited interest from sixteen additional parties identified by American Coin's board of directors and management as persons that might have an interest in a merger, acquisition or significant corporate transaction with American Coin. American Coin provided detailed information regarding its business, including five-year projected financial statements, to a total of ten parties, including Knightsbridge Holdings, LLC, d/b/a Krysiak Navab & Company, that expressed interest and signed confidentiality agreements.

    On May 1, 2001, American Coin's senior management and Batchelder & Partners met with Bidder A's financial advisor regarding a potential transaction with Bidder A.

    On May 8, 2001, at its regularly scheduled board of directors meeting, the board of directors received a report of the ongoing merger and acquisitions discussions. No actions were taken at this meeting.

    On May 10, 2001, Mr. Fagundo and Mr. W. John Cash, American Coin's chief financial officer, met with representatives of Batchelder & Partners, and representatives of Bidder B to further discuss a potential transaction.

    Also on May 10, 2001, Mr. Fagundo met with representatives of Bidder C to discuss a potential transaction. Bidder C subsequently signed a confidentiality agreement with American Coin on May 14, 2001.

    On May 16, 2001, Mr. Fagundo, Mr. Cash and Batchelder & Partners met for the first time with representatives of Knightsbridge to discuss a potential transaction. Mr. Bruce W. Krysiak, a member of the American Coin board of directors, owns a minority interest in Knightsbridge. From this date forward, Mr. Krysiak was not involved in any discussions concerning any potential strategic transactions involving American Coin.

    On May 29 and 30, 2001, Messrs. Fagundo and Cash and representatives of Batchelder & Partners met with representatives of Bidder C to further explore a potential transaction.

    Between June 8 and June 13, 2001, American Coin received six preliminary indications of interest, with bids ranging from a low offer of $5.08 to a high offer of in the range of $8.00 - $9.00 in cash for each share of American Coin common stock. These indications of interest were contingent upon, among other things, the availability of financing and the completion of substantial due diligence.

    On June 13, 2001, at the direction of the board of directors, Batchelder & Partners encouraged any parties with preliminary indications of interest below $8.00 per share to increase the share price in their proposals. On June 19, 2001, Knightsbridge sent Batchelder & Partners a revised proposal for $8.00 per share. Knightsbridge later introduced Wellspring Capital Management as its proposed financing partner for a transaction. On June 20, 2001, Bidder A's financial advisor, on behalf of Bidder A, sent Batchelder & Partners a revised proposal for between $7.00 - $9.00 per share.

    On June 21, 2001, the board of directors, other than Mr. Krysiak, held a telephonic meeting that included members of American Coin's senior management, Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. At this meeting, Batchelder & Partners updated the board of directors on its activities, outlined the status of discussions with potential purchasers, and described the material terms of the six preliminary indications of interest received. The board of directors then discussed at length the strengths and weaknesses of the offers. No formal actions were taken, but the board of directors instructed management and Batchelder & Partners to continue discussions with the four parties proposing the highest per share price and to invite them to undertake due diligence at American Coin's offices in Boulder, Colorado. The board of directors instructed Batchelder & Partners to request that interested parties submit formal offers in advance of the regularly scheduled August 3, 2001 board of directors meeting.

    On June 28 and 29, 2001, representatives of Bidder C conducted due diligence at American Coin's Boulder, Colorado offices. On July 2, 2001, representatives of Bidder A and its financial advisor conducted due diligence at American Coin's Boulder, Colorado offices. On July 9 and 10, 2001, representatives of Knightsbridge and its financing partner Wellspring performed due diligence at American Coin's Boulder, Colorado offices. On July 11 and 12, 2001, representatives of Bidder B and its operating partner performed due diligence at American Coin's Boulder, Colorado offices.

    On July 16, Batchelder & Partners received a letter from Bidder B proposing an acquisition of American Coin's common stock for $8.00 per share structured as a cash tender offer for all of American Coin's outstanding common stock to be followed by a second-step merger. This proposal was subject to Bidder B's receipt of satisfactory financing commitments, completion of due diligence and other customary contingencies, and was also conditioned upon the simultaneous acquisition by Bidder B of its operating partner. Bidder B's proposal also included financing commitment letters from Bidder B's expected financing sources. The bid also included material terms concerning a break-up fee and exclusivity. The proposal had an expiration date of July 23, 2001.

    On July 17, 2001, Bidder A provided a proposal at $7.00 in cash per share. Based on instructions previously received from American Coin's board of directors, Batchelder & Partners informed Bidder A that its proposal was insufficient. On July 18, 2001, Batchelder & Partners received a revised proposal from Bidder A proposing a merger in which each American Coin stockholder would receive $8.00 in cash for each share of American Coin common stock. This proposal was subject to Bidder A's receipt of satisfactory financing commitments, completion of due diligence and other customary contingencies.

    On July 26, 2001, Messrs. Fagundo and Cash spoke with a potential source of financing for Wellspring/Knightsbridge. That day, Messrs. Fagundo and Cash, and representatives of Batchelder & Partners, also met with representatives of Knightsbridge and Wellspring to discuss the rationale for the transaction and the proposed financial and other terms.

    On July 27, Bidder C informed Batchelder & Partners that it would not be submitting a bid due to the loss of a financing commitment from one of its equity sources.

    On July 31, 2001, Batchelder & Partners received a proposal from Wellspring/Knightsbridge proposing a cash merger in which each American Coin stockholder would receive $8.00 in cash for each share of American Coin common stock. This proposal included a financing commitment letter from Wellspring/Knightsbridge's financing sources, and was subject to Wellspring/Knightsbridge's receipt of additional financing commitments, completion of limited additional due diligence and other customary contingencies. This proposal also requested that American Coin and Wellspring/ Knightsbridge enter into an exclusivity agreement, in which American Coin would agree not to directly or indirectly solicit, encourage or discuss a sale of American Coin to any other party for 30 days. This proposal had an expiration date of August 3, 2001.


    On August 1, 2001, Messrs. Fagundo and Cash and a representative of Batchelder & Partners met with representatives of Bidder A, an industry competitor of American Coin engaged in some of the same lines of business as American Coin, in New York City to discuss the rationale for the transaction and the proposed financial and other terms. The main discussion centered on synergies that could be obtained if the transaction was consummated.


    On August 3, 2001, the members of the board of directors held a regularly scheduled telephonic board of directors meeting that included Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. Mr. Krysiak left the meeting prior to any discussions concerning a potential transaction. At this meeting, the board of directors determined that, due to Mr. Krysiak's indirect interest in one of the potential purchasers and due to the potential employment of members of American Coin's management, including Mr. Fagundo, by a purchaser, the board of directors should create a special committee for the purpose of identifying, considering, evaluating and making recommendations to the board of directors regarding any proposed strategic transactions. The board of directors determined that the special committee should be composed of non-employee members of the board of directors other than Mr. Krysiak. Accordingly, the board of directors designated Mr. Sullivan as the chairman of the special committee and appointed Richard D. Jones, J. Gregory Theisen and Richard Bermingham as the other members of the special committee.


    At the same meeting, Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners discussed the material terms of the three offers American Coin had received as of that date, all for $8.00 per share in cash, from Bidder A, Bidder B, and Wellspring/Knightsbridge. The board of directors (other than Mr. Krysiak) reviewed the terms of these offers, including price, type and status of financing, conditions to closing, status of due diligence and timing. The board of directors believed that price, certainty of close, and the equity investment being made by each party would be key factors to be evaluated in considering whether to proceed with any of the proposals. The board of directors then instructed Batchelder & Partners to contact these three remaining bidders and request that they submit their best and final offers by noon, California time, on August 6, 2001, for review by the special committee at its meeting scheduled for 1:00 p.m., California time, on the same date. The board of directors further instructed Batchelder & Partners to inform the bidders that they would not be kept apprised of competing bids. The board of directors believed that apprising bidders of competing bids might encourage bidders to submit less than their best and final offers or lead to the submission of late offers and thus decided that the imposition of the noon deadline for the bidders' submission of their best and final offers following the process undertaken thus far was the preferred method for obtaining the most attractive acquisition proposal.


    At the August 3, 2001 meeting, the board of directors also discussed the possibility that it was likely the successful bidder would require American Coin to agree to some period of exclusivity and/or some agreement regarding expense reimbursement in order to proceed toward a definitive agreement. Representatives of Cooley Godward discussed with the board of directors the fiduciary issues that would be raised by such a request. After discussion, the board of directors concluded that, if necessary, it would consider a limited period of exclusivity to induce the successful bidder to proceed quickly to a definitive acquisition agreement.


    Following the meeting, Batchelder & Partners informed the bidders that the special committee would be meeting on August 6, 2001 and instructed the bidders to submit their best and final offers by noon, California time, on such date. Batchelder & Partners further informed the bidders that they would not be kept apprised of competing bids and that, following the meeting, American Coin may proceed exclusively with the party that submitted the best overall proposal.

    On August 6, 2001, American Coin received revised proposals and other communications from each of Bidder B, Bidder A and Wellspring/Knightsbridge. Each of the bidders submitted verbal offers which they later confirmed in writing. At approximately 10:30 a.m., California time, Bidder B verbally reconfirmed its offer of $8.00 per share with no changes. American Coin received the written confirmation of this offer at approximately 10:56 a.m., California time. At approximately 11:30 a.m., California time, Bidder A verbally submitted a revised offer of $8.40 per share with no other changes to its previous offer. After inquiry from Batchelder & Partners regarding the whereabouts of Bidder A's written offer, Bidder A submitted its written offer at approximately 3:10 p.m, California time. At approximately 11:30 a.m., California time, Wellspring/Knightsbridge verbally submitted a revised offer with an expiration date of August 6, 2001 for $8.50 per share conditioned upon American Coin and Wellspring/Knightsbridge entering into an exclusivity agreement. American Coin received the written confirmation of this offer at approximately 12:14 p.m., California time.


    The special committee met telephonically beginning at approximately
1:00 p.m., California time, with Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners to discuss the terms of these offers. In the meeting of the special committee, the committee members and representatives of Batchelder & Partners considered that of the three proposals, the Wellspring/Knightsbridge proposal had the highest per share price and also considered that the Wellspring/Knightsbridge proposal and Bidder B's proposal provided specific information regarding the availability of the necessary financing for the acquisition. The special committee also considered that the Wellspring/Knightsbridge proposal appeared to have the greatest likelihood of being able to be successfully closed. After careful consideration of the foregoing and discussion with American Coin's legal and financial advisors, the special committee concluded that the offer from Wellspring/Knightsbridge represented the most attractive acquisition proposal that had been received. Based upon this assessment and the expiration date of the Wellspring/Knightsbridge offer, the special committee authorized Mr. Sullivan to execute and deliver a letter granting exclusivity to Wellspring/Knightsbridge for 21 days, with such exclusivity to be automatically extended for seven days if the parties were negotiating in good faith, for the purpose of negotiating a definitive agreement, with such additional terms as the chairman might determine in his reasonable discretion. At approximately 6:30 p.m., California time, Mr. Sullivan executed the exclusivity agreement with Wellspring/Knightsbridge. Representatives of Batchelder & Partners informed Bidder B and Bidder A of the special committee's action soon thereafter.



    At approximately 8:19 p.m., California time, on August 6, 2001, Bidder A sent an unsolicited letter to American Coin indicating that it was willing to increase its proposed offer price to $9.00 per share.



    On August 7, 2001, the special committee held a telephonic meeting that included members of American Coin's senior management, Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. The purpose of the meeting was for the special committee to consider American Coin's options in light of the $9.00 Bidder A proposal and to compare such proposal to the proposal submitted by Wellspring/Knightsbridge. The special committee considered the following options: (i) responding to the $9.00 Bidder A proposal despite its exclusivity agreement with Wellspring/ Knightsbridge, (ii) continuing to negotiate with Wellspring/Knightsbridge with the goal of entering into a legally binding merger agreement based on Wellspring/Knightsbridge's $8.50 offer, or (iii) waiting until the expiration of the exclusivity agreement with Wellspring/Knightsbridge before responding to Bidder A. Upon exploring such options, the special committee determined that it was necessary to compare the proposals submitted by Bidder A and Wellspring/Knightsbridge before deciding which, if any, of the options described above it should pursue.



    The special committee compared the proposals by Bidder A and Wellspring/Knightsbridge in order to determine which proposal represented the highest value reasonably available to American Coin's stockholders. The special committee believed that price and likelihood of close would be the key factors to be evaluated in considering which proposal best met the above criteria. In comparing the prices of the two proposals, the special committee noted that Bidder A's proposed $9.00 per share cash consideration represented a premium of approximately 5.9% over Wellspring/Knightsbridge's $8.50 per share proposal. The special committee further noted that the aggregate dollar amount difference between Bidder A's $9.00 per share proposal and Wellspring/Knightsbridge's $8.50 per share proposal was approximately
$3.5 million.



    The special committee next compared the two proposals with regard to the likelihood that such proposals could be successfully closed. The special committee noted that Bidder A's proposal was subject to Bidder A's satisfactory completion of substantially more due diligence than required by the Wellspring/Knightsbridge proposal. The special committee further noted that, based upon its conversations with members of American Coin's senior management, Wellspring/Knightsbridge's diligence review of American Coin was more thorough than that undertaken by Bidder A to date. Furthermore, the special committee determined that, based upon its review of the financing commitment letters provided by the parties and discussions between American Coin's management and Wellspring/Knightsbridge's financing sources, the Wellspring/Knightsbridge proposal appeared to have more certainty as to the availability of necessary financing than the proposal by Bidder A. In reaching such determination, the special committee noted that (i) Wellspring/Knightsbridge had provided financing commitment letters from multiple parties which, while subject to the fulfillment of certain conditions contained in such letters, constituted commitments or proposals by such parties to provide additional financing for Wellspring/Knightsbridge's proposed transaction, (ii) Bidder A had provided a single letter regarding additional financing from a potential financing source which specifically stated that such letter did not constitute a proposal or commitment by such financing source to provide additional financing for Bidder A's proposed transaction, and (iii) members of American Coin's management had spoken with one of Wellspring/Knightsbridge's potential financing sources and favorably reported the results of such discussion to the special committee while no potential financing source for Bidder A had contacted American Coin regarding Bidder A's proposed transaction. Thus, the special committee determined that the Wellspring/Knightsbridge proposal had a higher likelihood of being closed.



    After careful consideration and discussion with American Coin's legal and financial advisors, the special committee determined that, when considering all relevant factors including certainty of closing and price per share, the Wellspring/Knightsbridge proposal was a more attractive acquisition proposal than Bidder A's $9.00 proposal. Specifically, the special committee determined that, when weighing the relevant factors, the substantially higher likelihood that the Wellspring/Knightsbridge proposal could be successfully closed outweighed Bidder A's higher proposed per share consideration. The table below depicts certain of the factors considered by the special committee in its comparison of the Wellspring/ Knightsbridge and Bidder A proposals:



                       WELLSPRING/KNIGHTSBRIDGE PROPOSAL            BIDDER A PROPOSAL
                      -----------------------------------  -----------------------------------
PROPOSED PRICE        - $8.50 per share.                   - $9.00 per share.

                                                           - Approximately 5.9% premium over
                                                             Wellspring/Knightsbridge
                                                             proposal.

                                                           - Approximately $3.5 million in the
                                                             aggregate higher than the
                                                             Wellspring/Knightsbridge
                                                             proposal.

CERTAINTY OF CLOSING  - Contingent upon substantially      - Contingent upon substantially
                      less due diligence than the          more due diligence than the
                        Bidder A proposal.                   Wellspring/ Knightsbridge
                                                             proposal.

                      - Wellspring/Knightsbridge had       - Bidder A had undertaken a less
                        undertaken a more thorough           thorough diligence review of
                        diligence review of American Coin    American Coin than had
                        than had Bidder A.                   Wellspring/ Knightsbridge.

                       WELLSPRING/KNIGHTSBRIDGE PROPOSAL            BIDDER A PROPOSAL
                      -----------------------------------  -----------------------------------
                      - Proposals or binding financing     - No binding financing commitments
                        commitments from several parties     as single letter from a potential
                        subject to the fulfillment of        financing source specifically
                        certain conditions.                  states that it is not a
                                                             commitment or a proposal to
                                                             furnish additional financing.

                      - Members of American Coin's         - No discussions with potential
                        management had productive            financing sources for Bidder A's
                        discussions with one of              proposed transaction.
                        Wellspring/ Knightsbridge's
                        financing sources regarding its
                        financing commitment.



    The special committee further recognized that Wellspring/Knightsbridge had conditioned its proposal upon American Coin granting Wellspring/Knightsbridge a period of exclusivity in which to negotiate the terms of a legally binding merger agreement and had informed American Coin that it would withdraw its proposal if American Coin did not negotiate exclusively with Wellspring/ Knightsbridge. Thus, in order to accept the Wellspring/Knightsbridge proposal, American Coin had entered into an exclusivity agreement with Wellspring/Knightsbridge. The special committee recognized that pursuing negotiations with Bidder A would be a violation of such exclusivity agreement. Moreover, given Wellspring/Knightsbridge's insistence on exclusivity, the special committee believed that Wellspring/Knightsbridge would withdraw its proposal in the event that American Coin pursued negotiations with Bidder A. Thus, not wishing to lose what it considered American Coin's most attractive acquisition proposal, the special committee determined that its best course of action at this time was to continue to negotiate exclusively with Wellspring/Knightsbridge with the goal of entering into a legally binding merger agreement.



    The special committee recognized that it could proceed with merger negotiations based on Wellspring/Knightsbridge's $8.50 proposal, and still preserve the opportunity for Bidder A or other parties to make a higher bid either before or after American Coin and Wellspring/Knightsbridge had entered into a legally binding merger agreement. The special committee realized that pursuing any higher bids after American Coin had entered into a legally binding merger agreement would require American Coin to pay any applicable expense reimbursement and termination or break-up fees associated with pursuing such higher bid. In light of this fact, the special committee instructed its advisors to seek to minimize the amount of any such fees during the negotiation of the merger agreement. During the course of negotiations with Wellspring/Knightsbridge, the amount of such fees under the merger agreement decreased from $4.5 million to a maximum of $2.4 million.



    Having thus decided to proceed with merger negotiations with Wellspring/Knightsbridge, the special committee determined to adhere to the terms of the exclusivity agreement required by Wellspring/Knightsbridge as a condition to American Coin accepting its proposal. The special committee instructed Cooley Godward to inform legal counsel for Bidder A that, in accordance with the terms of the exclusivity agreement with Wellspring/Knightsbridge, American Coin could not respond to the $9.00 Bidder A proposal at that time. Since entering into the merger agreement on September 9, 2001, neither Bidder A nor its representatives have contacted American Coin or its representatives with respect to Bidder A's proposal.


    On August 7, 2001, Bidder A submitted a letter to Batchelder & Partners objecting to American Coin's decision to pursue an alternative transaction at a lower price. In accordance with the exclusivity agreement with Wellspring/Knightsbridge, neither American Coin nor Batchelder & Partners responded to Bidder A's letter or associated telephone messages.

    On August 8, 2001, Bidder A's financial advisor submitted a letter to Batchelder & Partners requesting a response to the financial advisor's previous telephone messages and requesting information regarding the conditions and terms of American Coin's exclusivity agreement with Wellspring/ Knightsbridge. In accordance with the exclusivity agreement with Wellspring/Knightsbridge, neither American Coin nor Batchelder & Partners responded to the financial advisor's letter or associated telephone messages.

    Between August 6 and September 9, American Coin negotiated the terms of its definitive merger agreement with Wellspring/Knightsbridge, while
Wellspring/Knightsbridge conducted due diligence and secured financing commitments. During this period, because American Coin and Wellspring/ Knightsbridge were engaged in productive negotiations, on August 27, 2001 the term of the exclusivity agreement was automatically extended until September 3, 2001.

    On August 31, 2001, American Coin agreed to extend the exclusivity term until September 4, 2001. On September 4, 2001, American Coin agreed to extend the exclusivity term until September 8, 2001. On September 7, 2001, American Coin agreed to extend the exclusivity term until September 10, 2001.

    On September 4, 2001, the special committee held a telephonic meeting with Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners. At this meeting, the special committee reviewed the actions taken since August 6, 2001. Representatives of Cooley Godward made a presentation regarding the applicable fiduciary duties of the special committee and how such duties might be impacted by a decision to extend the exclusivity period with Wellspring/Knightsbridge. Representatives of Batchelder & Partners informed the special committee that Wellspring/Knightsbridge had indicated that their $8.50 proposal would be withdrawn if the current exclusivity period were not extended. The special committee members expressed their view that, under the circumstances, the preferred approach was to attempt to reach a definitive agreement with Wellspring/Knightsbridge, while affording other bidders an opportunity to make higher offers after a legally binding acquisition commitment on attractive terms had been obtained. Based on these discussions and the recommendations of Hutchinson, Black and Cook, Cooley Godward and Batchelder & Partners, the special committee approved extension of the exclusivity period through September 11, 2001.

    On September 9, 2001, the special committee met telephonically with Cooley Godward and Batchelder & Partners and reviewed the merger agreement in substantially final form. Cooley Godward informed the special committee of outstanding issues regarding the merger agreement. Batchelder & Partners made a detailed presentation to the special committee regarding the financial terms of the proposed merger and rendered its oral opinion to the board of directors (which was later confirmed in writing) that, as of September 9, 2001 and subject to the considerations set forth in its opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to the stockholders of American Coin from a financial point of view. Among other factors, the special committee considered the fact that the proposed merger agreement would, under certain circumstances, permit American Coin to consider acquisition proposals from other parties and to enter into a merger agreement with another party provided that American Coin pays Crane the applicable expense reimbursement and termination or break up fees of up to $2.4 million in the aggregate. Following discussion by the special committee and questioning by the special committee of Cooley Godward and Batchelder & Partners, the special committee unanimously determined to approve the merger agreement and declare that the merger agreement was advisable and fair to and in the best interests of American Coin's stockholders. The special committee then approved resolutions recommending that the board of directors approve the merger agreement and cause American Coin to execute and deliver the merger agreement.

    Following the meeting of the special committee, the board of directors, without the participation of Mr. Krysiak, met telephonically with Cooley Godward and Batchelder & Partners. During this meeting, the board of directors received a summary of Batchelder & Partners' presentation regarding the financial terms of the proposed merger, and questioned Batchelder & Partners regarding its opinion as to the fairness of the merger consideration from a financial point of view. After considering the matters presented to the board of directors, the members of the board of directors present at the meeting unanimously resolved to approve the merger agreement. Subsequent to the board of directors meeting, on September 9, 2001, American Coin, Crane and Merger Sub entered into the merger agreement.

    American Coin issued a press release on the morning of September 10, 2001 announcing the execution of the merger agreement.

    On September 20, 2001, American Coin received a request from Bidder A to amend its confidentiality agreement with American Coin. On October 2, 2001, after brief negotiations, American Coin, Wellspring/Knightsbridge and Bidder A amended their respective confidentiality agreements to permit discussions between American Coin and representatives of Crane to discuss a potential acquisition of Bidder A by Crane. While preliminary discussions have begun, as of the date of this proxy statement, no agreement to acquire Bidder A has been reached.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF
  THE MERGER

    On September 9, 2001, the special committee of American Coin's board of directors concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of American Coin's stockholders, approved the merger agreement, declared the merger agreement advisable and recommended to the board of directors that the board of directors, among other things, declare the merger agreement advisable and recommend that the stockholders adopt the merger agreement and the transactions contemplated thereby.

    At a meeting of American Coin's board of directors held immediately following the special committee's meeting on September 9, 2001, at which all directors of American Coin other than Bruce W. Krysiak were present, the board of directors considered the recommendations of the special committee. The board members present at the meeting unanimously concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of American Coin's stockholders, approved the merger agreement, declared the merger agreement advisable and recommended that the stockholders adopt the merger agreement and the transactions contemplated thereby.

    THE AMERICAN COIN BOARD OF DIRECTORS RECOMMENDS THAT AMERICAN COIN'S STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF
  DIRECTORS

    The American Coin special committee and board of directors consulted with senior management, as well as American Coin's legal and financial advisors, and approved the merger after determining that it was fair to and in the best interests of American Coin's stockholders. In reaching its conclusion to approve the merger, the special committee and the board of directors considered the following information and factors:

SPECIAL COMMITTEE

    In reaching its determination referred to above, the special committee considered a number of factors, including the following:

    - PURCHASE PRICE PREMIUM. The special committee determined, based in part upon the advice Batchelder & Partners, that the $8.50 per share purchase price represented a substantial premium to the market price of American Coin's common stock prior to the announcement of the merger agreement. The $8.50 per share purchase price represented an approximately 42% premium over the closing price per share of American Coin's common stock on the Nasdaq

      SmallCap Market on September 7, 2001, the last trading day before American Coin announced the merger agreement. In the 52 weeks preceding such date, the highest closing market price of American Coin's common stock was $6.15 per share and the lowest was $1.875 per share.

    - CONSUMMATION OF THE MERGER. The special committee considered the likelihood of consummation of the merger, including the terms and conditions of the merger agreement and the conditions to the consummation of the merger. The special committee concluded, based upon advice of legal counsel, that consummation of the merger proposed by Wellspring/ Knightsbridge would not be subject to any closing conditions or other requirements other than those customary for similar acquisition transactions.

    - FINANCING COMMITMENTS. The special committee considered Crane's ability to finance its purchase of American Coin's common stock. Pursuant to a letter dated September 7, 2001, Wellspring agreed with Crane to provide to it under certain conditions the equity capital component of the merger financing of not less than $25 million and up to $32 million. The special committee reviewed the terms and conditions of, and were satisfied with, the Wellspring commitment letter and the commitment letters received by Crane from its lenders to arrange, fund and administer certain of the financing for the merger.


    - COMPARISON TO OTHER PROPOSALS AND OTHER POTENTIAL BUYERS. The special committee believed that its process of considering possible alternative transactions with potential acquirors and investors over several months provided a substantial amount of time to gauge the current level of interest in American Coin, to consider American Coin's strategic alternatives and to permit potential acquirors and investors to prepare and present offers to American Coin. The special committee considered that at the end of its process of considering American Coin's bidders, American Coin gave each party that continued to express an interest in acquiring American Coin an opportunity to present to American Coin its best and final offer. The special committee noted that Crane made the highest offer pursuant to such process. The special committee evaluated each of the indications of interest received by American Coin and compared the relative strength of the Crane proposal, considered as a whole, compared to each other proposal, also considered as a whole. The special committee also noted that, subsequent to the completion of such process and approximately 8 hours after the deadline for the submission of offers set by the board of directors, Bidder A expressed an interest in acquiring all of American Coin's outstanding common stock for $9.00 a share. The special committee believed that the offer from Crane, when considering all relevant factors, including the purchase price being offered, the viability and certainty of the financing structure and the likelihood that the acquisition would close, presented the most attractive alternative to its stockholders. Accordingly, the special committee concluded that the Crane proposal was stronger than each of the other proposals. The special committee also considered the provisions of the merger agreement which legally and practically permit American Coin to meaningfully respond to third-party proposals for superior alternative transactions. Specifically, the terms of the merger agreement authorize American Coin, under certain circumstances, to engage in negotiations with third parties who submit a written acquisition proposal for a transaction that, among other things, the American Coin board of directors determines in good faith is more favorable to the stockholders of American Coin than the merger agreement and, subject to the payment to Crane of up to $2.4 million in termination fees, to terminate the merger agreement in order to permit American Coin to enter into such a transaction. Since September 9, 2001, American Coin has received no such offers.


    - NEGOTIATION PROCESS. The special committee also considered that its process of considering its strategic alternatives and negotiating the terms of the merger agreement with Crane, among other things, led to:

       - an increase in the initial offer received by American Coin on January 10, 2001 to purchase its common stock for $8.00 per share to the $8.50 per share to be received by American Coin's stockholders in the merger, combined with the special committee's belief that $8.50 per share was the highest price that Crane would offer;

       - a decrease in the aggregate and individual maximum amounts of the termination or "break up" fees and expense reimbursements being requested by Crane from approximately $4 million in the aggregate to up to $1.25 million in expense reimbursement, plus, under certain circumstances, an additional amount of $1.15 million if American Coin enters into an alternative merger transaction following termination of the merger agreement with Crane, which obligations in no event would aggregate to greater than $2.4 million; and

       - provisions providing that American Coin may, under certain circumstances, engage in discussions or negotiations with, and furnish information or access to, third parties who submit a written acquisition proposal for a superior merger transaction, together with the ability of American Coin to terminate the merger agreement in order to permit American Coin to enter into such a transaction.


    See "Special Factors--Background of the Merger" beginning on page 15 and "The Merger Agreement" beginning on page 45.


    - LOSS OF EQUITY INTEREST; FUTURE PROSPECTS AS A PUBLIC COMPANY. The special committee considered the fact that if the merger agreement is adopted, the holders of the common stock will not participate in any future growth of American Coin. The special committee also considered the fact that American Coin's limited trading volume, institutional ownership, public float, small capitalization, inconsistent results of operations, slowed earnings growth, and diminishing research attention from market analysts, had adversely affected the trading markets for, and the value of, American Coin's common stock. The special committee took into consideration that American Coin's stock had underperformed major indices over recent years. The special committee concluded that in the circumstances then existing, the $8.50 per share cash consideration to be received by stockholders pursuant to the merger agreement was preferable to the risks and uncertainties of continuing to hold shares in the public company. Accordingly, the special committee concluded that stockholder value was not likely to be maximized were American Coin to remain a public company.


    - FAIRNESS OPINION. The special committee considered the opinion of Batchelder & Partners, which states that as of September 9, 2001 and subject to the considerations set forth in the opinion, the consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to such stockholders from a financial point of view. See "Special Factors--"Opinion of Financial Advisor to American Coin" on page 29. THE FULL TEXT OF BATCHELDER & PARTNERS' OPINION, DATED SEPTEMBER 9, 2001, WHICH SETS FORTH THE QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, LIMITATIONS ON THE REVIEW UNDERTAKEN IN THE CONNECTION WITH THE OPINION, AND CIRCUMSTANCES WHERE THE OPINION SHOULD NOT BE RELIED UPON, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND IS INCORPORATED BY REFERENCE IN ITS ENTIRETY IN THIS PROXY STATEMENT. SOME OF THE ASSUMPTIONS MADE RELATED TO FUTURE MARKET CONDITIONS AND OTHER MATTERS BEYOND THE CONTROL OR INFLUENCE OF AMERICAN COIN. THE SUMMARY OF BATCHELDER & PARTNERS' OPINION IN THIS PROXY STATEMENT IS QUALIFED IN ITS ENTIRETY BY THE FULL TEXT OF ITS WRITTEN OPINION. AMERICAN COIN URGES YOU TO READ THE FULL WRITTEN OPINION CAREFULLY.

    - SPECIAL COMMITTEE COMPOSITION AND RETENTION OF ADVISORS. The special committee considered that it was composed of disinterested directors, none of whom were employed by or affiliated with American Coin (except in their capacities as directors) or would have any equity interest in the surviving corporation, Crane or Merger Sub. The special committee also considered that it was advised by American Coin's financial advisor and legal counsel who assisted the special committee in evaluating proposed transactions and provided the special committee with financial and legal advice.

    - REGULATORY APPROVALS. The special committee considered that there are relatively few regulatory approvals required to consummate the merger and the favorable prospects for receiving those approvals.

    - AVAILABILITY OF DISSENTERS' RIGHTS. The special committee considered that dissenters' rights of appraisal will be available under Delaware law to any holders of American Coin common stock that disapprove of the merger.

The special committee also considered certain potentially negative factors and risks in its deliberations concerning the merger, including, without limitation, the following:

    - the possibility that the merger would not be consummated following the execution of the merger agreement;

    - the possible disruption of American Coin's business operations pending completion of the merger; and


    - the structure and amount of the reimbursement obligations and other fees payable under certain circumstances upon or following a termination of the merger agreement, and their effect on the financial condition of American Coin. See "The Merger Agreement--Consequences of Termination; Expense Reimbursement" on page 53 and "The Merger Agreement--Consequences of Termination; Termination or Break Up Fee" on page 53.


BOARD OF DIRECTORS OF AMERICAN COIN

    In reaching its determination to approve the merger, the board of directors considered and relied upon the factors considered by the special committee, the special committee's conclusions, recommendations, unanimous approval of the merger agreement, and declaration of the merger agreement's advisability and Batchelder & Partners' fairness opinion that as of September 9, 2001 and subject to the considerations set forth in the written opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to American Coin stockholders from a financial point of view.

    In view of the variety of factors considered in connection with its evaluation of the merger agreement, American Coin's special committee and board of directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching their determination that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, American Coin's stockholders. Rather, the members of American Coin's special committee and board of directors each viewed their respective recommendations as being based upon their own judgment, in light of the totality of the information presented and considered, of the overall effect of the merger agreement and the transactions contemplated by the merger agreement, including the merger, on American Coin's stockholders compared to other strategic alternatives available to American Coin. The above discussion of the information and factors considered by American Coin's special committee and board of directors is not all-inclusive but is believed to include all material factors considered by American Coin's special committee and board of directors.

OPINION OF FINANCIAL ADVISOR TO AMERICAN COIN

    The board of directors of American Coin retained Batchelder & Partners to act as the non-exclusive financial advisor to American Coin and its board of directors in connection with the merger. Batchelder & Partners was retained based upon its experience and expertise in transactions similar to the merger and its reputation in the investment community. Batchelder & Partners is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, dispositions, business combinations, private placements, and for corporate and other purposes. The terms of the merger agreement, including the merger consideration, were determined through negotiations between American Coin and Wellspring/ Knightsbridge. Batchelder & Partners was not requested to, and did not recommend, the amount of merger consideration to be received by the holders of American Coin common stock pursuant to the merger agreement.

    In connection with Batchelder & Partners' engagement, American Coin asked Batchelder & Partners to advise American Coin with respect to the fairness from a financial point of view of the merger consideration to be received by the holders of American Coin common stock pursuant to the merger agreement. On September 9, 2001, at a meeting of the board of directors of American Coin, Batchelder & Partners delivered an oral opinion to the board of directors, and subsequently confirmed the opinion in writing, that as of the date of the opinion and subject to the considerations set forth in its written opinion, the $8.50 per share cash consideration to be received by the holders of American Coin common stock pursuant to the merger agreement was fair to such holders from a financial point of view.

    The full text of Batchelder & Partners' opinion, dated September 9, 2001, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion, and circumstances where the opinion should not be relied upon, is attached to this proxy statement as Annex B and is incorporated by reference in its entirety in this proxy statement. Some of the assumptions made relate to future market conditions and other matters beyond the control or influence of American Coin.


    The summary of Batchelder & Partners' opinion in this proxy statement is qualified in its entirety by the full text of its written opinion. American Coin urges you to read the full written opinion carefully. Batchelder & Partners has consented to the use of, reference to and disclosure of its fairness opinion in this proxy statement. Accordingly, the text of Batchelder & Partners' fairness opinion which is attached to this proxy statement as Annex B and the discussion of the fairness opinion in this proxy statement are properly considered a part of this publicly filed document and in the public domain.


BATCHELDER & PARTNERS' OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF AMERICAN COIN FOR USE IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR OTHERWISE. BATCHELDER & PARTNERS' OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS, AS OF THE DATE OF THE OPINION, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF AMERICAN COIN COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER INCLUDING, WITHOUT LIMITATION, THE RELATIVE MERITS OF THE MERGER, ANY ALTERNATIVES TO THE MERGER OR AMERICAN COIN'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER, INCLUDING THE BENEFITS TO BE OBTAINED FROM ONGOING INDEPENDENT OPERATIONS.

    In connection with its opinion, Batchelder & Partners, among other things:

    - reviewed selected publicly available and internal financial and other data of American Coin;

    - reviewed the audited financial statements of American Coin for the recent years and reviewed quarterly unaudited financial statements through June 30, 2001, all as filed with the Securities and Exchange Commission;

    - reviewed other relevant financial and operating data relating to American Coin made available to Batchelder & Partners from published sources and from the internal records of American Coin;

    - reviewed the financial terms and conditions of the merger agreement;

    - reviewed publicly available information concerning the trading of, and the trading market for, the shares of American Coin common stock;

    - reviewed and discussed with American Coin's management the background, history and terms of the merger;

    - compared American Coin from a financial point of view with other publicly traded companies deemed to be relevant;

    - considered the publicly available financial terms, as they relate to American Coin, of selected recent business combinations of companies deemed to be comparable to the merger in whole or in part;

    - discussed with American Coin's management the prospects for, and business challenges facing, American Coin absent the merger;

    - reviewed and discussed with representatives of American Coin's management certain information of a business and financial nature regarding American Coin furnished to Batchelder & Partners, including management's financial forecasts and the related assumptions of American Coin and any benefits expected to result from the merger;

    - made inquiries regarding and discussed the merger and the merger agreement and other related matters with American Coin's legal counsel; and

    - performed such other analyses and examinations and considered such other information as Batchelder & Partners deemed appropriate.

    In connection with its review, Batchelder & Partners did not assume any obligation independently to verify this information, whether publicly available or furnished to Batchelder & Partners by American Coin, and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to Batchelder & Partners by representatives of American Coin's management, (i) management advised Batchelder & Partners that the forecasts provided to Batchelder & Partners accurately reflect the good faith judgment of management; and (ii) upon the advice of management and with the consent of the board of directors of American Coin, Batchelder & Partners assumed for purposes of its opinion that (a) the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of American Coin's management at the time and through September 9, 2001 as to the future financial performance of American Coin, and (b) these projections provide a reasonable basis upon which Batchelder & Partners can form its opinion. In rendering its opinion, Batchelder & Partners expressed no view as to the reasonableness of the forecasts provided to Batchelder & Partners by American Coin's management or the assumptions on which such forecasts are based. The management of American Coin advised Batchelder & Partners, and Batchelder & Partners assumed, that management was not aware of any facts or circumstances that would make the information reviewed by Batchelder & Partners inaccurate or misleading.

    Batchelder & Partners relied on advice of American Coin's legal counsel and independent accountants as to all legal and financial reporting matters with respect to American Coin, the merger, and the merger agreement. Batchelder & Partners also assumed that the merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations, including any applicable foreign laws.

    In addition, Batchelder & Partners was not requested to make, and has not assumed responsibility for making, an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities (contingent or otherwise) of American Coin, nor has Batchelder & Partners been furnished with any appraisals. At the instruction of the board of directors of American Coin, Batchelder & Partners approached third parties to solicit indications of interest in acquiring American Coin as well as other possible strategic alternatives, and Batchelder & Partners had discussions with a number of interested parties approved by the board who were expected to be the most likely to participate in an acquisition of American Coin.

    Batchelder & Partners' opinion is based on economic, monetary, currency exchange, financial market and other conditions as in effect on, and the information made available to Batchelder & Partners as of September 9, 2001. Although subsequent developments may affect its opinion, Batchelder & Partners did not assume any obligation to update, revise, or reaffirm its opinion.

    Batchelder & Partners further assumed, with the consent of the board of directors of American Coin, that the representations and warranties of each party in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements required to be performed by that party under the merger agreement, and that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendment, and without waiver by American Coin of any of the conditions to its obligations. Batchelder & Partners also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, amendments, or modifications will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

    The following is a summary of the report presented by Batchelder & Partners to the special committee on September 9, 2001 in connection with its written opinion dated September 9, 2001. The financial analyses summarized below include information presented in tabular format. In order to fully understand Batchelder & Partners' financial analyses, the tables must be read together with the text. The tables alone do not constitute a complete description of the financial analyses. Stockholders are urged to read the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, or otherwise they may have a misleading or incomplete view of Batchelder & Partners' financial analyses.

PROPOSED CONSIDERATION

    Giving effect to the proposed merger consideration for each share of outstanding common stock and the cash value of the American Coin stock options, Batchelder & Partners calculated the implied aggregate equity value of American Coin to be approximately $58.9 million and the implied aggregate enterprise or company value (equity value plus debt less cash as of July 31, 2001) to be approximately $123.8 million.

COMPARABLE COMPANY ANALYSIS

    Batchelder & Partners reviewed and compared certain financial information relating to American Coin to corresponding financial information, ratios and public market trading multiples of seven public companies:

- Alliance Gaming Corp.                               - Glacier Water Services

- American Wagering, Inc.                             - Multimedia Games, Inc.

- Anchor Gaming                                       - WMS Industries, Inc.

- Coinstar, Inc.

    Although there are no publicly traded companies that are directly comparable to American Coin, the selected companies were chosen because they are publicly traded companies in the vending and selected gaming industries with operations that for purposes of analysis may be considered similar to American Coin. Specifically, the selected companies operate either amusement machinery, such as video games or gambling devices, or coin operated vending machines, which operations Batchelder & Partners considered to be analogous to those of American Coin. Using publicly available information and other information provided by American Coin, Batchelder & Partners calculated a range of implied values for American Coin common stock by applying a range of multiples relating to the selected companies to the LTM EBITDA (last twelve months' earnings before interest, taxes, depreciation, and amortization), LTM EBIT (last twelve months' earnings before interest and taxes) and LTM net income (last twelve months' net income) of American Coin. Batchelder & Partners adjusted this information for non-recurring charges as necessary. With respect to the selected companies, Batchelder & Partners calculated enterprise value (market value of common equity plus preferred stock, plus debt, less cash) as a multiple of LTM EBITDA and LTM EBIT, and calculated equity market capitalization as a multiple of LTM net income. Equity market values were based on closing stock prices on September 7, 2001. Batchelder & Partners' analysis of the selected companies indicated enterprise and equity value multiples as follows:

                                          AMERICAN COIN
                                         MULTIPLE IMPLIED
                                            BY MERGER       MEDIAN MULTIPLE   LOW MULTIPLE   HIGH MULTIPLE
                                         ----------------   ---------------   ------------   -------------
Enterprise value/LTM EBITDA............        5.20x             6.49x            1.65x         27.29x
Enterprise value/LTM EBIT..............       13.32x             9.44x            5.08x         13.92x
Equity market capitalization/LTM net
  income...............................       50.64x            11.30x            1.93x         24.69x


    Batchelder & Partners indicated that applying the median multiplies in the above table to American Coin's LTM EBITDA, EBIT and net income resulted in an implied assessed equity valuation for American Coin ranging from approximately $13.1 million to $89.9 million and an implied assessed equity value per common share ranging from approximately $1.90 to $12.97 per share. Batchelder & Partners indicated that the American Coin multiples for LTM EBIT and LTM net income implied by the $8.50 per share proposed merger consideration exceeded the median multiples derived from its comparable company analysis, but also indicated that American Coin's implied LTM EBITDA ratio was below the median multiple derived from its comparable company analysis.



    Batchelder & Partners indicated that American Coin was in a highly specialized business and accordingly there were no public companies that were directly comparable to American Coin. Batchelder & Partners also indicated that the relatively large range of values derived from applying the median multiples in the above table to American Coin's LTM EBITDA, EBIT and net income were likely due to the lack of public companies that were directly comparable to American Coin. Batchelder & Partners further indicated that the lower end of the range of values described above was substantially below American Coin's then current stock price. Although Batchelder & Partners believed that its comparable company analysis supports its fairness opinion, it did not give this particular analysis significant weight due to the limitations described above. Accordingly, Batchelder & Partners gave the foregoing comparable company analysis less weight than its premiums paid and discounted cash flow analyses in its preparation of its opinion that as of September 9, 2001 and subject to the consideration set forth in its written opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to American Coin's stockholders from a financial point of view.


COMPARABLE TRANSACTION ANALYSIS

    Using publicly available financial information, Batchelder & Partners compared the consideration paid in 59 selected merger and acquisition transactions as multiples of the target companies' LTM EBITDA, LTM EBIT and LTM net income. The precedent transactions selected by Batchelder & Partners consisted of completed acquisition transactions for the period from January 1, 1999 through September 7, 2001 for publicly traded companies (excluding technology and biotechnology firms) having an enterprise value between $100 million and $250 million. Such analysis indicated the following ranges of multiples for the selected transactions:

                                          AMERICAN COIN
                                         MULTIPLE IMPLIED
                                            BY MERGER       MEDIAN MULTIPLE   LOW MULTIPLE   HIGH MULTIPLE
                                         ----------------   ---------------   ------------   -------------
LTM EBITDA.............................        5.20x              9.0x            3.2x           95.3x
LTM EBIT...............................       13.32x             11.1x            3.9x          835.1x
LTM net income.........................       50.64x             17.3x            6.2x          161.8x


    Batchelder & Partners applied these ranges of multiples to the LTM EBITDA, LTM EBIT and LTM net income of American Coin. Batchelder & Partners indicated that applying the median multiples in the above table to American Coin's LTM EBITDA, EBIT and net income resulted in an implied assessed equity valuation for American Coin ranging from approximately $20.1 million to $149.7 million and an implied assessed equity value per common share ranging from approximately $2.90 to $21.62 per share. Batchelder & Partners indicated that the American Coin multiples for LTM EBIT and LTM net income implied by the $8.50 per share proposed merger consideration exceeded the median multiples derived from its comparable transaction analysis, but also indicated that American Coin's implied LTM EBITDA ratio was below the median multiple derived from its comparable transaction analysis.



    Batchelder & Partners again indicated that American Coin was in a highly specialized business and accordingly there were no public companies that were directly comparable to American Coin. Batchelder & Partners indicated that the lack of such public companies translated into a lack of publicly announced transactions that were directly comparable to the transactions contemplated by the merger agreement. Batchelder & Partners further indicated that the relatively large range of values derived from applying the median multiples in the above table to American Coin's LTM EBITDA, EBIT and net income resulted from the lack of directly comparable transactions. Batchelder & Partners further indicated that the lower end of the range of values described above was substantially below American Coin's then current stock price. Although Batchelder & Partners believed that its comparable transaction analysis supports its fairness opinion, it did not give this particular analysis significant weight due to the limitations described above. Accordingly, Batchelder & Partners gave the foregoing comparable transaction analysis less weight than its premiums paid and discounted cash flow analyses in its preparation of its opinion that as of September 9, 2001 and subject to the consideration set forth in its written opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to American Coin's stockholders from a financial point of view.

PREMIUMS PAID ANALYSIS

    Batchelder & Partners compared the premium represented by the merger consideration over American Coin's common stock trading price to premiums offered in 95 selected merger and acquisition transactions. Because there are no publicly traded companies that are directly comparable to American Coin that have achieved financial results similar to those achieved by American Coin, Batchelder & Partners selected the precedent transactions based on the enterprise value of the target companies involved in such transactions. The precedent transactions selected by Batchelder & Partners consisted of completed acquisitions for the period from January 1, 2000 through September 7, 2001 for publicly traded companies having an enterprise value of between $100 million and $250 million. Such analysis indicated the following ranges of premiums paid:

                                                 AMERICAN    MEDIAN      MEAN       LOW        HIGH
                                                   COIN     PREMIUM    PREMIUM    PREMIUM    PREMIUM
                                                 PREMIUM      PAID       PAID       PAID       PAID
                                                 --------   --------   --------   --------   --------
One day prior to announcement..................    42%        36%        40%        -54%       118%
One week prior to announcement.................    46%        40%        43%        -51%       131%
Four weeks prior to announcement...............    38%        52%        53%        -63%       200%

    Batchelder & Partners indicated that applying the median multiples in the above table to the proposed merger consideration resulted in an implied equity value of American Coin of between $8.00 and $9.00 per share. Batchelder & Partners indicated that the American Coin one day prior and one week prior premiums implied by the $8.50 per share proposed merger consideration exceeded the median and mean multiples derived from its premiums paid analysis, but also indicated that the American Coin four weeks prior premium was less than the median and mean multiples derived from its premiums paid analysis.


    Due to the lack of publicly traded companies that are directly comparable to American Coin and thus the lack of transactions directly comparable to the transactions pursuant to the merger agreement, Batchelder & Partners determined that the results of the foregoing premiums paid analysis had less analytical value and significance than its discounted cash flow analysis. Accordingly, Batchelder & Partners gave the foregoing premiums analysis more weight than its previously described comparable company and comparable transaction analysis and less weight than its discounted cash flow analysis in its preparation of its opinion and that as of September 9, 2001 and subject to the consideration set forth in its written opinion, the $8.50 per share cash consideration to be received by American Coin stockholders pursuant to the merger agreement was fair to American Coin's stockholders from a financial point of view.


DISCOUNTED CASH FLOW ANALYSIS

    In order to calculate an estimate of the value of American Coin from a cash flow perspective, Batchelder & Partners performed a discounted cash flow analysis using the financial forecasts for American Coin for 2002 through 2005 prepared and supplied by American Coin's management. Using these financial projections, Batchelder & Partners considered management's estimate of the future unlevered free cash flows that American Coin could produce through 2005 and then calculated a range of terminal values at the end of 2005 by applying a range of EBITDA exit multiples from 5.0x to 7.0x to American Coin's estimated EBITDA in 2005. The cash flow stream and terminal values were discounted to present values using discount rates ranging from 10.0% to 20.0%, which were chosen to reflect reasonable ranges of American Coin's estimated weighted average cost of capital. Such analysis indicated the following ranges of equity value per share for American Coin:

                                                              EQUITY VALUE PER SHARE
                                                          ------------------------------
                                                               EXIT EBITDA MULTIPLE
                                                          ------------------------------
                  DISCOUNT RATE                             5.0X       6.0X       7.0X
                  -------------                           --------   --------   --------
10.0%............................................          $9.01      $11.04     $13.07
15.0%............................................          $6.49      $ 8.19     $ 9.89
20.0%............................................          $4.43      $ 5.87     $ 7.30


    Based on this analysis, Batchelder & Partners arrived at a range of estimated assessed equity value for American Coin from approximately $30.7 million to $90.5 million and an estimated assessed equity value per common share ranging from approximately $4.43 to $13.07. Batchelder & Partners noted that the $8.50 per share proposed merger consideration exceeded American Coin's discounted cash flow valuation of $8.19 derived using a 15% discount rate and a 6.0x EBITDA exit multiple.



    Because, unlike the preceding comparable company, comparable transaction and premiums paid analyses, Batchelder & Partners' discounted cash flow analysis did not rely upon identifying companies that are directly comparable to American Coin or transactions that are directly comparable to the transactions contemplated by the merger agreement, Batchelder & Partners determined that, of its analyses, the results of its discounted cash flow analysis had a higher analytical value and significance than the comparable company, comparable transaction and premiums paid analysis. Accordingly, Batchelder & Partners gave the foregoing discounted cash flow analysis more weight than the comparable company, comparable transaction and premiums paid analysis in its preparation of its opinion that as of September 9, 2001 and subject to the consideration set forth in its written opinion, the $8.50 per share cash consideration to be received by American Coin stockholders to the merger agreement was fair to American Coin's stockholders from a financial point of view.



    No company or transaction used in the comparable public company trading analysis, the comparable transaction analysis, or the premiums paid analysis is identical to American Coin. Accordingly, an evaluation of the results of these analyses is not simply a mathematical calculation. It involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies being analyzed. The summary above is not a comprehensive description of all analyses and examinations actually conducted by Batchelder & Partners in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by Batchelder & Partners, without considering all analyses and factors, would create an incomplete view of the process underlying Batchelder & Partners' presentation to the board of directors of American Coin. In addition, Batchelder & Partners may have given some analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. For a description of the assumptions
Batchelder & Partners made in rendering its fairness opinion see pages 30-31 and the actual text of the fairness opinion which is attached as Annex B to this proxy statement. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Batchelder & Partners' or American Coin's view of the actual value of American Coin or the shares of American Coin common stock. To the contrary, Batchelder & Partners expressed no opinion on the actual value of American Coin, or shares of American Coin common stock.


    The analyses performed by Batchelder & Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. Batchelder & Partners prepared these analyses as part of its analysis for the board of directors of American Coin of the fairness from a financial point of view of the merger consideration to be received by holders of American Coin common stock and provided these analyses to the board of directors and the special committee in connection with their consideration of the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Batchelder & Partners used in its analyses various projections of future performance prepared and supplied by the management of American Coin. The projections were based on numerous uncertain variables and assumptions that are inherently unpredictable. Accordingly, actual results could vary significantly from those assumed in these projections.

    The opinion of Batchelder & Partners and the presentation to the special committee and the board of directors summarized above were among the many factors taken into consideration by the board of directors of American Coin in determining whether to approve and to recommend that the American Coin stockholders vote to adopt the merger. During Batchelder & Partners' presentations to the special committee and the board of directors, the members of the special committee and board of directors asked numerous questions regarding the analyses performed by Batchelder & Partners and its conclusion as to the fairness from a financial point of view of the consideration to be received pursuant to the merger agreement. Batchelder & Partners, however, does not make any recommendation to any stockholders or to any other person or entity as to how any stockholder should vote with respect to the merger agreement. Batchelder & Partners' opinion did not address the relative merits of the merger, any alternatives to the merger, or American Coin's underlying business decision to proceed with or effect the merger.

    Pursuant to the terms of its engagement, American Coin paid Batchelder & Partners a retainer fee of $150,000 during 2000 for various services performed, including the delivery of a report evaluating strategic alternatives of American Coin, and a $250,000 fee for assisting with American Coin's refinancing of its credit facility in December 2000. American Coin will pay Batchelder & Partners a fee of approximately $1,250,000 in connection with the proposed merger, which is contingent upon the consummation of the merger. In addition, American Coin has agreed to reimburse Batchelder & Partners for its out-of-pocket expenses and to indemnify Batchelder & Partners and related parties against specified liabilities, including liabilities under the federal securities laws.

CRANE'S PURPOSE AND REASON FOR THE MERGER

    The purpose of Crane in proceeding with the merger is to acquire the entire equity interest of American Coin in a leveraged transaction providing fair value to American Coin's stockholders. Crane believes that there is opportunity to improve the performance of American Coin and add value to the surviving corporation.

    The acquisition of the entire equity interest in American Coin was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases.

    Crane concurs with American Coin that the merger, including the merger consideration of $8.50 per share in cash and the terms and conditions of the merger agreement, are fair, from a financial point of view, to American Coin and its stockholders based upon, among other things, the following factors:

    - the conclusions and recommendations of American Coin's board of directors;

    - the special committee appointed by American Coin's board of directors, after considering various bids for American Coin received by them, had unanimously approved the merger and recommended that stockholders adopt the merger agreement and the transactions contemplated thereby;

    - the merger consideration and the other terms and conditions of the merger agreement were the result of arm's-length, good faith negotiations between the special committee and Crane and their respective advisors following a confidential auction process conducted by Batchelder & Partners with the bid by Crane constituting the best offer received during such process;

    - American Coin received bids during the auction process from other third-party bidders before American Coin began negotiating the merger agreement with Crane and no entity during that process proposed a transaction resulting in an agreement at a price higher or terms more favorable than offered by Crane;

    - during the substantial period of time which would elapse between the announcement of the execution of the merger agreement and the consummation of the merger following the special meeting to be held to vote upon the merger, there would be more than sufficient time and opportunity for other persons to propose alternative transactions to the merger;

    - the terms of the merger agreement authorize American Coin under certain circumstances to (1) engage in negotiations with, and provide access to information about American Coin to, third parties who submit in writing an alternative acquisition proposal which, among other things, American Coin's board of directors determines would be more favorable to the stockholders of American Coin than the proposed merger with Crane and Merger Sub (2) terminate the merger agreement in order to permit American Coin to enter into such a transaction; and


    - the other factors referred to above as having been taken into account by American Coin's board of directors, with which Crane concurs. See "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" beginning on page 25.


INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

    In considering the recommendation of the board with respect to the merger, stockholders should be aware that certain members of the board and certain of American Coin's executive officers have interests that are in addition to or different than the interests of the stockholders of American Coin generally.

DIRECTORS OF AMERICAN COIN

    Two members of the board of directors have interests that may present actual, potential or the appearance of potential conflicts of interest in connection with the merger.

    Bruce W. Krysiak, a director of American Coin, has a minority interest in Knightsbridge Holdings, LLC d/b/a Krysiak Navab & Company. Knightsbridge holds an interest in Crane, which is controlled by Wellspring Capital Management LLC. Due to this conflict, Mr. Krysiak was not involved in, or consulted regarding American Coin's process of considering its strategic alternatives, discussing potential transactions with third parties, including Crane, negotiating the terms of the merger agreement with Crane or the meetings of the board of directors or special committee to consider and approve the merger agreement once Knightsbridge first indicated its interest in pursuing a strategic transaction with American Coin on May 16, 2001.

    John A. Sullivan serves as chairman of American Coin's board of directors and is also employed by Relational Investors, an affiliate of Batchelder & Partners, American Coin's financial advisor regarding the merger. Batchelder & Partners will receive a fee of approximately $1,250,000 for services rendered in connection with the proposed merger, which is contingent upon the consummation of the merger. Mr. Sullivan is also party to a consulting agreement with American Coin regarding his service as a member of American Coin's board of directors through December 31, 2003. Mr. Sullivan will not serve on American Coin's board of directors following the consummation of the merger. Accordingly, assuming the consulting agreement is terminated in January, 2002, Mr. Sullivan will receive accelerated payment of approximately $200,000 payable under this agreement in one lump sum within thirty days of termination. Other than the cash consideration received by other stockholders and holders of American Coin stock options and accelerated payment under the consulting agreement, Mr. Sullivan will receive no financial benefit in connection with the merger. Mr. Sullivan was chairman of the special committee, and participated in special committee and board discussions and votes regarding the merger.

INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The merger agreement provides that for six years after the consummation of the merger, American Coin as the surviving corporation will maintain all rights to indemnification and limitations on liability of current officers and directors of American Coin. The merger agreement also provides that for six years after the consummation of the merger, American Coin as the surviving corporation will maintain existing, or appropriate substitute, policies of directors' and officers' liability insurance and fiduciary liability insurance. See "The Merger Agreement--Covenants" beginning on page 50.


MANAGEMENT EMPLOYMENT AGREEMENTS

    Randall J. Fagundo, American Coin's chief executive officer, and W. John Cash, American Coin's chief financial officer, each entered employment agreements with American Coin effective December, 2000 and amended these agreements in July, 2001. Mr. Fagundo's agreement expires on December 31, 2003, and Mr. Cash's agreement expires on June 30, 2002. Each of these agreements provides that if the executive's employment is terminated without cause or for good reason after a corporate change of control, the executive will be entitled to severance payments and other benefits for twelve months after the date of termination. Although it is anticipated that Mr. Fagundo's and Mr. Cash's employment agreements will remain in full force and effect following consummation of the merger, consummation of the merger does constitute a change of control under the employment agreements. Accordingly, if Mr. Fagundo's employment agreement is terminated following the consummation of the merger, American Coin expects that his severance payment under the employment agreement would equal approximately $825,000. If Mr. Cash's employment agreement is terminated following the consummation of the merger, American Coin expects that his severance payment under the employment agreement would equal approximately $225,000.

EMPLOYEE BENEFITS

    The merger agreement provides that, for a period of at least two years following the effective time, the surviving corporation to will maintain employee benefit plans and arrangements, which provide a level of benefits, taken as a whole, that are equal to or greater than the overall level of benefits provided by American Coin as of September 9, 2001.

STOCK OPTIONS

    At the consummation of the merger, each outstanding American Coin stock option will immediately vest and become exercisable. All rights with respect to American Coin common stock under each outstanding option will be canceled and converted into the right to receive an amount in cash equal to the number of shares of American Coin common stock subject to such stock option multiplied by the excess, if any, of $8.50 over the exercise price of such stock option.


    As of December 31, 2001, there were outstanding options to purchase 700,104 shares of American Coin common stock, of which options for 531,886 shares were vested and options for 168,218 shares were not vested. On December 31, 2001 American Coin's officers and directors owned (1) vested options entitling them to purchase 447,500 shares of American Coin common stock and (2) unvested options to purchase 98,000 shares of American Coin common stock.

    The following table sets forth, with respect to the officers and directors of American Coin:

    - the number of shares of American Coin common stock subject to options held by such persons that will be exercisable immediately upon the consummation of the merger (including options that are currently exercisable as well as options which will become exercisable in connection with the transactions contemplated by the merger agreement);

    - the range of exercise prices of the options held by such persons;

    - the weighted average exercise price of the options held by such persons;
      and

    - the cash value realizable by such persons upon the closing of the merger.

                                 SHARES OF COMMON
                                 STOCK SUBJECT TO
                              OPTIONS EXERCISABLE AT      RANGE OF       WEIGHTED AVERAGE   REALIZABLE VALUE AT
                                THE CLOSING OF THE     EXERCISE PRICES    EXERCISE PRICE    THE CLOSING OF THE
NAME                                  MERGER              PER SHARE         PER SHARE             MERGER
----                          ----------------------   ---------------   ----------------   -------------------
Richard P. Bermingham.......           36,000          $2.813 - 6.375         $4.51            $ 143,809.50
W. John Cash................           70,000           2.625 - 4.500          3.16              373,750.00
Randall J. Fagundo..........          275,000           2.625 - 5.000          3.92            1,259,375.00
Richard D. Jones............           22,500           2.875 - 6.375          4.33               93,750.00
Robert A. Kaslon............            8,000           2.625 - 5.530          3.71               38,285.00
Bruce W. Krysiak............           36,000           2.813 - 5.625          4.19              155,059.50
John A. Sullivan............           75,500           2.625 - 7.000          3.63              367,625.00
J. Gregory Theisen..........           22,500           2.875 - 6.375          4.33               93,750.00

CERTAIN EFFECTS OF THE MERGER


    If American Coin consummates the merger with Merger Sub, American Coin's stockholders will no longer have any interest in, and will not be stockholders of, American Coin. They will no longer benefit from any of American Coin's future earnings or growth or from any increases in American Coin's value and will no longer bear the risk of any decreases in American Coin's value. Instead, upon the consummation of the merger, each stockholder (other than American Coin, Crane, Merger Sub and dissenting stockholders) will have the right to receive $8.50 in cash, without interest, for each share of American Coin's common stock that they hold. American Coin's stockholders receive the benefit of the payment of a premium, in cash, above the market value for American Coin's common stock prior to the announcement of the transaction. This cash payment assures that all of American Coin's stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to these holders is their inability to participate as continuing stockholders in American Coin's possible future growth. If American Coin consummates the merger, Crane's stockholders will indirectly hold the entire equity interest in American Coin and will, therefore, be the sole beneficiaries of any of American Coin's future earnings or growth and any increases in American Coin's value. However, Crane's stockholders will bear the risk of any decreases in American Coin's value and the risks associated with (1) the significant amount of debt Crane will incur in connection with the merger and (2) the lack of liquidity in Crane's investment in the surviving corporation. See "Special Factors--Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger--Special Committee" beginning on page 25.


    American Coin's certificate of incorporation and bylaws will be amended and restated as of the effective time of the merger to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the merger.

CONDUCT OF THE BUSINESS OF AMERICAN COIN IF THE MERGER IS NOT CONSUMMATED

    If American Coin does not consummate the merger, American Coin's board of directors expects to seek to retain American Coin's current management team, although there can be no assurance it will be successful in doing so. There are no plans in such circumstances to operate American Coin's business in a manner substantially different than presently operated.

ACCOUNTING TREATMENT

    The merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

FINANCING OF THE MERGER

    Crane and Merger Sub expect that the maximum amount of funds required to pay the aggregate merger consideration due to American Coin's stockholders and holders of American Coin stock options pursuant to the merger agreement, assuming all shares of common stock and stock options are converted into cash in the merger in accordance with the merger agreement and there are no stockholders who exercise appraisal rights, will be approximately $58.9 million. In addition, American Coin, Crane, and Merger Sub will also require approximately $48.5 million to repay existing indebtedness of American Coin in the refinancing and approximately $8 million to pay other expenses and costs incurred by American Coin, Crane, Wellspring, Knightsbridge and Merger Sub relating to the transactions and for other general corporate purposes. Crane plans to obtain the proceeds to pay the merger consideration, complete the refinancing and pay related costs and expenses of the transaction from new senior secured revolving credit and term loan facilities, the private placement of senior subordinated debt securities issued by the surviving corporation and equity contributions by Wellspring.

    Crane does not have any alternative financing arrangements or plans in the event that the arrangements discussed in this section are not realized.

SENIOR SECURED REVOLVING CREDIT AND TERM LOAN FACILITY

    On September 4, 2001, Wellspring and Knightsbridge entered into a senior debt commitment letter with Madison Capital Funding, LLC. On September 6, 2001, Wellspring and Knightsbridge entered into a senior debt commitment letter with Antares Capital Corporation. On September 6, 2001, Madison Capital received and delivered to Wellspring, Knightsbridge and Crane a senior debt commitment letter from Comerica Bank. Under the terms of the senior debt commitment letters and subject to certain conditions set forth therein, Madison Capital has agreed to act as arranger and agent for itself and for any other lending institutions with respect to the proposed senior secured revolving credit and term loan facilities aggregating up to approximately $60 million. These senior secured revolving credit and term loan facilities are hereafter referred to as the "senior debt facilities." The lenders who are party to the senior debt commitment letters have committed, subject to the terms and conditions of the senior debt commitment letters, to provide the full amount of the senior debt facilities, but may syndicate the senior debt facilities to other banks or financial institutions.

    Crane will use the proceeds of the senior debt facilities to pay a portion of the merger consideration, to pay related transaction fees and expenses of the merger, to fund the refinancing, to secure standby letters of credit, and for working capital and general corporate purposes.

    The lenders' obligations under the senior debt commitment letters are subject to the execution of definitive documentation that will contain terms and covenants customary to facilities of this size and type as well as other customary conditions. Further, unless waived, the ability to borrow under the senior debt facilities will be subject to the satisfactions by American Coin and Merger Sub of certain financial tests and other customary conditions for credit facilities of the size, type and purpose contemplated by the senior debt facilities, some of which are beyond the control of American Coin and Merger Sub. These conditions include, but are not limited to:

    - Merger Sub's receipt of the proceeds of the subordinated credit facility and the equity contributions described below;

    - the consummation of the merger on terms and conditions acceptable to Madison Capital;

    - American Coin's achievement of at least $24 million in trailing 12-month EBITDA ending on the closing date;

    - American Coin's achievement of a pro forma leverage ratio of senior debt to trailing 12-month adjusted EBITDA, as of the closing date, of not greater than 2.50 to 1;

    - maximum outstanding revolving loan of $5,000,000 and minimum revolving loan availability of $5,000,000 after giving effect to the funding of the loans at close and payment of all costs and expenses;

    - Madison Capital's satisfactory completion of legal due diligence, including with respect to the proposed organization and legal structure of Crane and Merger Sub, tax, labor, ERISA, significant contracts, insurance, and management background checks, as well as receipt and approval of financial statements/pro-forma statements for periods after the date of the senior debt commitment letters and receipt and approval of updated projections;

    - the absence of a material adverse change, in the reasonable opinion of Madison Capital, in the business, assets, properties or results of operations or condition (financial or otherwise) of American Coin since December 31, 2000; and

    - the absence of material changes or disruptions in the financial, banking or capital markets generally affecting credit facilities similar to the senior debt facilities that, in Madison Capital's judgment, could reasonably be expected to materially impair the syndication of the senior debt facilities.

    There is no assurance that definitive documentation with respect to the senior debt facilities will be executed or, if executed, that Merger Sub and American Coin will be able to comply with all of the conditions contained therein. In that connection, for example, no assurance can be given that the terrorist attack of September 11, 2001 will not cause a material change or disruption in the financial, banking or capital markets that could reasonably be expected to materially impair the syndication of the senior debt facilities.

    The obligations under the senior debt commitment letters will expire and terminate automatically if the closing of the merger has not occurred on or prior to March 31, 2002. There can be no assurance, however, that the closing of the merger will occur prior to March 31, 2002 or that the expiration date of the senior debt commitment letters will be extended.

SUBORDINATED CREDIT FACILITY

    On July 31, 2001, Wellspring and Knightsbridge entered into and delivered to American Coin a subordinated debt commitment letter, which was amended on September 6, 2001 and again on September 8, 2001 with UBS AG and UBS Warburg, LLC, or "UBS." Pursuant to the subordinated debt commitment letter and subject to the conditions set forth therein, UBS agreed to provide a senior subordinated bridge loan of up to $35 million, if necessary, and to serve as the exclusive placement agent with respect to the sale of $35 million of senior subordinated debt securities.

    On November 12, 2001, Wellspring and Knightsbridge entered into a subordinated debt commitment letter with Audax Mezzanine Fund, L.P. or "Audax," and, on November 13, 2001, Wellspring, Knightsbridge and UBS terminated UBS' commitment under its commitment letter. Audax has committed, subject to the conditions set forth in its commitment letter, to purchase up to $30 million of senior subordinated debt securities. The senior subordinated debt securities are referred to as the "subordinated debt facility." Crane will use the proceeds from the subordinated debt facility to pay a portion of the merger consideration and refinancing and to pay related transaction fees and expenses of the merger.

    Audax's commitment under the subordinated debt commitment letter is conditioned on the execution of definitive agreements in customary form reasonably acceptable to Audax that will contain terms and covenants that are customary in transactions of the type contemplated by the subordinated debt commitment letter. In addition, Audax's obligation to purchase the senior subordinated debt securities is subject to certain financial tests and other customary conditions, including certain conditions that are beyond the control of American Coin and Merger Sub. These conditions are substantially similar to the conditions required by the senior debt facilities described in "Senior Secured Revolving Credit and Term Loan Facility" above, but also include, among others:

    - Audax's satisfaction as to the structure, terms and conditions of the merger, the refinancing, the senior debt facilities and the equity contributions; and

    - neither Wellspring, Knightsbridge, Crane or Merger Sub having breached any covenant or agreement in the subordinated debt commitment letter in any material respect.

    There is no assurance that definitive documentation with respect to the senior subordinated debt facility will be executed or, if executed, that Merger Sub and American Coin will be able to comply with all of the conditions contained therein. In addition, there can be no assurance that the terrorist attack of September 11, 2001 will not cause a material change or disruption in the financial, banking or capital markets generally.

EQUITY CONTRIBUTIONS

    Wellspring has entered into an equity commitment letter with Crane, dated September 7, 2001, pursuant to which it has agreed to purchase equity securities of Crane subject to the terms and conditions set forth therein of an amount equal to not less than $25 million and up to $32 million.

    Wellspring's funding under the equity commitment letter is conditioned upon the completion of the merger, the execution of definitive documentation with respect to the senior debt facilities and the subordinated debt and facility on terms not materially more adverse to Crane than those set forth in the senior debt commitment letters and the subordinated debt commitment letter, respectively, and the funding of the loans thereunder, the absence of any change which is deemed by Wellspring to be materially adverse in respect of the business, results of operations, condition (financial or otherwise), assets or liabilities of Merger Sub, American Coin or any of their respective subsidiaries, and the absence, in the sole judgment of Wellspring, of a material adverse change or material disruption having occurred in the financial, banking or capital markets generally after the date of the equity commitment letter. There can be no assurance that the terrorist attack of September 11, 2001 will not cause a material change or disruption in the financial, banking or capital markets generally.

REGULATORY REQUIREMENTS; THIRD-PARTY CONSENTS

    American Coin does not believe that any material federal or state regulatory approvals, filings or notices are required as a condition to the merger other than:

    - such approvals, filings or notices required pursuant to federal and state securities laws;

    - the filing of a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    - the filing of the certificate of merger with the Secretary of State of the State of Delaware; and

    - the approval of the Washington State Gaming Commission.

    American Coin does not believe any material third-party consents will be required by American Coin in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary is a general discussion of the material federal income tax consequences to American Coin stockholders who convert their common stock into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (which is referred to as the Code), applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to American Coin stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information American Coin's stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws. In addition, it does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances, including:

    - stockholders that are insurance companies;

    - stockholders that are tax-exempt organizations;

    - stockholders that are financial institutions or broker-dealers;

    - stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

    - stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

    - stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

    - stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

The following summary also does not address holders of stock options. The following summary assumes that stockholders hold their common stock as a "capital asset" (generally, property held for investment).

TREATMENT OF HOLDERS OF COMMON STOCK

    The conversion of American Coin common stock into cash in the merger will be a taxable transaction. Generally, this means that stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash stockholders receive in the merger and (2) their tax basis in the common stock (which is usually a stockholder's original cost for the stock). For stockholders who are individuals, capital gain or loss will be taxable at a maximum federal capital gains rate of 20% if such stockholders have held the common stock for more than one year at the time of the merger. For stockholders who are corporations, the maximum federal income tax rate applicable to such stockholder's capital gains is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

    Stockholders' federal income tax treatment may differ from the foregoing if they continue to have an interest in American Coin after the merger, taking into account the constructive ownership rules of Section 318 of the Code. These rules generally will treat stockholders as having an interest in American Coin after the merger if they or persons related to them own shares in Crane after the merger. For federal income tax purposes, American Coin will be deemed to be the source of a portion of the cash consideration issued in the merger (including the proceeds from debt used to fund the merger that is assumed by American Coin in the merger). Therefore, to the extent that cash stockholders receive for their stock is from such source, the merger will be treated as a redemption of such stockholders' common stock for federal income tax purposes. If a stockholder's interest in American Coin is completely terminated in the merger, taking into account the constructive ownership rules of Section 318 of the Code, then such stockholders will receive sale or exchange treatment as described in the preceding paragraph. If, taking into account the constructive ownership rules of Section 318 of the Code, a stockholder's interest in American Coin is not completely terminated, then such stockholder will recognize gain or loss as described above only if the deemed redemption of such stockholder's stock is either "not essentially equivalent to a dividend" or is "substantially disproportionate" within the meaning of Section 302 of the Code. Whether or not a stockholder qualifies for sale or exchange treatment under these provisions depends on such stockholder's individual facts and circumstances. If a stockholder does not qualify for sale or exchange treatment, a portion of the cash such stockholder receives in the merger will be treated as a dividend for federal income tax purposes. For individuals, some or all of such a dividend may be taxable at federal income tax rates up to 39.1%, without regard to such stockholder's tax basis in the American Coin shares. Stockholders are urged to consult their tax advisors with respect to the potential applicability of these provisions.

BACKUP WITHHOLDING

    A stockholder may be subject to backup withholding at the rate of 30.5% with respect to the gross proceeds it receives in the merger unless (1) it is a corporation or other exempt recipient and, when required, it establishes this exemption or (2) the stockholder provides its correct taxpayer identification number to the surviving corporation, certifying that it is not currently subject to backup withholding and otherwise complying with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against a stockholder's federal income tax liability.

    The surviving corporation will report to stockholders and to the IRS the amount of any reportable payments (including payments made to stockholders pursuant to the merger) and any amount withheld pursuant to the merger.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

FEES AND EXPENSES

    Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, except that American Coin will pay for all filing fees required to be paid under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

    American Coin may be required to reimburse Crane's reasonable third-party, documented out-of-pocket expenses associated with this transaction up to a maximum amount of $1,250,000 if the merger agreement is terminated for any of the following reasons:

    - by Crane or American Coin if American Coin's stockholders do not adopt the merger by the required stockholder vote;

    - by Crane if holders of greater than 7.5% of American Coin's shares of common stock shall have properly demanded appraisal rights under Delaware corporate law; or

    - by Crane or American Coin if American Coin's board of directors withdraws, amends or modifies its recommendation of the merger or accepts or recommends an alternative acquisition proposal.

    American Coin may also have an obligation to pay Crane an additional amount equal to $1,150,000 if the merger agreement is terminated under certain circumstances described above or due to a breach of the merger agreement by American Coin, if, prior to such termination, American Coin has received an alternative acquisition proposal that is more favorable to American Coin stockholders than the proposed merger with Crane, and American Coin consummates an alternative merger transaction with a party other than Crane or its affiliates within nine months of such termination.

DELISTING AND DEREGISTRATION OF AMERICAN COIN COMMON STOCK

    Following the consummation of the merger, American Coin common stock will be delisted from the Nasdaq SmallCap Market and will become eligible for termination of its registration under the Securities Exchange Act of 1934. American Coin intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 as soon as practicable following the consummation of the merger.

TRUST PREFERRED SECURITIES

    Upon completion of the merger, American Coin's trust preferred securities will remain outstanding and will continue to be listed on the American Stock Exchange under the symbol ACM^A. So long as the trust preferred securities remain listed on the American Stock Exchange, American Coin will continue to be a reporting company under the Securities Exchange Act of 1934.

                              THE MERGER AGREEMENT

    The following section of the proxy statement describes some aspects of the merger, including some of the provisions of the merger agreement. This description of the merger agreement is not complete and is qualified by reference to the full text of the merger agreement, a copy of which is attached as Annex A. Stockholders are urged to read the entire merger agreement carefully as it is the legal document that governs the merger.

THE MERGER; MERGER CONSIDERATION

    The merger agreement provides that the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. If the merger is adopted at the special meeting by the holders of a majority of all outstanding shares of common stock, and the other conditions to the merger are satisfied or waived, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting; however, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated. At the effective time, Merger Sub will be merged with and into American Coin, the separate corporate existence of Merger Sub will cease and American Coin will continue as the surviving corporation. In the merger and at the effective time:

    - each share of American Coin common stock issued and outstanding immediately prior to the effective time (other than common stock held by American Coin, its wholly owned subsidiaries, Crane, Merger Sub or dissenting stockholders) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become the right to receive $8.50 in cash, without interest;

    - each share of American Coin common stock issued and outstanding immediately prior to the effective time that is owned by American Coin, its wholly owned subsidiaries, Crane or Merger Sub will automatically cease to exist and no payment will be made with respect thereto;

    - each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation;

    - options to acquire shares of common stock of American Coin outstanding immediately prior to the effective time will be converted into the right to receive a cash payment equal to the net value of such options; and


    - dissenting stockholders who do not vote to adopt the merger agreement and who otherwise strictly comply with the provisions of the Delaware General Corporation Law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of common stock and payment in cash therefor in lieu of the merger consideration. See the entitled "Dissenters' Rights of Appraisal" beginning on page 54.


PAYMENT FOR SHARES OF COMMON STOCK

    As soon as practicable following receipt of the required stockholder vote, Crane will enter into an agreement with a bank or trust company selected by Crane to act as paying agent under the merger agreement. Crane shall deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of American Coin's common stock (other than common stock held by dissenting stockholders and shares to be canceled without consideration pursuant to the merger agreement).

    Promptly after the effective time of the merger, the paying agent will mail to each person who was a holder of record of shares of American Coin's common stock immediately prior to the effective time, other than dissenting stockholders, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

    In the event of a transfer of ownership of shares of common stock which is not registered in the transfer records of American Coin, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent, to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

    STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

    One hundred and eighty days after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of company stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such 180-day period may thereafter look only to Crane and the surviving corporation for payment of the merger consideration to which they are entitled.

TRANSFERS OF COMMON STOCK

    At the effective time, the stock transfer books of American Coin will be closed, and there will be no further transfers of certificates on the records of American Coin or its transfer agent. If, after the effective time, certificates are presented to the paying agent or the surviving corporation or Crane, they will be canceled and exchanged for the merger consideration as provided above and pursuant to the terms of the merger agreement (subject to applicable law in the case of dissenting stockholders).

TREATMENT OF STOCK OPTIONS

    It is currently anticipated that immediately prior to the effective time, each option to acquire American Coin common stock outstanding at the effective time, whether or not then vested or exercisable, will be canceled. In consideration of such cancellation, American Coin or the surviving corporation will pay to the holder of each such canceled stock option, at or as soon as practicable after the effective time, a cash payment equal to the product of (1) the excess, if any, of the merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, whether or not then vested or exercisable. At the effective time, all such stock options will be converted into, and will thereafter only represent the right to receive, such cash consideration.

CONDITIONS

    The obligations of American Coin, Crane and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following conditions, among others:

    - the adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of American Coin's common stock;

    - the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976;

    - the absence of any restraining order, preliminary or permanent injunction or other order, law, rule or regulation preventing the consummation of the merger; and

    - the absence of any litigation seeking to restrain or prohibit the merger that has not been terminated or dismissed.

    The obligations of Crane and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions, among others:

    - the representations and warranties of American Coin being accurate in all material respects as of the date of the merger agreement (without giving effect to qualifications as to materiality contained in such representations and warranties);

    - the representations and warranties of American Coin being accurate in all respects as of the effective time as if made on and as of the effective time, except that representations and warranties made as of a specific date shall be considered only as of such date and inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not be reasonably expected to have, a material adverse effect on American Coin (without giving effect to qualifications as to materiality contained in such representations and warranties);

    - American Coin having performed or complied with all of its obligations required to be performed by it under the merger agreement in all material respects;

    - the holders of not more than 7.5% of the outstanding shares of American Coin's common stock having properly demanded appraisal of such shares. See "Dissenters' Rights of Appraisal" beginning on page 54;


    - American Coin having obtained all material consents required to be obtained by American Coin pursuant to the merger agreement; and

    - there having been no changes with respect to American Coin and no events having occurred since the date of the merger agreement that have had a material adverse effect with respect to American Coin.

    The obligations of American Coin to effect the merger are also subject to the satisfaction or waiver of the following additional conditions:

    - the representations and warranties of Crane and Merger Sub being accurate in all material respects as of the date of the merger agreement (without giving effect to qualifications as to materiality contained in such representations and warranties);

    - the representations and warranties of Crane and Merger Sub being accurate in all respects as of the effective time as if made on and as of the effective time, except that inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not be reasonably expected to have, a material adverse effect on Crane and Merger Sub (without giving effect to qualifications as to materiality contained in such representations and warranties);

    - Crane and Merger Sub having performed or complied with all of their respective obligations required to be performed by them under the merger agreement except where the failure to so perform has not resulted in a material adverse effect with respect to Crane or Merger Sub.

    At this time, American Coin does not believe there is any material uncertainty as to the fulfillment of the conditions of consummating the merger. However, there can be no assurance that future events will not cause material uncertainty as to the fulfillment of the conditions of consummating the merger including a material change or disruption in the financial, banking or capital markets that could reasonably be expected to result in the withdrawal of the necessary debt or equity financing commitments from Crane.

REPRESENTATIONS AND WARRANTIES

    The representations and warranties of American Coin (which will not survive the completion of the merger) relate to, among other things:

    - the organization and qualification to do business of American Coin and its subsidiaries;

    - American Coin's certificate of incorporation and bylaws, each as amended, and the equivalent documents for each of its subsidiaries;

    - the capitalization of American Coin and its subsidiaries;

    - filings made by American Coin with the Securities and Exchange Commission;

    - the financial statements of American Coin;

    - the absence of certain changes in American Coin or its business;

    - American Coin's intellectual property, real property and other assets;

    - American Coin's material contracts and employee benefit plans;

    - American Coin's compliance with applicable laws, ordinances, tax rules and regulations, environmental laws, etc.;

    - the absence of any legal action, claim, suit, investigation or proceeding or of any material order, writ, injunction or judgment to which American Coin or its subsidiaries is subject;

    - American Coin's possession of all necessary permits, licenses and certificates;

    - the absence of any labor union organizing activities or agreements or unfair labor practice claims;

    - American Coin's material insurance policies;

    - the absence of any claims with respect to any product warranties provided by American Coin and its subsidiaries;

    - the brokers used by American Coin in connection with the merger;

    - American Coin's authority to enter into the merger agreement;

    - the filings and/or consents required to be obtained by American Coin in connection with the merger;

    - the actions taken by the American Coin board of directors in approving the merger agreement and the transactions contemplated thereby;

    - the absence of a conflict of the merger agreement and the transactions contemplated thereby, with laws and orders applicable to, and material agreements and organizational documents of American Coin;

    - the inapplicability of Delaware anti-takeover laws;

    - the receipt by American Coin of the fairness opinion of Batchelder & Partners;

    - the inapplicability of American Coin's stockholder rights plan or "poison pill" to the merger;

    - the absence of certain liabilities;

    - the absence of transactions with affiliates of American Coin; and o the required vote of the stockholders of American Coin with respect to the merger.

    The representations of Crane and Merger Sub relate to, among other things:

    - their respective organization and qualification to do business, capitalization, ownership, and authority to enter into the merger agreement;

    - the absence of a conflict of the merger agreement and the transactions contemplated thereby, with laws and orders applicable to, and material agreements and organizational documents of, Crane and Merger Sub;

    - documentation evidencing Crane's available cash resources and/or financing commitment letters;

    - the absence of any broker, finder or investment banker fee in connection with the transactions contemplated by the merger agreement;

    - the authority of Crane and Merger Sub to enter into the merger agreement;

    - the filings and/or consents required to be obtained by Crane or Merger Sub in connection with the merger;

    - the absence of any legal action, claim, suit, investigation or proceeding pending or threatened against Crane or Merger Sub, as well as the absence of any order, writ, injunction or judgment to which Crane or Merger Sub is a party in either case that would materially and adversely affect Crane or Merger Sub's ability to consummate the merger; and

    - Crane's interest in, or ownership of, any of American Coin's common stock.

COVENANTS

    The merger agreement contains a number of covenants of Crane, Merger Sub and American Coin. The covenants of Crane and Merger Sub must be waived or performed and complied with in all respects prior to the effective time, except where the failure to so perform has not resulted in a material adverse effect with respect to Crane or Merger Sub. The covenants of American Coin must be performed and complied with in all material respects or waived prior to the effective time.

    Crane, Merger Sub and American Coin have each agreed prior to the effective time to:

    - promptly file all registrations and filings required to be filed in connection with the merger pursuant to applicable antitrust, securities and other governmental regulations and to obtain all governmental clearances and approvals related thereto;

    - prepare and file this proxy statement in conformance with applicable legal requirements;

    - advise each other of, among other things, representations or warranties contained in the merger agreement becoming untrue, their respective failure to comply with or satisfy covenants, conditions or agreements contained in the merger agreement and any change, event or circumstance that could reasonably be expected to have a material adverse effect on such party or on its ability to consummate the proposed merger; and

    - consult with each other prior to issuing any press releases or otherwise making public statements with respect to the merger and the related transactions.

    The additional covenants of American Coin include, among other things, obligations to:

    - prior to the effective time, operate, and cause each of its subsidiaries to operate, their respective businesses in the ordinary course and consistent with past practice and not undertake certain actions without the consent of Crane, such consent not to be unreasonably withheld, and to report to Crane the status of American Coin's business;


    - subject to certain exceptions, not solicit or encourage alternative acquisition proposals and to advise Crane of American Coin's receipt of any such proposal. See "Acquisition Proposals" beginning on page 52;


    - use all reasonable efforts to call a special meeting of American Coin's stockholders to vote upon the adoption of the merger agreement;

    - subject to certain exceptions, cause its board of directors to recommend the merger transaction to American Coin's stockholders at all times prior to the effective time;

    - allow Crane reasonable access to American Coin's facilities, personnel and information, subject to certain exceptions;

    - cause each of American Coin's outstanding stock options to be cancelled immediately prior to the effective time in exchange for a cash payment equal to the value of such option;

    - cause American Coin's employee stock purchase plan to be terminated at the effective time and to refrain from commencing any new offering period under such plan;

    - obtain the resignations of American Coin's current directors prior to the effective time; and

    - deliver to Crane a copy of the fairness opinion dated September 9, 2001 delivered by Batchelder & Partners.

    With respect to American Coin's obligation to continue to operate its business in the ordinary course and consistent with past practice, American Coin has agreed that it will not engage in certain types of transactions. Specifically, American Coin has agreed that prior to the effective time, American Coin will not, without the consent of Crane (which consent may not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to, among other things:

    - amend its certificate or incorporation or bylaws or other organizational documents;

    - become a party to a merger or similar transaction;

    - declare, set aside or pay any dividend or other distribution in respect of any shares of its capital stock;

    - form any subsidiary or acquire any equity interests in other entities other than acquisitions of American Coin's franchisees;

    - issue, sell or grant or authorize any capital stock or securities convertible into capital stock other than issuances of limited amounts of options for American Coin's common stock and the issuance of American Coin common stock pursuant to the exercise of options, stock purchase rights, warrants and similar securities currently outstanding;

    - amend or modify the terms of any of American Coin's stock option plan documents, restricted stock purchase agreements or similar contracts;

    - transfer, license or encumber American Coin's assets;

    - repurchase or redeem shares of American Coin's stock;

    - lend money or incur indebtedness;

    - establish, adopt or materially amend American Coin's compensation agreements;

    - enter into material contracts;

    - change American Coin's methods of accounting or make any tax election;

    - make capital expenditures in excess of $3,500,000;

    - settle legal proceedings for amounts in excess of $20,000;

    - hire senior level or highly compensated employees;

    - acquire or dispose of any asset or right with a value in excess of $50,000; or

    - enter into any transaction outside the ordinary course of its business that requires payments by or to American Coin in excess of $100,000.

    The additional covenants of Crane and Merger Sub include, among other things, obligations to:

    - notify American Coin of any change in the financing commitments that Crane's financing sources have given to it in connection with the merger;

    - maintain in effect employee benefit plans and arrangements for employees and to honor existing employment contracts;

    - cause the surviving corporation in the merger to continue to indemnify and, subject to some limitations, insure American Coin's officers and directors; and

    - assume the liabilities associated with American Coin's trust preferred securities.

ACQUISITION PROPOSALS

    The merger agreement provides that, at any time prior to the effective time, American Coin will not either directly or indirectly, solicit, initiate, encourage or induce the making or submission of any alternative acquisition proposal and will not consider, or take actions with respect to, unsolicited alternative acquisition proposals unless the following conditions are first satisfied:

    - American Coin must determine in good faith that the alternative proposal is an acquisition proposal that is more favorable to American Coin's stockholders than the merger with Crane contemplated in this proxy;

    - American Coin has not solicited, initiated or encouraged such proposal or furnished the party making such proposal with information regarding American Coin;

    - American Coin's board of directors has determined that a failure to consider such proposal would be reasonably likely to constitute a breach of its fiduciary duties to American Coin's stockholders; and

    - American Coin furnishes to Crane any nonpublic information to be furnished to the party making such proposal.

    Unless all such conditions are met, American Coin cannot furnish any information regarding American Coin or any of its subsidiaries to any person in connection with or in response to an acquisition proposal, or approve, endorse or recommend any alternative acquisition proposal or enter into any agreement related to any such acquisition proposal.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time, whether before or after the adoption of the proposed merger by the stockholders of American Coin, by any of the following means:

    - by the mutual written consent of the boards of directors of American Coin and Crane;

    - by Crane or American Coin if the merger shall not have been consummated by March 29, 2002;

    - by Crane or American Coin if there shall be enacted any law that makes consummation of the merger illegal, or any court of competent jurisdiction shall have issued a final, non-appealable injunction prohibiting the merger;

    - by Crane or American Coin if the other party has breached any representation or warranty or failed to perform any covenant in a manner such that the closing conditions related thereto cannot be satisfied, subject to each party's right to cure such breach; o by Crane or American Coin if American Coin's stockholders do not adopt the merger by the required stockholder vote;

    - by Crane if holders of greater than 7.5% of American Coin's shares of common stock shall have properly demanded appraisal rights under Delaware corporate law; or

    - by Crane or American Coin if American Coin's board of directors withdraws, amends or modifies its recommendation of the merger or accepts or recommends an alternative acquisition proposal.

LIMITATION OF LIABILITY

    Crane has agreed that American Coin's liability for a breach of any representation, warranty or covenant that causes a termination of the merger agreement shall be limited to reimbursement of Crane's merger-related expenses, up to a maximum of $1,250,000.

FEES AND EXPENSES

    Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, except that American Coin will pay for all filing fees required to be paid under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

CONSEQUENCES OF TERMINATION; EXPENSE REIMBURSEMENT

    American Coin will be obligated to reimburse Crane for up to a maximum of $1,250,000 of its and Merger Sub's actual and reasonable, documented, third-party, out of pocket fees and expenses that have been paid or that may become payable by or on behalf of Crane or Merger Sub in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the transactions contemplated thereby if the merger agreement is terminated by the following parties for any of the following reasons:

    - by Crane or American Coin if American Coin's stockholders do not adopt the merger by the required stockholder vote;

    - by Crane if holders of greater than 7.5% of American Coin's shares of common stock shall have properly demanded appraisal rights under Delaware corporate law;

    - by Crane or American Coin if American Coin's board of directors withdraws, amends or modifies its recommendation of the merger or accepts or recommends an alternative acquisition proposal.

CONSEQUENCES OF TERMINATION; TERMINATION OR BREAK UP FEE

    In addition to any obligation American Coin may have to reimburse Crane's fees and expenses, American Coin will be required to pay to Crane an additional amount equal to $1,150,000 if the following conditions are met:

    - the merger agreement is terminated either (1) for any of the reasons listed above under "Consequences of Termination; Expense Reimbursement" that trigger American Coin's reimbursement obligation or (2) due to a breach of any representation, warranty or covenant by American Coin in a manner such that the closing conditions related thereto cannot be satisfied;

    - American Coin shall have received, prior to such termination, an alternative acquisition proposal that is more favorable to American Coin stockholders than the proposed merger with Crane; and

    - within nine months of such termination, American Coin consummates an alternative acquisition transaction with a party other than Crane, Merger Sub or their respective affiliates.

AMENDMENT/WAIVER

    Before or after adoption of the merger agreement by the stockholders, the merger agreement may be amended by the written agreement of the parties thereto at any time prior to the effective time; provided that, after the required stockholder adoption has been obtained, no amendment may be made which under applicable law requires the further approval of the stockholders of American Coin without such further approval having been obtained.

    At any time prior to the effective time, American Coin, Crane and Merger Sub may extend the time for performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement or otherwise, or waive compliance with any agreements or conditions contained in the merger agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party making such extension or waiver.

                             THE VOTING AGREEMENTS

    On September 9, 2001, John A. Sullivan, Randall J. Fagundo, Richard D. Jones, J. Gregory Theisen and Richard P. Bermingham, directors of American Coin entered into voting agreements with Crane. According to the terms of the voting agreements, these board members agreed to vote their shares of American Coin common stock in favor of the adoption of the merger agreement, the approval of the merger and in favor of each of the actions contemplated by the merger agreement. They also granted Crane an irrevocable proxy to vote their shares in the manner described above.


    The voting agreements apply to an aggregate of 1,437,037 shares of common stock representing approximately 22% of the outstanding shares of American Coin's common stock as of January 9, 2002. The voting agreements and the proxies expire on the earlier of the date the merger becomes effective or the date the merger agreement is terminated.


                        DISSENTERS' RIGHTS OF APPRAISAL

    Under the Delaware General Corporation Law, if stockholders do not wish to accept the cash payment provided for in the merger agreement, they have the right to dissent from the merger and to receive payment in cash for the fair value of their American Coin common stock as determined by the Delaware Court of Chancery. American Coin stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. This proxy statement will constitute such notice to the holders of common stock and the applicable statutory provisions of the Delaware General Corporation Law are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, American Coin believes that stockholders who consider exercising such rights should seek the advice of counsel.

    Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 of the Delaware General Corporation Law must:

    - deliver to American Coin a written demand for appraisal of such stockholder's shares before the vote on the merger agreement at the special meeting of the stockholders to be called for such purpose, which demand will be sufficient if it reasonably informs American Coin of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares;

    - not vote the holder's shares of American Coin common stock in favor of the merger agreement; a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

    - continuously hold such shares from the date of making the demand through the effective time; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time will lose any right to appraisal in respect of such shares.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of American Coin common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all American Coin common stock outstanding in the name of such record owner. If a stockholder holds shares of American Coin common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine and appropriate procedures for the making of a demand for appraisal by such nominee.

    All demands for appraisal should be addressed to W. John Cash, Secretary of American Coin at American Coin's address, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of American Coin common stock. The demand must reasonably inform American Coin of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

    Within ten days after the effective date of the merger, American Coin, as the surviving corporation, must give written notice that the merger has become effective to each American Coin stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court, with a copy served on American Coin in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation or present intent to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

    Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger (or at any time thereafter with the written consent of the surviving corporation), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the cash payment provided for in the merger agreement. Additionally, no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required, or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be higher, equal to or lower than the cash payment provided for in the merger agreement.

    Within 120 days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of American Coin common stock not voting in favor of the merger and with respect to which demands for appraisal were received, and the aggregate number of holders of such shares. Such statement must be mailed by the surviving corporation (i) within 10 days after the written request therefor has been received by the surviving corporation or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

    A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to the surviving corporation. The surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Delaware Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to appraisal of their shares of American Coin common stock, the Delaware Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Chancery Court so determines, to the stockholders in exchange for certificates representing such shares. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware

Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262. American Coin does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of American Coin common stock is less than the merger consideration.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value rising for such accomplishment, or expectation. In WEINBERGER, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

    Under the merger agreement, American Coin has agreed to give Crane written notice of any demand by any stockholder of American Coin for appraisal of such stockholder's shares. American Coin is obligated to negotiate and proceed with respect to any such demand pursuant to the instructions of Crane. Crane has the right to terminate the agreement and require American Coin to reimburse it for up to $1,250,000 of its expenses if holders of greater than 7.5% of American Coin's outstanding shares of common stock properly demand appraisal of their shares.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                          MARKET FOR THE COMMON STOCK

COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION


    American Coin's common stock began trading publicly on the over-the-counter market through the Nasdaq National Market under the under the symbol "AMCN" on October 16, 1995. On February 7, 2000 American Coin transferred to the Nasdaq SmallCap Market. On December 31, 2001, the number of record holders was 46 and American Coin estimates that on that date there were approximately an additional 1,400 beneficial owners. On December 31, 2001, the closing price reported by the Nasdaq SmallCap Market for American Coin's common stock was $8.23 per share. The following table shows, for the quarters indicated, the per share high and low closing sale prices of the common stock as reported on the applicable Nasdaq Market. The prices reported do not include retail mark-up, mark-down or commissions and may not reflect actual transactions. American Coin has not declared or paid any dividends on its common stock.



                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED DECEMBER 31, 1999
    First Quarter...........................................   $5.94      $4.00
    Second Quarter..........................................    8.31       3.69
    Third Quarter...........................................    6.50       3.19
    Fourth Quarter..........................................    3.69       2.00
FISCAL YEAR ENDED DECEMBER 31, 2000
    First Quarter...........................................   $3.25      $2.44
    Second Quarter..........................................    3.00       2.31
    Third Quarter...........................................    2.88       1.75
    Fourth Quarter..........................................    3.13       2.00
FISCAL YEAR ENDING DECEMBER 31, 2001
    First Quarter...........................................   $3.00      $2.38
    Second Quarter..........................................    5.60       2.75
    Third Quarter...........................................    8.08       5.30
    Fourth Quarter..........................................    8.27       7.50
FISCAL YEAR ENDING DECEMBER 31, 2002
    First Quarter (through January 10)......................   $8.32      $8.24



    On September 7, 2001, the last full trading day prior to the public announcement of the execution of the merger agreement, the per share high and low sales prices of the common stock on the Nasdaq SmallCap Market were $6.00 and $5.76, respectively, and the closing sale price was $5.96 per share. On January 10, 2002, the last trading day prior to the date of this proxy statement, the closing price for the common stock on the Nasdaq SmallCap Market was $8.26 per share. The market price for common stock is subject to fluctuation and stockholders are urged to obtain current market quotations.


COMMON STOCK PURCHASE INFORMATION

    On September 28, 2001, W. John Cash and Robert A. Kaslon purchased 376 and 63 shares of American Coin's common stock pursuant to American Coin's employee stock purchase plan. Beyond the shares of common stock issued to Messrs. Cash and Kaslon, American Coin issued an additional 3,509 shares of common stock pursuant to American Coin's employee stock purchase plan. Other than the transactions referenced above, none of American Coin, its executive officers or directors, Crane or Merger Sub has engaged in any transaction with respect to the common stock within the past 60 days.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information with respect to the beneficial ownership of the American Coin's common stock as of December 31, 2001 by: (i) each person (or group of affiliated persons) who is known by American Coin to own beneficially more than 5% of the Common Stock, (ii) each of American Coin's directors, (iii) each of American Coin's Chief Executive officer and the four other most highly compensated executive officers, and (iv) all directors and executive officers of American Coin as a group. Unless otherwise indicated, the address for each of the persons listed in the table is c/o American Coin Merchandising, Inc., 5660 Central Avenue, Boulder, Colorado 80301.



                                                              NUMBER OF SHARES     PERCENT
                                                                BENEFICIALLY     BENEFICIALLY
NAME OF BENEFICIAL OWNER                                          OWNED(1)         OWNED(1)
------------------------                                      ----------------   ------------
Crane Mergerco Holdings, Inc.(2)............................     1,804,037           27.6%
  c/o Wellspring Capital Management LLC
  620 Fifth Avenue, Suite 216
  New York, NY 10020

Merrill Lynch Asset Management Group(3).....................       579,700            8.9
  800 Scudders Mill Road
  Plainsboro, NJ 08536

Reed Conner & Birdwell LLC(4)...............................       575,830            8.8
  11111 Santa Monica Boulevard
  Los Angeles, CA 90025

Richard D. and Melinda K. Jones(5)..........................       574,323            8.8

J. Gregory Theisen(6).......................................       536,123            8.2

Randall J. Fagundo(7).......................................       526,591            8.1

Newcastle Partners, L.P(8)..................................       462,800            7.1
  200 Crescent Court
  Dallas, TX 75201

Jerome M. Lapin.............................................       450,232            6.9
  3019 S. Lakeridge Trail
  Boulder, CO 80302

Jana Partners LLC(9)........................................       422,500            6.5
  536 Pacific Avenue
  San Francisco, CA 94133

Dimensional Fund Advisors Inc.(10)..........................       341,000            5.2
  601 Union Street
  Seattle, WA 98101

Bruce W. Krysiak(11)........................................       102,000            1.6

John A. Sullivan(12)........................................        93,000            1.4

Richard P. Bermingham(13)...................................        74,000            1.1

W. John Cash(14)............................................        48,207              *

Robert A. Kaslon(15)........................................         5,985              *

All directors and executive officers
  as a group (8 persons)(5)-(7) and (11)-(15)...............     1,960,229           30.0%


------------------------

*   Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of American Coin and Schedules 13D and 13G filed with the Securities and Exchange Commission. Percentage of beneficial ownership is based on 6,537,629 shares of common stock outstanding as of December 31, 2001, as adjusted as required by the rules promulgated by the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities, but not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



(2) Crane Merger Holdings, Inc. ("Crane"), Wellspring Capital Management, LLC ("Wellspring") and Greg S. Feldman ("Feldman") have together filed a
    Schedule 13D pursuant to which they report shared voting power over 1,437,037 shares pursuant to those certain voting agreements entered into between Crane and Messrs. Sullivan, Fagundo, Jones, Theisen and Bermingham. Crane is controlled by Wellspring, which is in turn controlled by Feldman. The number of shares beneficially owned also includes options exercisable within 60 days of December 31, 2001 to purchase 367,000 shares granted to the directors who are parties to voting agreements with Crane.


(3) Merrill Lynch & Co., Inc. ("ML&Co."), Mercury H&W Small Cap Fund and Merrill Lynch Investment Managers ("MLIM") have together filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 579,700 shares owned. ML&Co. is a parent holding company. MLIM is an operating division of ML&Co. consisting of ML&Co.'s indirectly owned asset management subsidiaries, including Fund Asset Management, LP. and Merrill Lynch Investment Managers, L.P. MLIM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which acts as investment adviser to various investment companies registered under
    Section 8 of the Investment Company Act of 1940. The investment advisers that comprise MLIM exercise voting and investment power over portfolio securities independently from other direct and indirect subsidiaries of ML&Co. and may therefore be deemed the beneficial owner of such securities.

(4) Reed Conner & Birdwell LLC has filed a Schedule 13D pursuant to which they report sole or shared voting and dispositive power over 575,830 shares. Reed Conner & Birdwell LLC is a registered investment adviser under the Investment Advisors Act of 1940 and may be deemed to be the beneficial owner of the securities by virtue of its acting as investment advisor to one or more institutions and individuals.


(5) Includes (i) 15,000 shares held by the Jones Family Charitable Trust Number 1, (ii) 293,080 shares held by Mrs. Jones' Revocable Living Trust, (iii) 55,664 shares held by T.R. Baron and Associates, Inc. Profit Sharing Pension Plan 1/1/98, of which Mr. Jones is the Trustee, and (iv) options to purchase 22,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of December 31, 2001.



(6) Includes (i) 12,464 shares held by Colorado Coin Company Defined Benefit Keogh Plan of which Mr. Theisen is the Trustee, and (ii) options to purchase 22,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of December 31, 2001.



(7) Includes options to purchase 212,500 shares of Common Stock exercisable within 60 days of December 31, 2001.


(8) Newcastle Partners, L.P. is a Texas limited partnership, has filed a
    Schedule 13D pursuant to which they report sole or shared voting and dispositive power over 462,800 shares.

(9) Jana Partners LLC ("Jana") has filed a Schedule 13D pursuant to which it reports sole voting and dispositive power over 422,500 shares. Jana is a private money management firm which holds the shares in various accounts under its management and control.

(10) Dimensional Fund Advisors Inc. ("Dimensional") has filed a Schedule 13G pursuant to which they report sole or shared voting and dispositive power over 341,000 shares. Dimensional is an investment advisor registered under
    Section 203 of the Investment Advisors act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities. Dimensional disclaims beneficial ownership of such securities.


(11) Includes 11,100 shares held by his son and options to purchase 34,000 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of December 31, 2001.



(12) Includes options to purchase 75,500 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of December 31, 2001.



(13) Includes options to purchase 34,000 shares of Common Stock granted under the Directors' Plan which are exercisable within 60 days of December 31, 2001.



(14) Includes options to purchase 45,000 shares of Common Stock exercisable within 60 days of December 31, 2001.



(15) Includes options to purchase 5,500 shares of Common Stock exercisable within 60 days of December 31, 2001.

                     AMERICAN COIN DIRECTORS AND MANAGEMENT


    American Coin's directors and executive officers and their ages as of December 31, 2001 are as follows:



NAME                            AGE                              POSITION
----                          --------                           --------
Randall J. Fagundo..........     42      President, Chief Executive Officer and Director

W. John Cash................     54      Senior Vice President, Chief Financial Officer,
                                         Treasurer and Secretary

Robert A. Kaslon............     37      Senior Vice President of Merchandising

John A. Sullivan............     47      Chairman of the Board of Directors

Richard P.                       62      Director
  Bermingham(1)(2)..........

Richard D. Jones............     60      Director

Bruce W. Krysiak(1)(2)......     51      Director

J. Gregory Theisen..........     56      Director


------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    RANDALL J. FAGUNDO, a co-founder of American Coin, has served as President and Chief Executive Officer since June 1999 and served as Senior Vice President and Chief Operating Officer from January 1999 to June 1999. Mr. Fagundo served as Secretary from May 1991 to June 1999 and as a director since August 1988. Mr. Fagundo served as Vice President of Operations from May 1991 to
January 1999.

    W. JOHN CASH has served as Senior Vice President since January 1999, Secretary since June 1999 and Chief Financial Officer since July 1995. Prior to joining American Coin he was Vice President and Chief Financial Officer of Kasler Holding Company, a diversified construction company, from May 1991 to March 1995. From July 1984 to April 1991, Mr. Cash served as a partner of KPMG LLP.

    ROBERT A. KASLON has served as a Senior Vice President since May 1999. Mr. Kaslon served as Vice President of Operations from May 1997 to May 1999. From May 1994 to May 1997 Mr. Kaslon served as Director of Operations and Franchisee Relations.

    JOHN A. SULLIVAN has served as Chairman of the Board of Directors since April 1999 and a director since October 1995. Mr. Sullivan has been employed by Relational Investors, LLC, an investment management firm, since March 1998 and has been the Director of Research and Investments since December of 1998.
Mr. Sullivan was employed by Batchelder & Partners, an investment advisory and consulting firm, from May 1996 to February 1998. Mr. Sullivan also served as a Senior Vice President of The Seidler Companies Incorporated, the underwriter of American Coin's initial public offering, from August 1993 to April 1996.

    RICHARD P. BERMINGHAM has served as Chairman of Bermingham Investment Company since July 1997. From July 1994 to July 1997, he served as Vice Chairman of American Golf Corporation, a golf course management company. Mr. Bermingham is a director of California Beach Restaurants, Inc. (OTCBB:CBHR), an owner and operator of restaurants.

    BRUCE W. KRYSIAK has served as a director since June 1999. Mr. Krysiak has served as Chairman of EDABB, Inc., an investment firm, for ten years and Executive Partner with Arena Capital Partners, LLC, an investment holding company, since October 1999. From April 1998 to March 1999, Mr. Krysiak served as the President, Chief Operating Officer and a director of Toys "R" Us, Inc.,

(NYSE:TOY), a toy retailing company. From January 1997 until April 1998,
Mr. Krysiak served as the President and Chief Operating Officer of Dollar General Corporation, (NYSE:DG), a large retail merchandise company, and from April 1995 until May 1996 he served as Chief Operating Officer of the Circle K Corporation, a convenience store operator.

    RICHARD D. JONES, a co-founder of American Coin, has served as a director since August 1988 and served as Chairman of the Board of Directors from August 1988 to July 1995 and as President of American Coin from August 1988 to April 1991.

    Mr. Jones has served as President of T.R. Baron & Associates, Inc., a marketing and consulting business, since May 1975.

    J. GREGORY THEISEN, a co-founder of American Coin, has served as a director since August 1988. Mr. Theisen has served as a Vice President of Lorac, Inc., an investment consulting company, since December 1989. Mr. Theisen served as Vice President of American Coin from August 1988 to December 1993.

                              INDEPENDENT AUDITORS

    The firm of KPMG LLP has served as American Coin's independent auditors since 1993. The consolidated financial statements of American Coin for each of the years in the three year period ended December 31, 2000 included in American Coin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been audited by KPMG, independent auditors, as stated in their reports appearing therein. It is expected that representatives of KPMG will be present at the special meeting, both to respond to appropriate questions of American Coin's stockholders and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

    If the merger is consummated, there will be no public stockholders of American Coin and no public participation in any future meetings of stockholders of American Coin. However, if the merger is not consummated, American Coin's public stockholders will continue to be entitled to attend and participate in American Coin's stockholders' meetings. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 promulgated by the Securities and Exchange Commission, any stockholder of American Coin who wishes to present a proposal at American Coin's next Annual Meeting of Stockholders (in the event the merger is not consummated), and who wishes to have such proposal included in American Coin's proxy statement for that meeting, must have delivered a copy of such proposal to American Coin's offices at 5660 Central Avenue, Boulder, Colorado 80301, Attention: Corporate Secretary, so that it was received no later than December 7, 2001. In order for proposals by stockholders not submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Securities Exchange Act of 1934, such proposal must have been submitted so that it was received no later than December 7, 2001.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

    The Securities and Exchange Commission allows American Coin to "incorporate by reference" information into this proxy statement, which means that American Coin can disclose important information by referring stockholders to another document filed separately with the Securities and Exchange Commission. The following documents previously filed by American Coin with the Securities and Exchange Commission are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

    (1) American Coin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

    (2) American Coin's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    (3) American Coin's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

    (4) American Coin's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and

    (5) American Coin's Current Report on Form 8-K, dated September 10, 2001.

    American Coin's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, are enclosed with this proxy statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

    American Coin undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Corporate Secretary, American Coin
Merchandising, Inc., 5560 Central Avenue, Boulder, Colorado 80301; telephone number: (303) 444-2559.

                                 OTHER BUSINESS

    The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                             AVAILABLE INFORMATION

    No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the merger agreement or the merger, and, if given or made, such information or representations may not be relied upon as having been authorized by American Coin, Crane or Merger Sub. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of American Coin since the date hereof.

    American Coin is currently subject to the information requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters. Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the Securities and Exchange Commission's public reference rooms, stockholders may call the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding issuers, like American Coin, that file electronically with the Securities and Exchange Commission at http://www.sec.gov. Copies may also be obtained, after paying a duplicating fee, by request to publicinfo@sec.gov or by written request to Public Reference Section, Washington, D.C. 20549-0102. American Coin's common stock is listed on the Nasdaq SmallCap Market (ticker symbol: AMCN), and materials may also be inspected at its offices, 9801 Washingtonian Blvd., 5th Floor, Gaithersburg, Maryland 20878. American Coin's trust preferred securities are listed on the American Stock Exchange (ticker symbol: ACM^A) and copies of reports, proxy statements, and other information about American Coin can be inspected at its offices, 86 Trinity Place, New York, New York 10006.

                                    ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG:
                         CRANE MERGERCO HOLDINGS, INC.,
                            A DELAWARE CORPORATION;
                              CRANE MERGERCO INC.,
                          A DELAWARE CORPORATION; AND
                       AMERICAN COIN MERCHANDISING, INC.,
                             A DELAWARE CORPORATION
                         DATED AS OF SEPTEMBER 9, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


SECTION  1          THE MERGER; EFFECTIVE TIME..................................       1
         1.1        Merger of Acquisition Sub into the Company..................       1
         1.2        Effect of the Merger........................................       2
         1.3        Closing; Effective Time.....................................       2
         1.4        Certificate of Incorporation and Bylaws; Directors..........       2
         1.5        Conversion of Shares........................................       2
         1.6        Closing of the Company's Transfer Books.....................       3
         1.7        Payment for Shares..........................................       3
         1.8        Appraisal Rights............................................       4
         1.9        Company Stock Options.......................................       4
SECTION  2          REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............       5
         2.1        Due Organization and Good Standing; Subsidiaries............       5
         2.2        Certificate of Incorporation; Bylaws; Corporate Records.....       5
         2.3        Capitalization, Etc.........................................       5
         2.4        SEC Filings; Financial Statements...........................       6
         2.5        Absence of Certain Changes..................................       7
         2.6        Proprietary Assets..........................................       8
         2.7        Title to Assets; Real Property..............................      10
         2.8        Contracts...................................................      10
         2.9        Compliance with Legal Requirements..........................      11
         2.10       Legal Proceedings; Orders...................................      11
         2.11       Governmental Authorizations.................................      11
         2.12       Tax Matters.................................................      11
         2.13       Employee Benefit Plans......................................      12
         2.14       Labor Matters...............................................      14
         2.15       Environmental Matters.......................................      14
         2.16       Insurance...................................................      15
         2.17       Certain Business Practices..................................      15
         2.18       Product Warranties..........................................      15
         2.19       Authority; Binding Nature of Agreement......................      15
         2.20       Non-Contravention; Consents.................................      15
         2.21       Section 203 of the DGCL Not Applicable......................      16
         2.22       Opinion of Financial Advisor................................      16
         2.23       Brokers.....................................................      16
         2.24       Rights Agreement............................................      16
         2.25       Liabilities.................................................      16
         2.26       Transactions with Affiliates................................      17
         2.27       Vote Required...............................................      17
SECTION  3          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
                    SUB.........................................................      17
         3.1        Due Organization............................................      17
         3.2        Legal Proceedings...........................................      17
         3.3        Authority; Binding Nature of Agreement......................      17
         3.4        Non-Contravention; Consents.................................      18
         3.5        Not an Interested Stockholder...............................      18
         3.6        Financing...................................................      18
         3.7        Ownership of Shares.........................................      18
         3.8        Brokers.....................................................      18


SECTION  4          COVENANTS...................................................      18
         4.1        Interim Operations of the Company...........................      18
         4.2        No Solicitation.............................................      20
         4.3        Meeting of the Company's Stockholders.......................      21
         4.4        Filings; Other Action.......................................      22
         4.5        Proxy Statement.............................................      23
         4.6        Access......................................................      23
         4.7        Notification of Certain Matters.............................      23
         4.8        Publicity...................................................      24
         4.9        Stock Options; Employee Stock Purchase Plan.................      24
         4.10       Other Employee Benefits.....................................      24
         4.11       Indemnification; Directors' and Officers' Insurance.........      25
         4.12       Assumption of Trust Preferred Liabilities...................      25
         4.13       Section 16 Matters..........................................      26
         4.14       Resignation of Directors....................................      26
         4.15       Change in Financing.........................................      26
         4.16       Delivery of Fairness Opinion................................      26
SECTION  5          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
                    ACQUISITION SUB TO EFFECT THE MERGER........................      26
         5.1        Accuracy of Representations.................................      26
         5.2        Performance of Covenants....................................      27
         5.3        Stockholder Approval........................................      27
         5.4        Consents....................................................      27
         5.5        Compliance Certificate......................................      27
         5.6        No Material Adverse Effect..................................      27
         5.7        HSR Act.....................................................      27
         5.8        No Restraints...............................................      27
         5.9        No Governmental Litigation..................................      27
         5.10       No Other Litigation.........................................      27
SECTION  6          CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE
                    MERGER......................................................      28
         6.1        Stockholder Approval........................................      28
         6.2        No Injunctions; Laws........................................      28
         6.3        Accuracy of Representations.................................      28
         6.4        Performance of Covenants....................................      28
         6.5        Documents...................................................      28
         6.6        HSR Act.....................................................      28
         6.7        No Restraints...............................................      28
         6.8        No Governmental Litigation..................................      28
         6.9        No Other Litigation.........................................      29
SECTION  7          TERMINATION.................................................      29
         7.1        Termination.................................................      29
         7.2        Effect of Termination.......................................      30
         7.3        Termination Fee.............................................      30
SECTION  8          MISCELLANEOUS PROVISIONS....................................      30
         8.1        Amendment...................................................      30
         8.2        Waiver......................................................      31
         8.3        No Survival of Representations and Warranties...............      31
         8.4        Entire Agreement; Counterparts..............................      31
         8.5        Applicable Law; Jurisdiction................................      31
         8.6        Attorneys' Fees.............................................      31


         8.7        Payment of Expenses.........................................      31
         8.8        Binding Effect; Assignability...............................      31
         8.9        Notices.....................................................      31
         8.10       Severability................................................      32
         8.11       Remedies Cumulative; Specific Performance...................      32
         8.12       Obligation of Parent........................................      33
         8.13       Construction................................................      33
EXHIBIT  A          (Certain Definitions).......................................     A-1

                                                                  EXECUTION COPY

                               AGREEMENT AND PLAN
                                   OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT") is made and entered into as of September 9, 2001, by and among: CRANE MERGERCO HOLDINGS, INC., a Delaware corporation ("PARENT"); CRANE MERGERCO INC., a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION SUB"); and AMERICAN COIN MERCHANDISING, INC., a Delaware corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    WHEREAS, each of the Boards of Directors of the Company, Parent and Acquisition Sub has determined that it is in the best interests of its respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein (the "ACQUISITION");

    WHEREAS, the Company, Parent and Acquisition Sub each desire that Parent cause Acquisition Sub to purchase all of the issued and outstanding Common Stock, par value $.01 per share, of the Company ("SHARES"), for $8.50 per share, net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, to complete the Acquisition, the respective Boards of Directors of the Company, Parent, on its own behalf as a party to this Agreement and as the sole stockholder of Acquisition Sub, and Acquisition Sub have approved this Agreement and the merger of Acquisition Sub with and into the Company, with the Company as the surviving corporation of such merger, wherein all issued and outstanding Shares (other than Appraisal Shares described in Section 1.8(c) hereof and Shares held by Parent, Acquisition Sub or any other subsidiary of Parent) will be converted into the right to receive the Merger Consideration (as hereinafter defined), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

    WHEREAS, the Board of Directors of the Company has declared that this Agreement is advisable and resolved to recommend that all holders of Shares (the "STOCKHOLDERS") approve this Agreement and the Merger (as defined below), and has determined that the Merger is fair to and in the best interests of the Company and the Stockholders;

    WHEREAS, concurrently with the execution and delivery of this Agreement, certain Stockholders (collectively, the "IDENTIFIED STOCKHOLDERS") have duly executed and delivered to Parent Voting Agreements pursuant to which, among other things, each of the Identified Stockholders has granted an irrevocable proxy to Parent and a representative of Parent agreed to vote all Shares owned, or later acquired, by such Identified Stockholder to approve this Agreement and the Merger, each on the terms set forth in such Voting Agreements; and

    WHEREAS, the parties desire to make certain representations, warranties and covenants in connection with the Merger and also to prescribe various terms and conditions of the Merger.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

SECTION 1. THE MERGER; EFFECTIVE TIME

    1.1 MERGER OF ACQUISITION SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Acquisition Sub shall be merged with and into the Company (the merger of Acquisition Sub into the Company being referred to herein as the "MERGER"), and the separate existence of

Acquisition Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

    1.3 CLOSING; EFFECTIVE TIME. At a date designated by the Company, which date shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 5 and 6, the parties hereto shall cause a properly executed certificate of merger (or, if appropriate, a certificate of ownership and merger) conforming to the requirements of the DGCL (the "CERTIFICATE OF MERGER") to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME"). At 10:00 a.m. (Colorado time) on the date (the "CLOSING DATE") on which the Certificate of Merger is to be so filed, a closing (the "CLOSING") shall be held at the offices of Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, CO 80021 (or such other place or time as Parent and the Company may jointly designate) for the purpose of confirming the satisfaction or waiver of each of the conditions set forth in Sections 5 and 6.

    1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS. Unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

        (A) subject to Section 4.11, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time;

        (B) subject to Section 4.11, the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

        (C) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

    1.5 CONVERSION OF SHARES. Subject to Section 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any Stockholder of the Company:

        (A) any Shares then held by the Company or any Subsidiary of the Company (or held in the Company's treasury) shall cease to exist, and no consideration shall be delivered in exchange therefor;

        (B) any Shares then held by Parent, Acquisition Sub or any other subsidiary of Parent shall cease to exist, and no consideration shall be delivered in exchange therefor;

        (C) except as provided in clauses "(a)" and "(b)" above, each Share then outstanding (including any outstanding Shares subject to any repurchase rights in favor of the Company, but excluding any Appraisal Shares, as defined in Section 1.8(c)) shall be converted into the right to receive $8.50 in cash without interest (the "MERGER CONSIDERATION");

        (D) each share of Common Stock, par value $.01 per share, of Acquisition Sub then outstanding shall be converted into one Share; and

        (E) if, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of Shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of Shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted so that the aggregate Merger Consideration shall remain the same.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 1.5 and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as Stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Shares (a "COMPANY STOCK CERTIFICATE") is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in
Section 1.7.

    1.7 PAYMENT FOR SHARES.

        (A) As soon as practicable following receipt of the Required Stockholder Vote (as defined in Section 2.27 below), (i) Parent shall select a reputable bank or trust company to act as paying agent under this Agreement (the "PAYING AGENT"), and (ii) Parent shall deposit with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to
    Section 1.5 to all holders of Shares outstanding immediately prior to the Effective Time (other than Appraisal Shares).

        (B) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Appraisal Shares) a form of letter of transmittal in customary form and containing such provisions as are mutually agreed to by Parent and the Company (including a provision confirming that, subject to Section 1.7(d), delivery of Company Stock Certificates shall be effected, and risk of loss and title shall pass, only upon delivery of the Company Stock Certificates to the Paying Agent) and instructions for use in effecting the surrender of Company Stock Certificates in exchange for payment therefor. Parent shall deliver irrevocable written instructions to the Paying Agent in form and substance reasonably satisfactory to the Company to make the payments referred to in
    Section 1.5 and shall otherwise ensure that, upon surrender to the Paying Agent of a Company Stock Certificate, together with a properly executed letter of transmittal, the holder of such Company Stock Certificate (or, under the circumstances described in Section 1.7(e), the transferring of the Shares represented by such Company Stock Certificate) shall promptly receive in exchange therefor the amount of cash to which such Person is entitled pursuant to this Agreement.

        (C) On or after the date which is one hundred eighty (180) days after the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available to the Paying Agent which have not been disbursed to holders of Company Stock Certificates, and thereafter Parent and the Surviving Corporation shall be jointly and severally liable with respect to the cash amounts payable upon surrender of their Company Stock Certificates. Neither Parent, the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or of any Company Options for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (D) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed (and, if required by the Surviving Corporation, the signing of an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Company Stock Certificate), Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

        (E) In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Company Stock Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

        (F) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or options such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

        (G) The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Shares.

    1.8 APPRAISAL RIGHTS.

        (A) Notwithstanding anything to the contrary contained in this Agreement, any Shares that constitute Appraisal Shares (as defined in Section 1.8(c)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder pursuant to
    Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder's right of appraisal under Section 262 of the DGCL, then (i) any right of such holder to require the Surviving Corporation to purchase the Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Appraisal Shares) Merger Consideration in accordance with Section 1.5.

        (B) The Company (i) shall give Parent written notice of any demand by any Stockholder of the Company for appraisal of such Stockholder's Shares pursuant to the DGCL, and (ii) shall negotiate and proceed with respect to any such demand pursuant to the instructions of Parent.

        (C) For purposes of this Agreement, "APPRAISAL SHARES" shall refer to any Shares outstanding immediately prior to the Effective Time that are held by Stockholders who are entitled to demand and who properly demand appraisal of such Shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL.

    1.9 COMPANY STOCK OPTIONS. The Company, the Company's Board of Directors and each committee thereof shall promptly after the date of this Agreement, take all such actions as it is permitted or required to take under the terms of the Company Stock Option Plans to give effect to Section 4.9 hereof, and Parent and Acquisition Sub shall cooperate with the Company therewith.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Acquisition Sub that, except to the extent set forth in the disclosure schedule delivered to Parent on the date of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

    2.1 DUE ORGANIZATION AND GOOD STANDING; SUBSIDIARIES. Each of the Acquired Corporations (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to
(i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used, and (iii) perform its obligations under all Material Contracts by which it is bound. Each Acquired Corporation is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. The Company has no subsidiaries except for American Coin Merchandising Trust I and ACMI Canada, Inc. Neither subsidiary constitutes a "Significant Subsidiary" (as defined in Regulation S-X of the SEC) of the Company. (The Company, together with its subsidiaries are referred to collectively in this Agreement as the "ACQUIRED CORPORATIONS.") None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of any general partnership, limited partnership or other Entity.

    2.2 CERTIFICATE OF INCORPORATION; BYLAWS; CORPORATE RECORDS. The Company has delivered or made available to Parent or its counsel accurate and complete copies of (i) the certificate of incorporation and bylaws of the Company and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto, and (ii) the minutes of the meetings of the stockholders of the Company, the Board of Directors of the Company and all committees of the Board of Directors of the Company and the other Acquired Corporations since October 13, 1995.

    2.3 CAPITALIZATION, ETC.

        (A) The authorized capital stock of the Company consists of: (i) 20,000,000 Shares, of which 6,531,774 Shares had been issued and were outstanding as of September 7, 2001, none of which are held by the Company in its treasury as of the date of this Agreement; and (ii) 500,000 shares of Preferred Stock, $0.10 par value per share, of which no shares are outstanding or are held by the Company in its treasury as of the date of this Agreement. The Company is not in violation of its certificate of incorporation or bylaws. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no Shares held by any of the other Acquired Corporations. None of the outstanding Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding Shares is subject to any right of first refusal in favor of the Company. There is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares,

        (B) As of the date of this Agreement: (i) 707,542 Shares are subject to issuance pursuant to outstanding options to purchase Shares or existing contractual obligations to issue shares; (ii) 692,458 Shares are reserved for future issuance pursuant to the Company Stock Option Plans;
    (iii) 143,295 Shares are reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan (the "ESPP"); and (iv) 500,000 shares of Preferred Stock are reserved for future issuance pursuant to the Rights Agreement between the Company and Norwest Bank Minnesota, N.A., dated as of April 29, 1999 (the "RIGHTS AGREEMENT"). (Stock options granted by the Company pursuant to the Company Stock Option Plans or otherwise are referred to in this

    Agreement as "COMPANY OPTIONS.") Section 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option or contractual obligation outstanding as of the date of this
    Agreement: (i) the particular plan (if any) or agreement pursuant to which such Company Option or contractual obligation was granted or incurred;
    (ii) the name of the optionee; (iii) the number of Shares subject to such Company Option or contractual obligation; and (iv) the exercise price of such Company Option. The Company has delivered or made available to Parent or its counsel accurate and complete copies of all Company Stock Option Plans covering the Company Options outstanding as of the date of this Agreement, and the forms of all stock option and all other agreements related to or evidencing such Company Options or such contractual obligations.

        (C) Except for options, rights, securities, instruments, obligations and plans referred to in Section 2.3(b), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
    (iv) to the best of the knowledge of the Company, any claim, condition or circumstance by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

        (D) Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, all outstanding shares of each Acquired Corporation have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

        (E) All of the outstanding shares of capital stock of the Acquired Corporations have been duty authorized and are validly issued, are fully paid and nonassessable, and all of the shares of capital stock of the Acquired Corporations (other than the Company), are owned beneficially and of record by the Company, free and clear of any Encumbrances other than restrictions arising under the Securities Act.

    2.4 SEC FILINGS; FINANCIAL STATEMENTS.

        (A) All registration statements (on a form other than Form S-8), reports and definitive proxy statements required to be filed by the Company with the SEC between January 1, 2000 and the date of this Agreement (the "COMPANY SEC DOCUMENTS") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
    (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (B) As of the time filed with the SEC, the financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly presented, in all material respects, the financial position of the Acquired Corporations, as of the respective dates thereof and the results of operations of the Acquired Corporations for the periods covered thereby.

    2.5 ABSENCE OF CERTAIN CHANGES. Between December 31, 2000 and the date of this Agreement, except as set forth in the Company's financial statements contained in the June 30, 2001 Form 10-Q (as defined in Section 2.7 below) and the notes related thereto, neither the Company nor any other Acquired Corporation has:

        (A) suffered any adverse change with respect to its business or financial condition which has had a Material Adverse Effect on the Company;

        (B) suffered any loss, damage or destruction to or any material interruption in the use of any of the assets of any Acquired Corporation that has had a Material Adverse Effect on the Company;

        (C) amended its certificate of incorporation or bylaws or any other charter or organizational documents;

        (D) changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP;

        (E) sold or transferred any material portion of its assets, except in the ordinary course of business;

        (F) declared, set aside or paid any dividend or other distribution with respect to any of its capital stock;

        (G) except pursuant to the terms of the instrument pursuant to which such rights were granted, a list of such instruments which is set forth in
    Section 2.5(g) of the Company Disclosure Schedule, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company Stock Option Plans,
    (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement.

        (H) effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

        (I) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

        (J) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 2001, exceeds $2,000,000 in the aggregate;

        (K) except as set forth in Section 2.5(k) of the Company Disclosure Schedule, entered into, amended or terminated, or waived any material right or remedy under, any Material Contract;

        (L) acquired, leased or licensed any material right or other material asset from any other Person or (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material assets to any other Person, in either case other than in the ordinary course of business;

        (M) except as set forth in Section 2.5(m) of the Company Disclosure Schedule, written off as uncollectible, or established any extraordinary reserve with respect to, any accounts receivable or other indebtedness other than in the ordinary course of business and which in the aggregate are not material to the Company;

        (N) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

        (O) (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money, in each case other than in the ordinary course of business;

        (P) except as set forth in Section 2.5(p) of the Company Disclosure Schedule, (i) established or adopted any Plan (as defined in Section 2.13(a)), (ii) caused or permitted any Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than bonuses, raises or other similar compensation paid or given in the ordinary course of business consistent with past practice;

        (Q) made any Tax election;

        (R) commenced or settled any Legal Proceeding;

        (S) entered into any material transaction or taken any other material action that has had a Material Adverse Effect on the Acquired Corporations;

        (T) entered into any material transaction outside the ordinary course of business or inconsistent with past practices;

        (U) entered into any agreement to take any of the actions referred to in clauses "(c)" through "(t)" of this sentence.

    2.6 PROPRIETARY ASSETS.

        (A) (I) Section 2.6(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Entity or for which an application has been filed with any Governmental Entity: (A) a brief description of such Proprietary Asset; and (B) the names of the jurisdictions covered by the applicable registration or application.

           (II) Section 2.6(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations.

           (III) Section 2.6(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation.

           (IV) The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Sections 2.6(a)(i) and 2.6(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (A) any lien for current taxes not yet due and payable, and (B) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the asset subject thereto or materially impair the operations of any of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Sections
       2.6(a)(i) and 2.6(a)(ii) of the Company Disclosure Schedule. Except as set forth in Section 2.6(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has ownership rights, it being acknowledged for this purpose, Proprietary Assets do not include any data which a Person may have provided to the Company, and "developed jointly" and do not include any facility or assistance such Person may have provided to the Company with respect to data acquisition. Such data, facility and assistance are identified in Part 2.6(a)(iv) of the Company Disclosure Schedule.

        (B) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Acquired Corporation Proprietary Assets that are material to the business of the Acquired Corporations (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Section 2.6(b) of the Company Disclosure Schedule (i) since January 1, 2000, all current and former employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement that is substantially similar to the form of Employee Secrecy Agreement previously delivered by the Company to Parent, and (ii) since June 30, 1998, all current and former consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement that contains restrictions substantially similar to those contained in the form of Confidentiality Agreement previously delivered to Parent. To the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Assets.

        (C) To the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights listed in Section 2.6(a)(i) of the Company Disclosure Schedule are valid and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes or misappropriates any Proprietary Assets owned or used by any other Person, (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Assets owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations has received any written notice or other written communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Assets owned or used by any other Person infringes, any material Acquired Corporation Proprietary Asset.

        (D) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is now being conducted. Except as set forth in Section 2.6(d) of the Company Disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (E) To the knowledge of the Company, no current or former executive officer of the Company is competing against, soliciting customers or employees from, or using Proprietary Assets of the Company.

    2.7 TITLE TO ASSETS; REAL PROPERTY. The Acquired Corporations own, and have good and valid title to, all tangible assets reflected on the balance sheet included in the Company's Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2001 (the "JUNE 30, 2001 FORM 10-Q") (except for tangible assets sold or disposed of since June 30, 2001 in the ordinary course of business consistent with past practice) free and clear of any Encumbrances, except that such tangible assets may be subject to (a) liens for Taxes not yet due and payable, (b) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business, (c) the specific liens, encumbrances or imperfections of title identified in Section 2.7(c) of the Company Disclosure Schedule resulting from or relating to any of the contracts referred to in such Section of the Company Disclosure Schedule and (d) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents. The Company does not own any interest in any real property other than leaseholds created under the real property leases identified in Section 2.7 of the Disclosure Schedule.

    2.8 CONTRACTS. The Company has delivered or made available to Parent an accurate and complete copy of each contract that is currently in effect and either (i) has been filed (or is required to be filed) by the Company as an exhibit to a Report on Form 10-K under the Exchange Act, (ii) is a location contract that generates, or is reasonably expected to generate, aggregate revenues for the Acquired Corporations in excess of $1,000,000 on an annualized basis or (iii) is a contract other than a location contract that requires by its terms payments by the Company (excluding payments already paid) in excess of $100,000 (each, a "MATERIAL CONTRACT"). Except as set forth in Section 2.8 of the Company Disclosure Schedule, no Acquired Corporation is in breach of or default under any Material Contract, except for breaches and defaults that would not have a Material Adverse Effect on such Acquired Corporation; and, to the knowledge of the Company, no other Person is in breach of or default under any Material Contract, except for breaches and defaults that would not have a Material Adverse Effect on the Company. With respect to the Company's obligations under the Material Contracts, each Material Contract is valid and in full force and effect and is enforceable against the Company in accordance with its terms. With respect to the obligations of third parties under the Material Contracts, to the knowledge of the Company, each Material Contract is valid and in full force and effect and, to the knowledge of the Company, is enforceable against such third parties in accordance with its terms. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) may (a) give any Person the right to declare a default or exercise any remedy under any Material Contract, (b) give any Person the right to accelerate the maturity or performance of any Material Contract, or (c) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Acquired Corporations has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to each location contract that does generate, or is reasonably expected to generate, aggregate revenues for the Acquired Corporations in excess of $100,000 on an annualized basis, but less than $1,000,000 on an annualized basis ("SIGNIFICANT CUSTOMER CONTRACTS"), (i) all such Significant Customer Contracts are valid and enforceable with respect to the Acquired Corporations and, to the knowledge of the Company, the other parties thereto, (ii) no Acquired Corporation is in material breach or default of such Significant Customer Contracts and (iii) to the knowledge of the Company, no circumstance or conditions exist that (with or without notice or lapse of time) may give any person the right to declare a default or exercise any remedy under a Significant Customer Contract or give any person the right to cancel or terminate any Significant Customer Contract, except, with respect to any of the foregoing, for breaches, defaults, and all other events and conditions described in this sentence that will not result in lost revenues to the Acquired Corporations in excess of $1,300,000.

    2.9 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Section 2.9 of the Company Disclosure Schedule, each of the Acquired Corporations is, and has at all times been, in compliance with all material Legal Requirements. Except as set forth in Section 2.9 of the Company Disclosure Schedule, none of the Acquired Corporations has received any written notice from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement, the impact of which is, was or is reasonably expected to be material to the Company.

    2.10 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Section 2.10 of the Company Disclosure Schedule, as of the date of this Agreement:

        (A) there is no Legal Proceeding pending (or, to the knowledge of the Company, being overtly threatened) against any Acquired Corporation;

        (B) there is no material order, writ, injunction or judgment to which any Acquired Corporation is subject; and

        (C) to the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company is pending or is being overtly threatened.

    2.11 GOVERNMENTAL AUTHORIZATIONS. As of the date of this Agreement, the Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their businesses in the manner in which their businesses are currently being conducted. The Governmental Authorizations held by the Company are valid and in full force and effect. Except as set forth in Section 2.11 of the Company Disclosure Schedule, the Company is, and at all times since its formation has been, in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2001 and the date of this Agreement, the Company has not received any written notice from any Governmental Entity (a) asserting any material violation of or failure to comply with any term or requirement of any material Governmental Authorization or (b) notifying the Company of the actual or threatened revocation, suspension, cancellation, termination, modification or withdrawal of any material Governmental Authorization. Section 2.11 of the Company Disclosure Schedule sets forth each of the material Governmental Authorizations held by the Acquired Corporations.

    2.12 TAX MATTERS.

        (A) All Tax Returns required to be filed by the Acquired Corporations with any Governmental Entities before the Effective Time (the "COMPANY RETURNS") (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) have been, or will be when filed, prepared in compliance with applicable Legal Requirements. The amounts shown on the Company Returns to be due at or before the Effective Time have been or will be paid at or before the Effective Time. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (B) The balance sheet included in the June 30, 2001 Form 10-Q fully accrues the Company's material and contingent liabilities for Taxes with respect to all periods through June 30, 2001 in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of Taxes due for the period from January 1, 2001 through the Effective Time, and will disclose the amount of such reserves to Parent no later than 10 business days prior to the Closing Date. Since June 30, 2001, none of the Acquired Corporations has incurred any Liability for any Tax other than in the ordinary course of its business.

        (C) Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, no examinations or audits of any Company Return is ongoing, and no extension or waiver of the limitation period applicable to any Company Return is in effect or has been requested by an Acquired Corporation. No Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened) by any tax authority against any Acquired Corporation in respect of any material Tax. There are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith and with respect to which adequate reserves for payment have been established on the June 30, 2001 Form 10-Q). There are no liens for material Taxes upon any of the assets of any Acquired Corporation, except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations is or will be required to include any adjustment in taxable income for any tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement. The Company has not been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations except the group of which the Company is a common parent.

        (D) Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to or bound by any agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of any of the Acquired Corporations, considered individually or with any other such Contract, that will give rise to any material payment that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any provision that is comparable under state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any material tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

    2.13 EMPLOYEE BENEFIT PLANS.

        (A) Section 2.13(a) of the Company Disclosure Schedule identifies each material salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, director or consultant of any of the Acquired Corporations. (All plans, programs and agreements referred to in the prior sentence are referred to in this Agreement as the "PLANS.")

        (B) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA), for the benefit of any current or former employee or director of any of the Acquired Corporations (a "PENSION PLAN").

        (C) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(l) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger

    Subtitles of ERISA, for the benefit of any current or former employee or director of any of the Acquired Corporations (a "WELFARE PLAN"), or
    (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

        (D) With respect to each material Plan, the Company has delivered to Parent or Parent's advisors or representatives: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracted, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

        (E) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under
    Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliate service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
    Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

        (F) None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that materially would affect any current or former employee or director of any of the Acquired Corporations.

        (G) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code,
    (ii) deferred compensation benefits accrued as liabilities on the June 30, 2001 Form 10-Q, (iii) benefits the full cost of which are borne by current or former employees or directors of any of the Acquired Corporations (or their beneficiaries)).

        (H) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

        (I) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements.

        (J) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked.

        (K) Except as set forth in Section 2.13(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefit.

        (L) Section 2.13(l) of the Company Disclosure Schedule identifies each employee of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and other compensation payable to such employee, such employee's employer, date of hire and position and the principal office of such employee. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

        (M) Section 2.13(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee's return to full service.

        (N) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Material Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

        (O) To the knowledge of the Company, as of the date of this Agreement, no officer or group of employees of any of the Acquired Corporations intends to terminate his, her or their employment with such Acquired Corporation as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

    2.14 LABOR MATTERS. There are no collective bargaining agreements or other labor union agreements to which the Company is a party or by which it is bound, and, to the knowledge of the Company, the Company is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, since January 1, 2001 the Company has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

    2.15 ENVIRONMENTAL MATTERS. The Acquired Corporations are in compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not have a Material Adverse Effect on the Acquired Corporations. Between January 1, 2001 and the date of this Agreement, the Acquired Corporations have not received any written notice from a Governmental Entity, that alleges that any of the Acquired Corporations are materially violating any Environmental Law. To the knowledge of the Acquired Corporations, no current or prior owner of any property leased or controlled by any Acquired Corporation has received any written notice from a Governmental Entity between January 1, 2001 and the date of this Agreement that alleges that such current or prior owner or any Acquired Corporation is materially violating any Environmental Law. (For purposes of this Section 2.15, "ENVIRONMENTAL LAW" means any Legal Requirement relating to pollution or protection of human health or the environment, including any law regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or any other substance that is inherently dangerous to health, reproduction or the environment.) All material Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Section 2.15 of the Company Disclosure Schedule.

    2.16 INSURANCE. Section 2.16 of the Company Disclosure Schedule lists each material insurance policy and self-insurance program relating to the business, assets and operations of the Acquired Companies, each of which is in full force and effect. Between January 1, 2001 and the date of this Agreement, no Acquired Corporation has received any written communication regarding any actual or threatened (a) cancellation or invalidation of any insurance policy held by any Acquired Corporation, (b) refusal of any coverage or rejection of any material claim under any insurance policy held by any Acquired Corporation, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by any Acquired Corporation. There is no pending material claim by any Acquired Corporation under any insurance policy held by any Acquired Corporation.

    2.17 CERTAIN BUSINESS PRACTICES. To the knowledge of the Company, the Company has not: (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or
(ii) made any material unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or materially violated any provision of the Foreign Corrupt Practices Act of 1977.

    2.18 PRODUCT WARRANTIES. Except as would not have a Material Adverse Effect on the Company, as of the date of this Agreement there are no claims pending or, to the knowledge of the Company, being overtly threatened against any Acquired Corporation with respect to any warranties provided by any Acquired Corporation with respect to products of any Acquired Corporation.

    2.19 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) determined that the Merger is fair to, and in the best interests of, the Company and its Stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger and
(c) recommended the approval of this Agreement and the Merger by the holders of Shares and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company's Stockholders' Meeting (as defined in Section 4.3). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.20 NON-CONTRAVENTION; CONSENTS. Except as set forth in Section 2.20 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):

           (I) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

           (II) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any outstanding order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

           (III) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty, or change in delivery schedule under any such Material Contract,
       (iii) accelerate the maturity or performance of any such Material Contract or (iv) cancel, terminate, or modify any term of any such Material Contract; or

           (IV) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations).

    Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Entity or Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

    2.21 SECTION 203 OF THE DGCL NOT APPLICABLE. The Board of Directors of the Company has taken or will take all action necessary to render Section 203 of the DGCL inapplicable to the Merger.

    2.22 OPINION OF FINANCIAL ADVISOR. The Company has received the oral opinion of Batchelder & Partners, Inc. ("BATCHELDER") on the date of this Agreement to the effect that the Merger Consideration is fair, from a financial point of view, to the Stockholders.

    2.23 BROKERS. No broker, finder or investment banker (other than Batchelder & Partners, Inc.) is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The terms of the fee payable to Batchelder & Partners, Inc. are set forth in
Section 2.23 of the Company Disclosure Schedule.

    2.24 RIGHTS AGREEMENT. The Company has taken all action necessary to provide that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not enable or require the Rights (as such term is defined in the Rights Agreement) to be exercised or distributed and no Distribution Date has occurred thereunder.

    2.25 LIABILITIES. Except for liabilities reflected or reserved against in the Company's financial statements or as disclosed in the Company SEC Documents, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries except for: (a) normal and recurring liabilities that have been incurred by the Acquired Corporations since June 30, 2001 in the ordinary course of business and consistent with past practices and that have not had, in the aggregate, a Material Adverse Effect on the Company and (b) liabilities described in Section 2.25 of the Company Disclosure Schedule.

    2.26 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.26 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

    2.27 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "REQUIRED STOCKHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

    Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that:

    3.1 DUE ORGANIZATION. Parent and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have all requisite corporate power and authority to conduct their business in the manner in which such business is currently being conducted.

    3.2 LEGAL PROCEEDINGS.

        (A) There is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against Parent or Acquisition Sub that would materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement.

        (B) Thereis no order, writ, injunction or judgment to which Parent or Acquisition Sub is subject that would materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement.

        (C) To Parent's knowledge, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or Acquisition Sub is pending or threatened, other than any investigation or review that would not materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement.

    3.3 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Parent has (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Parent, and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Acquisition Sub is a newly formed, wholly-owned subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Acquisition Sub has (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Acquisition Sub, and (b) authorized and approved the execution, delivery and performance of this

Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.4 NON-CONTRAVENTION; CONSENTS. Except for violations and defaults that would not materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by Parent and Acquisition Sub, and the consummation of the transactions contemplated by this Agreement, will not:
(a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Acquisition Sub; (b) cause a violation by Parent or Acquisition Sub of any Legal Requirement applicable to Parent or Acquisition Sub; or (c) cause a default on the part of Parent or Acquisition Sub under any contract. Except as may be required by the Exchange Act, the DGCL or the HSR Act, neither Parent nor Acquisition Sub, nor any of Parent's other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing Date in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent's or Acquisition Sub's ability to consummate any of the transactions contemplated by this Agreement. No vote of Parent's stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

    3.5 NOT AN INTERESTED STOCKHOLDER. Neither Parent nor any of its Affiliates is an "interested stockholder" (assuch term is defined in Section 203 of Delaware Law) of the Company.

    3.6 FINANCING. Parent has delivered to the Company complete and accurate copies of those fully executed financing commitment letters set forth in
Schedule 3.6 hereto (the financing commitments reflected in such letters is hereinafter referred to as the "COMMITTED FINANCING"). To the best of Parent's knowledge, as of the date of this Agreement and subject to the conditions set forth in the commitment letters set forth in Schedule 3.6 hereto and assuming the facts and circumstances as of the date hereof, the Committed Financing is in an amount sufficient to consummate the Merger and will be available at the Effective Time.

    3.7 OWNERSHIP OF SHARES. Neither Parent nor any of Parent's Affiliates beneficially owns any Shares; PROVIDED, HOWEVER, that the parties hereto acknowledge and agree that Bruce W. Krysiak beneficially owns Shares.

    3.8 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

SECTION 4. COVENANTS

    4.1 INTERIM OPERATIONS OF THE COMPANY.

        (A) During the period from the date of this Agreement to the Effective Time (the "PRE-CLOSING PERIOD"): (i) the Company shall ensure that it and each other Acquired Corporation conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all material Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use its reasonable efforts to ensure that it and each other Acquired Corporation preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it or its subsidiaries, as the case may be; (iii) the Company shall use its reasonable efforts to keep in full force all insurance policies referred to in Section 2.16; and (iv) the Company shall (to the extent reasonably requested by Parent) cause its officers and the officers of each other Acquired Corporation to report to Parent concerning the status of the Company's business.

        (B) The Company agrees that, during the Pre-Closing Period, except to the extent Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld (except that with respect to Section 4.1(b)(v) below, Parent shall be entitled to withhold its consent in its sole discretion), the Company shall not and shall not permit any of its subsidiaries to:

           (I) amend its certificate of incorporation or bylaws or other charter or organizational documents, or effect a stock split, division, or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

           (II) effect or become a party to any merger, consolidation, amalgamation, share exchange or other business combination

           (III) declare, set aside or pay any dividend (whether payable in cash, stock or property) or make any other distribution in respect of any shares of capital stock;

           (IV) form any subsidiary or acquire any equity interest in any other Entity other than acquisitions of franchisees of the Company pursuant to rights the Company has under agreements existing and outstanding as of the date of this Agreement;

           (V) issue, sell, grant or authorize the issuance or grant of any capital stock or other security, or any instrument convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any capital stock or other securities, other than
       (i) options to purchase up to 10,000 Shares granted in the ordinary course of business with an exercise price equal to the fair market value of the Company's common stock as of the date of such grant; (ii) Shares issuable upon the valid exercise of Company Options outstanding on, or granted (pursuant to Section 4.1(b)(v)(i)) after, the date of this Agreement, (iii) Shares issuable pursuant to warrants outstanding as of the date of this Agreement and disclosed on Section 2.3(c) of the Company Disclosure Schedule and (iv) up to 7,000 Shares issuable pursuant to the ESPP;

           (VI) amend or waive any of its rights under, or alter the acceleration of the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

           (VII) transfer, lease or license to any third party, or encumber, any assets other than (A) in the ordinary course of business, or (B) as security for any borrowings permitted by Section 4.1(ix);

           (VIII) repurchase, redeem or otherwise acquire any shares of the capital stock or other securities except shares repurchased from employees or former employees of the Company pursuant to the exercise of repurchase rights;

           (IX) lend money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, and (B) borrowings pursuant to existing credit facilities in the ordinary course of business;

           (X) establish, adopt or materially amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans for the benefit of any director, officer or employee, or pay any bonus or increase the wages, salary, considerations, fringe benefits or other compensation or remuneration payable to any director, officer or employee (except for increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense);

           (XI) enter into or become bound by, or permit any of the material assets owned by or used by it to become bound by, any Material Contract, or amend or prematurely terminate any Material Contract or exercise, waive, release or assign any material right or claim under any Material Contract (except in the ordinary course of business consistent with the Company's past practice or where the failure to amend or terminate a Material Contract would, in the reasonable judgment of the Company's Board of Directors, have a material adverse impact on the Company);

           (XII) change any of its methods of accounting or accounting practices in any material respect except as may be specifically required by GAAP or the SEC;

           (XIII) make any Tax election (except for elections made in the ordinary course of business consistent with the Company's past practices);

           (XIV) make any capital expenditure which, when added to all other capital expenditures made by the Acquired Corporations during the Pre-Closing Period, would exceed $3,500,000 in the aggregate;

           (XV) commence or settle any Legal Proceeding for an amount in excess of $20,000;

           (XVI) hire any employee at the level of Vice President or above, or with an annual base salary in excess of $90,000;

           (XVII) acquire, lease or license or sell or otherwise dispose of any right or any other asset of the Company, or waive or relinquish any right of the Company, in any such case with a fair market value in excess of $50,000;

           (XVIII) enter into any transaction outside the ordinary course of business that requires by its terms payment by or to the Company of more than $100,000; or

           (XIX) enter into an agreement to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.1.

    4.2 NO SOLICITATION.

        (A) The Company shall not directly or indirectly, and shall not authorize or permit any Acquired Corporation or any of its or their representatives directly or indirectly to, (i) solicit, initiate, encourage or induce the making or submission of any Acquisition Proposal,
    (ii) furnish any information regarding the Company or any other Acquired Corporation to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; PROVIDED, HOWEVER, that prior to the adoption and approval of this Agreement by the Required Stockholder Vote, neither the Company nor any of its agents or representatives shall be prohibited by this Section 4.2(a) from furnishing nonpublic information regarding the Company to, or entering into discussions or negotiations with, or accepting or recommending an Acquisition Proposal from, or entering into definitive agreements relating to an alternative Acquisition Proposal with, any Person in response to a Superior Proposal that is submitted by such Person (and not withdrawn) if (A) neither the Company nor any representative of any of the Company or any other Acquired Corporation shall have violated any of the restrictions set forth in Section 4.2(a), (B) the Board of Directors of the Company concludes in good faith, after consulting with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the Company's Board of Directors' fiduciary obligations to the Company's stockholders under applicable law and (C) prior to or contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company will immediately cease and cause to be terminated any existing discussions or negotiations with any third parties relating to any Acquisition Proposals.

        (B) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal (including the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.

        (C) Subject to the terms and conditions set forth in Section 7 below, nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its Board of Directors from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act, if applicable, or from making any disclosure to the Company's stockholders which, in the reasonable judgment of the Company's Board of Directors, is required under applicable law.

    4.3 MEETING OF THE COMPANY'S STOCKHOLDERS.

        (A) The Company shall use all reasonable efforts to call, give notice of, convene and hold a meeting of the holders of Shares to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "STOCKHOLDERS' MEETING"). The Stockholders' Meeting will be held as promptly as reasonably practicable. The Company shall use all reasonable efforts to ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. Parent will furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Company's proxy or information statement with respect to such meeting (the "PROXY STATEMENT"). The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without consulting Parent and its counsel.

        (B) Subject to Section 4.3(c): (i) the Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

        (C) Subject to the terms and conditions set forth in Section 7 below, nothing in Section 4.3(b) shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote if (i) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 4.2(a) and (ii) the Board of Directors of the Company concludes in good faith, after consulting with its outside counsel, that the failure to take any such action would be reasonably likely to constitute a breach of the Company's Board of Directors' fiduciary obligations to the Company's stockholders under applicable law. Subject to Section 7.1, nothing contained in this Section 4.3 shall limit the Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

    4.4 FILINGS; OTHER ACTION.

        (A) Each of the Company, Parent and Acquisition Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger; and (ii) use reasonable efforts to cause to be taken, on a timely basis, all other actions and to execute and deliver such further documents, certificates and instruments necessary or appropriate or as may reasonably be requested by Parent for the purpose of consummating, evidencing, reflecting and/or effectuating the transactions contemplated by, and to carry out the intent and purposes of, this Agreement. Without limiting the generality of the foregoing, each of the parties agrees to use its reasonable best efforts to
    (A) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (B) promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement and (C) seek early termination of the waiting period required under the HSR Act.

        (B) Without limiting the generality of anything contained in
    Section 4.4(a), each party hereto shall (i) give the other parties prompt notice of the commencement of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding, and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation, action or Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust, competition or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any investigation, action or Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust, competition or fair trade law or any other similar investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to any such investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such investigation, action or Legal Proceeding.

    4.5 PROXY STATEMENT. Following the date of this Agreement, each of Parent and the Company shall use its best efforts to prepare and cause to be filed with the SEC the Proxy Statement. The Company shall cause the Proxy Statement to comply with the requirements of the Exchange Act and the rules and regulations thereunder, and to respond promptly to any comments of the SEC or its staff. The Parent shall use its best efforts to assist the Company in causing the Proxy Statement to comply with the requirements of the Exchange Act and the rules and regulations thereunder, in responding promptly to any comments of the SEC or its staff. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. Each of the Company and Parent shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 4.5. If any event occurs, or if either Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall promptly inform the other thereof and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. Each of the Company and Parent hereby represent and covenant that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other such party specifically for inclusion or incorporation by reference in the Proxy Statement.

    4.6 ACCESS. Upon reasonable notice, the Company shall afford Parent's officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company's representatives, personnel, books and records, tax returns, work papers and other documents and information relating to the Company and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to permit any inspection or to disclose any information, that in the reasonable judgment of the Company would
(i) result in the disclosure of any trade secrets of third parties,
(ii) violate any obligation of the Company with respect to confidentiality,
(iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine or (iv) materially interfere with the conduct of the Company's business. The Company hereby represents and warrants that the information, if any, which is subject to the proviso to the immediately preceding sentence is neither material, individually or in the aggregate, to the Company or any other Acquired Corporation, nor necessary in order to make any other information or disclosure provided or made, or to be provided or made, by the Company or any Acquired Corporation to Parent or Merger Sub (in light of the circumstances under which such information or disclosure were or will be made or provided) not false or misleading, and the Company hereby agrees that, to the extent any such information is withheld pursuant to such proviso, the Company will provide as much information with respect to the matters withheld as is permissible consistent with such proviso. All information obtained by Parent and its representatives pursuant to this Section 4.6 shall be treated as "Confidential Information" for purposes of the Confidentiality Agreement.

    4.7 NOTIFICATION OF CERTAIN MATTERS. During the Pre-Closing Period, each party hereto shall promptly notify the others in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6, as applicable, impossible or unlikely or that has had a Material Adverse Effect. Without limiting the generality of the foregoing, each party shall promptly advise the other parties in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to it or any of its Subsidiaries. The Company shall promptly notify Parent if, during the Pre-Closing Period, it becomes aware of any officer or group of employees of the Acquired Corporations intending to terminate his, her or their employment with such Acquired Corporation. No notification given pursuant to this Section 4.7 shall limit or otherwise affect any of the representations, warranties, covenants or obligations contained in this Agreement.

    4.8 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the Company shall not be required to consult with the Parent prior to making any such filing if doing so would cause the Company to be in violation of its reporting requirements under applicable law.

    4.9 STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

        (A) Except as is otherwise agreed to in writing by the Company, Parent and the holder of a Company Option, the Company shall take all action necessary to ensure that each Company Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled immediately prior to the Effective Time and shall thereafter represent the right to receive, at the Effective Time from the Company (or as soon as practicable thereafter from the Surviving Corporation) in consideration for such cancellation, an amount in cash (less all applicable withholding taxes) equal to the product of (A) the total number of Shares (whether or not then vested or exercisable) previously subject to such Company Option, MULTIPLIED BY (B) the amount by which the Merger Consideration exceeds the exercise price per share of Shares previously subject to such Company Option. Promptly following the execution of this Agreement, the Company shall mail to each person who is a holder of outstanding Company Options (regardless of whether such Company Options are vested or exercisable at the time) a letter describing the treatment of and payment for such Company Options pursuant to this Section 4.9(a) and providing instructions for use in obtaining payment for such Company Options.

        (B) As of the Effective Time, the ESPP shall be terminated. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 4.9(b)). Except as contemplated in this Section 4.9(b), the Company shall not commence any new offering period or grant or change any rights under the ESPP other than the offering period currently underway.

    4.10 OTHER EMPLOYEE BENEFITS.

        (A) For a period of two years following the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements for employees of the Surviving Corporation (to the extent that such plans and arrangements have heretofore been disclosed to Parent) which, taken as a whole, provide a level of benefits which is equal to or greater than the level of the benefits, taken as a whole, provided by the Company's Plans prior to the date of this Agreement.

        (B) Parent shall ensure that employees of the Company as of the Effective Time receive credit (for all purposes including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company or the Company's subsidiaries (to the same extent such service credit was granted under the Company's Plans) under the comparable employee benefit plans, programs and policies of Parent and the Surviving Corporation in which such employees became participants.

        (C) Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to employees of the Company, to the extent set forth in
    Section 2.13(a) of the Company Disclosure Schedule.

    4.11 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

        (A) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement now or hereafter in effect between the Company and any Indemnified Party (as defined in Section 4.11(e)), (ii) any indemnification provision related to the indemnification of any officer or director of an Acquired Corporation under any Contract (to the extent that such Contract(s) have heretofore been disclosed to Parent), and (iii) any indemnification provision and any exculpation provision set forth in the Company's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and, during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Party.

        (B) From the Effective Time through the sixth anniversary thereof, Parent shall maintain in effect, for the benefit of the Indemnified Parties, the current level and scope of directors' and officers' liability insurance coverage as set forth in the Company's current directors' and officers' liability insurance policy in effect as of the date of this Agreement (a copy of which has been delivered to Parent); PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.

        (C) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 4.11.

        (D) This Section 4.11 shall survive consummation of the Merger and the Effective Time. This Section 4.11 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

        (E) For purposes of this Agreement, each Person who is or was an officer or director of the Company at, or at any time prior to, the Effective Time shall be deemed to be an "INDEMNIFIED PARTY."

    4.12 ASSUMPTION OF TRUST PREFERRED LIABILITIES. As of the Effective Time, the Surviving Corporation shall assume, and the Surviving Corporation agrees to perform, fulfill and discharge, all of the accrued and/or outstanding liabilities and obligations of the Company, including, without limitation, the satisfaction of all liabilities under the terms of the Amended and Restated Trust Agreement relating to American Coin Merchandising Trust I by and among the Company, Wilmington Trust Company, the Administrative Trustees named therein and the holders, from time to time, of the trust securities (the

"TRUST") and all amounts owed pursuant to the terms of the Trust to the holders of the Ascending Rate Cumulative Trust Preferred Securities issued by the Trust.

    4.13 SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to the Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated
January 12, 1999, issued by the SEC regarding such matters.

    4.14 RESIGNATION OF DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each director of the Company, except as set forth in Schedule 4.14 hereto.

    4.15 CHANGE IN FINANCING. Parent shall as promptly as practicable, but in any event within five business days, notify the Company in writing if it receives written notice from a provider of Committed Financing that any part of the Committed Financing previously committed or provided (without regard to any contingencies or conditions thereon) by such Person has been, or may become, unavailable, withdrawn, revoked or reduced for any reason. Upon the occurrence of any such event, Parent shall have until the earlier of (A) sixty (60) days from the date of the delivery of such notice to Parent and (B) March 28, 2002 to secure alternative financing in an amount equal to the amount of Committed Financing so withdrawn, revoked, reduced or made unavailable ("ALTERNATIVE FINANCING") and to provide to the Company written evidence thereof (which shall be in a form reasonably acceptable to the Company (it being understood that written evidence that Parent has secured Alternative Financing pursuant to clauses (i) or (ii) of the following sentence shall be deemed reasonably acceptable to the Company)). Parent shall be entitled to secure Alternative Financing from (i) additional equity of the Parent or any of Parent's Affiliates, (ii) alternative debt financing subject to conditions substantially similar to, and no broader than, the conditions contained in the commitment letters referenced in Schedule 3.6, (iii) any other source reasonably acceptable to the Company or (iv) any combination of the foregoing.

    4.16 DELIVERY OF FAIRNESS OPINION. As promptly as practicable following the date of this Agreement, the Company shall cause Batchelder to deliver to Parent a copy of the written opinion of Batchelder (a form of which has been previously delivered to Parent) to the effect that the Merger Consideration is fair, from a financial point of view, to the Stockholders.

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND ACQUISITION SUB TO EFFECT THE MERGER

    The obligation of Parent and Acquisition Sub to effect the Merger and purchase the Shares shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

    5.1 ACCURACY OF REPRESENTATIONS.

        (A) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); PROVIDED, HOWEVER, that for purposes of this Section 5.1(a), representations and warranties made as of a specific date shall have been accurate in all material respects as of such date.

        (B) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; PROVIDED, HOWEVER, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded and (iii) representations and warranties made as of a specific date shall have been accurate in all material respects as of such date only.

    5.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    5.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved by the Required Stockholder Vote, and the holders of not more than 7.5% of the Shares shall have properly demanded appraisal of such Shares pursuant to Section 262 of the DGCL.

    5.4 CONSENTS. The Company shall have obtained all material Consents required to be obtained by the Company in connection with the Merger as set forth on
Schedule 5.4.

    5.5 COMPLIANCE CERTIFICATE. Parent shall have received a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2 and 5.4 have been duly satisfied.

    5.6 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall have been no change with respect to the Company and no events have occurred since the date of this Agreement, that has had a Material Adverse Effect with respect to the Company.

    5.7 HSR ACT. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    5.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    5.9 NO GOVERNMENTAL LITIGATION. There shall not be pending any Legal Proceeding in which a Governmental Entity has become a party that seeks to restrain or prohibit the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this provision, Parent shall use its reasonable efforts to have such Legal Proceeding terminated and/or any injunction or restraint lifted.

    5.10 NO OTHER LITIGATION. There shall not be pending any other Legal Proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this provision, Parent shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

SECTION 6. CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER

    The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Closing:

    6.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the Required Stockholder Vote.

    6.2 NO INJUNCTIONS; LAWS. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing, and no law shall have been enacted since the date of this Agreement and shall remain in effect, that prohibits the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this provision, the Company shall use its reasonable efforts to have any such injunction lifted.

    6.3 ACCURACY OF REPRESENTATIONS.

        (A) The representations and warranties of Parent and Acquisition Sub contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); PROVIDED, HOWEVER, that for purposes of this Section 6.3(a), representations and warranties made as of a specific date shall have been accurate in all material respects as of such date.

        (B) The representations and warranties of the Parent and Acquisition Sub contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on Parent and Acquisition Sub; PROVIDED, HOWEVER, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and
    (ii) representations and warranties made as of a specific date shall have been accurate in all material respects as of such date only.

    6.4 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Parent or Acquisition Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects, except where the failure to so perform has not resulted in a Material Adverse Effect with respect to Parent or Acquisition Sub.

    6.5 DOCUMENTS. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that conditions set forth in Sections 6.3 and 6.4 have been duly satisfied.

    6.6 HSR ACT. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.8 NO GOVERNMENTAL LITIGATION. There shall not be pending any Legal Proceeding in which a Governmental Entity has become a party that seeks to restrain or prohibit the consummation of the Merger; PROVIDED, HOWEVER, that prior to invoking this provision, Company shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

    6.9 NO OTHER LITIGATION. There shall not be pending any other Legal Proceeding that challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that prior to invoking this provision, Company shall use its reasonable best efforts to have such Legal Proceeding terminated and/or to have any injunction or restraints lifted.

SECTION 7. TERMINATION

    7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of the Merger by the Stockholders of the Company):

        (A) by mutual written consent of the Boards of Directors of the Company and Parent at any time prior to the Effective Time;

        (B) by Parent or the Company if the Merger shall not have been consummated by March 29, 2002 (provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has resulted in the failure to consummate the Merger on or before March 29,
    2002);

        (C) by Parent or the Company at any time prior to the Effective Time if there shall be enacted after the date hereof any law that makes consummation of the Merger illegal, or any court of competent jurisdiction shall have issued a final and non-appealable permanent injunction prohibiting the Merger;

        (D) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company, and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy or breach until March 28, 2002;

        (E) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.3 would not be satisfied or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.4 would not be satisfied; PROVIDED, HOWEVER, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant (other than the covenants contained in Section 4.15) by Parent is curable by Parent, and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(e) on account of such inaccuracy or breach until March 28, 2002; PROVIDED, FURTHER, that with respect to the covenants contained in Section 4.15, the Company shall have the right to terminate this Agreement under this Section 7.1(e) if Parent shall have failed to secure Alternative Financing and to meet the other conditions required to be met thereunder within the cure time periods set forth therein;

        (F) by the Company if (i) the Stockholders Meeting shall have been held and (ii) this Agreement and the Merger shall not have been approved at such meeting by the Required Stockholder Vote;

        (G) by Parent if (i) the Stockholders Meeting shall have been held, and
    (ii) either (x) this Agreement and the Merger shall not have been approved at such meeting by the Required Stockholder Vote, or (y) holders of greater than 7.5% of the Shares shall have properly demanded appraisal of such Shares pursuant to Section 262 of the DGCL; or

        (H) by the Company or Parent if the Company's Board of Directors, in the exercise of its fiduciary duties, withdraws, amends or modifies its recommendation of the Merger in accordance with Section 4.3(c) or otherwise or accepts or recommends an alternative Acquisition Proposal in accordance with Section 4.2(a) or Section 4.2(c) or otherwise.

    7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 7.2, Section 7.3 and Section 8 and the terms and conditions set forth in the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement which results in such termination or any obligations under the Confidentiality Agreement; PROVIDED, HOWEVER, that, except for fees payable by the Company pursuant to Section 7.3(b), if any, the aggregate liability of the Acquired Corporations for all breaches of any and all representations, warranties or covenants contained in this Agreement (including, without limitation, damages related to the termination of this Agreement due to any such breach) shall be limited to an obligation to reimburse Parent in an amount equal to its and Acquisition Sub's actual and reasonable, documented, third party, out of pocket fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent or Acquisition Sub in connection with the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated by this Agreement, provided that in no event shall the amount of such reimbursement exceed $1,250,000 (the "REIMBURSEMENT FEE").

    7.3 TERMINATION FEE.

        (A) If this Agreement is terminated pursuant to Section 7.1(f),
    Section 7.1(g) or Section 7.1(h) and, in any such case, neither Parent nor Acquisition Sub shall have materially breached this Agreement, then, within five business days after the termination of this Agreement, the Company shall pay to Parent the Reimbursement Fee; PROVIDED, HOWEVER, that in no event shall Parent or Acquisition Sub be entitled to receive payment of the Reimbursement Fee under both Section 7.2 and Section 7.3(a).

        (B) If (i) this Agreement is terminated pursuant to Section 7.1(d),
    Section 7.1(f), Section 7.1(g) or Section 7.1(h), (ii) the Company shall have received a Superior Proposal prior to such termination and
    (iii) within nine months of such termination the Company consummates an Acquisition Transaction with a party other than Parent, Acquisition Sub or an affiliate of Parent or Acquisition Sub, then, within five business days after the consummation of such Acquisition Transaction, the Company shall pay to Parent a fee in the amount of $1,150,000. The Company's obligation to pay the fee set forth in this Section 7.3(b), if applicable, shall be in addition to, and not exclusive of, any obligation the Company may have to pay the amounts set forth in Section 7.2 or Section 7.3(a).

SECTION 8. MISCELLANEOUS PROVISIONS

    8.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time prior to the Effective Time (whether before or after the approval of this Agreement and the Merger by the Company's stockholders); PROVIDED, HOWEVER, that after any approval of the Merger by the Company's Stockholders, no amendment shall be made which by law requires further approval of the Stockholders of the Company without the further approval of such Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER.

        (A) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (B) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

    8.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

    8.5 APPLICABLE LAW; JURISDICTION. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Colorado.

    8.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    8.7 PAYMENT OF EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated, except that Company shall pay all filing fees required to be paid under the HSR Act.

    8.8 BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect. Except as set forth in
Section 4.11 with respect to the Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

    8.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (x) when delivered by hand or (y) two (2) business days after being sent by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    IF TO PARENT OR ACQUISITION SUB:

       c/o Wellspring Capital Management LLC
       620 Fifth Avenue, Suite 216
       New York, NY 10020-1579
       Facsimile: (212) 332-7575
       Attention: William F. Dawson, Jr.

    WITH A COPY TO:

       Morrison Cohen Singer & Weinstein, LLP
       750 Lexington Ave.
       New York, New York 10022
       Facsimile: (212) 735-8708
       Attention: David A. Scherl, Esq.

    IF TO THE COMPANY:

       American Coin Merchandising, Inc.
       5660 Central Avenue
       Boulder, Colorado 80301
       Facsimile: (303) 247-0480
       Attention: Chief Executive Officer

    WITH A COPY TO:

       Cooley Godward LLP
       380 Interlocken Crescent, Suite 900
       Broomfield, Colorado 80021-8023
       Facsimile: (720) 566-4099
       Attention: James H. Carroll, Esq.

    8.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any judicial determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

    8.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereby agree that in the event of any breach or threatened breach of any covenant, obligation or other provision set forth in this Agreement for the benefit of the other party, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    8.12 OBLIGATION OF PARENT. Parent shall ensure that each of Acquisition Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities. No stockholder of Parent shall be liable for any obligation of Parent or Acquisition Sub hereunder.

    8.13 CONSTRUCTION.

        (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

    The Company, Parent and Acquisition Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above.

                                                       CRANE MERGERCO HOLDINGS, INC.
                                                       a Delaware corporation

                                                       By:  /s/ WILLIAM F. DAWSON, JR.
                                                            -----------------------------------------
                                                            Name: William F. Dawson, Jr.
                                                            Title: President

                                                       CRANE MERGERCO INC.
                                                       a Delaware corporation

                                                       By:  /s/ WILLIAM F. DAWSON, JR.
                                                            -----------------------------------------
                                                            Name: William F. Dawson, Jr.
                                                            Title: President

                                                       AMERICAN COIN MERCHANDISING, INC.
                                                       a Delaware corporation

                                                       By:  /s/ RANDALL J. FAGUNDO
                                                            -----------------------------------------
                                                            Name: Randall J. Fagundo
                                                            Title: President and Chief Executive
                                                            Officer

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any material asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any material right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations,

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

    ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

        (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 50% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 50% of the outstanding securities of any class of voting securities of the Company;

        (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of the Company; or

        (C) any liquidation or dissolution of the Company.

    AFFILIATE. A Person shall be deemed to be an "Affiliate" of another Person if such Person controls, is controlled by or is under common control with such other Person.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A, as such Agreement and Plan of Merger (including this Exhibit A) may be amended from time to time.

    CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    COMPANY STOCK OPTION PLANS. "Company Stock Option Plans" shall mean the Company's (a) Amended and Restated Stock Option Plan and (b) 1995 Non-Employee Director Stock Option Plan.

    CONTRACT. "Contract" shall mean any binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment, undertaking or agreement of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal,

                                     A-A-1
preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

    ESPP.  "ESPP" shall mean the Company's Employee Stock Purchase Plan.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GAAP. "GAAP" shall mean United States generally accepted accounting principles, as in effect as of the relevant date.

    GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization granted, given or otherwise made available by or under the authority of any Governmental Entity.

    GOVERNMENTAL ENTITY. "Governmental Entity" shall mean any federal, state, local municipal or other governmental department, commission, board, bureau, authority, court, agency or instrumentality, domestic or foreign.

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    KNOWLEDGE. "knowledge" and similar words and phrases such as "to the best of [person's] knowledge," shall mean, with respect to such person or entity, the actual knowledge of such person after due inquiry or, with respect to an entity, the actual knowledge of the executive officers and directors of such entity after due inquiry.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel,

    LEGAL REQUIREMENT. "Legal Requirement" shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the Nasdaq Small Cap Market) that is applicable to such Person.

    MATERIAL ADVERSE EFFECT. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, change, failure, inaccuracy, circumstance or other matter has had, or could reasonably be expected to have, a material adverse effect on (i) the business, operations or financial condition of the Company or (ii) the ability of the Company to consummate the Merger or any other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; PROVIDED, HOWEVER, that: (A) any adverse effect that results from the taking of any action permitted or required by the Agreement or from the announcement or pendency of the Merger or any of the other transactions contemplated by the Agreement shall be disregarded in determining whether there has been or would be a "Material Adverse Effect" on the Company; and (B) a decline in the Company's stock price or trading volume shall not, in and of itself, constitute a "Material Adverse Effect" on the Company and

                                     A-A-2
shall be disregarded in determining whether there has been or would be a "Material Adverse Effect" on the Company. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter has a material adverse effect on (i) the business, operations or financial condition of Parent and its subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Merger or any other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

    PERSON.  "Person" shall mean any individual or Entity.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, or (b) right to use or exploit any of the foregoing.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SHARES. "Shares" shall mean shares of common stock, $.01 par value per share, of the Company.

    SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity interests of such Entity.

    SUPERIOR PROPOSAL. "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Company Common Stock or all or substantially all of the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the Merger; PROVIDED, HOWEVER, that the Board of Directors shall be required to take into consideration the likelihood that the financing required to consummate the transaction contemplated by such proposal will be obtained by such third party on a timely basis in determining whether such proposal constitutes a "Superior Proposal". An Acquisition Proposal shall not be precluded from constituting a "Superior Proposal" solely as a result of such Acquisition Proposal being conditioned upon the completion of due diligence.

    TAX. "Tax" shall mean any tax (including income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Entity.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                     A-A-3

                                    ANNEX B

                               September 9, 2001

The Board of Directors
American Coin Merchandising, Inc.
5660 Central Avenue
Boulder, CO 80301

Gentlemen:

    You have asked us to advise you with respect to the fairness from a financial point of view, as of the date hereof, of the Consideration (as herein defined) to be paid by Crane Mergerco Holdings, Inc. (the "Acquiror") to the common shareholders ("Shareholders") of American Coin Merchandising, Inc. (the "Company"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 9, 2001, among the Acquiror, Crane Mergerco, Inc. and the Company. The Merger Agreement provides for, among other things, the acquisition by the Acquiror of all of the outstanding shares of common stock, $0.01 par value per share (the "Shares"), of the Company in exchange for $8.50 per Share in cash (the "Consideration"), subject to certain terms and conditions more fully described in the Merger Agreement (the "Merger"). We are acting as non-exclusive financial advisor to the Company's Board of Directors in connection with the Merger (although in so acting, we are not entering into an agency or other fiduciary relationship with the Company, its Board or shareholders or any other person) and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Except as otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Merger Agreement.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available information and internal financial and other data with respect to the Company, including the financial statements for the recent years (the last audited Company financial statements provided to Batchelder & Partners, Inc. were as of December 31, 2000 and the last unaudited financial statements were as of June 30, 2001) and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Merger Agreement dated September 9, 2001;
(iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Shares; (iv) reviewed and discussed with the Company's management the background, history and terms of the transaction; (v) compared the Company from a financial point of view with certain other companies that we deemed to be relevant; (vi) considered the publicly available financial terms, as they relate to the Company, of selected recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Merger; (vii) discussed with the Company's management the prospects for, and business challenges facing, the Company absent the Merger; (viii) reviewed and discussed with representatives of the Company's management certain information of a business and financial nature regarding the Company furnished to us by them, including management's financial forecasts and related assumptions of the Company and any benefits expected to result from the Merger; (ix) made inquiries regarding, and discussed, the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations and considered such other information as we deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to us by representatives of the Company's management, (i) management has advised us that the forecasts provided to us accurately reflect the good faith judgment of management; and (ii) upon their advice and with the Board of Directors' consent we have assumed for purposes of our opinion that (a) the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management at the time and through the date hereof as to the future financial performance of the Company, and (b) that such projections provide a reasonable basis upon which we can form our opinion. In rendering our opinion, we express no view as to the reasonableness of the forecasts provided to us by the Company's management or the assumptions on which such forecasts are based. The management of the Company has advised us and we have assumed that they are not aware of any facts or circumstances that would make the information reviewed by us inaccurate or misleading. We have relied on advice of the Company's counsel and the independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934,as amended, and all other applicable federal and state statutes, rules and regulations including any applicable foreign laws. In addition, we have not been requested to make, and have not assumed responsibility for making, an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. At the instruction of the Company's Board of Directors, we approached third parties to solicit indications of interest in acquiring the Company as well as other possible strategic alternatives, and we had discussions with a number of interested parties approved by the Board who were expected to be the most likely to participate in an acquisition of the Company. Finally, our opinion is based on economic, monetary, currency exchange, financial markets and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we do not assume any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Consideration to be received by the Shareholders pursuant to the Merger Agreement is fair to such holders from a financial point of view.

    This opinion is directed to the Board of Directors for use in connection with its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or otherwise. Further, this opinion addresses only the financial fairness of the Consideration to be received by the Shareholders as of the date hereof, and it does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or the Company's underlying business decision to proceed with or effect the Merger, including the benefits to be obtained from ongoing independent operations. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

                                          Respectfully,
                                          /s/ Batchelder & Partners, Inc.
                                          Batchelder & Partners, Inc.

                                    ANNEX C
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    SECTION 262. APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
    Section 258, Section 263 or Section 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to
       Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
       (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
    (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
    (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        AMERICAN COIN MERCHANDISING, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON [DAY], [DATE], 200[_]


                              Please detach here


AMERICAN COIN MERCHANDISING, INC.
5660 CENTRAL AVENUE
BOULDER, CO 80301                                                        PROXY


    The undersigned hereby appoints Randall J. Fagundo and W. John Cash and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of American Coin Merchandising, Inc. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of American Coin Merchandising, Inc. to be held on [DAY], [DATE], 200[_], at 10:00 a.m., local time, at the principal offices of American Coin located at 5660 Central Avenue, Boulder, Colorado 80301, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              Please detach here

1. To adopt and approve the Agreement and Plan of Merger, dated as of September 9, 2001, by and among Crane Mergerco Holdings, Inc., Crane Mergerco Inc. and American Coin Merchandising, Inc. pursuant to which Crane Mergerco Inc. will be merged with and into American Coin Merchandising, Inc., with American Coin Merchandising, Inc. as the surviving corporation.

    [  ] FOR      [  ] AGAINST      [  ] ABSTAIN


THIS PROXY WILL BE CONSIDERED A VOTE FOR PROPOSAL NUMBER 1, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

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